As Filed With the Securities and Exchange Commission On April 13, 2005

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	6720	23-2195389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Penn Square

Lancaster, Pennsylvania 17602

717-291-2411

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Rufus A. Fulton, Jr.

Chairman and Chief Executive Officer

One Penn Square

Lancaster, Pennsylvania 17602

717-291-2411

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Paul G. Mattaini, Esquire	Peter D. Hutcheon, Esquire
Kimberly J. Decker, Esquire	Douglas R. Brown, Esquire
Barley Snyder LLC	Norris, McLaughlin & Marcus, P.A.
126 East King Street	721 Route 202-206
Lancaster, Pennsylvania 17604-2893	Bridgewater, NJ 08807
Telephone: (717) 291-5201	Telephone: (908) 722-0700

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee (4)
Common Stock, par value $2.50 per share (and associated stock purchase rights)(3)	3,413,340	$20.50	$73,509,249	$1,557

(1)	Based on the maximum number of shares of the Registrant’s common stock that may be issued in connection with the proposed merger of SVB Financial Services, Inc. with and into the Registrant. In accordance with Rule 416, this Registration Statement shall also register any additional shares of the Registrant’s common stock which may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the agreement relating to the merger.

(2)	Estimated solely for purposes of calculating the registration fee. Computed in accordance with Rule 457(f)(1), on the basis of the average of the high and low prices reported by NASDAQ for the common stock of SVB Financial Services, Inc. on April 8, 2005 of $20.50 and based on 4,115,554 shares of SVB Financial Services, Inc. common stock to be exchanged in the merger and unexercised options to purchase 366,717 shares of SVB Financial Services, Inc. common stock.

(3)	Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.

(4)	Pursuant to Rule 457(p), we are offsetting the filing fee with (1) $1,311 of filing fees which are associated with $4,967,712 of securities which remain unsold and were registered on Registration Statement No. 333-37718, filed by the Registrant on May 24, 2000; (2) $1,039 of filing fees which are associated with $4,156,267 of securities which remain unsold and were registered on Registration Statement No. 333-57616, filed by the Registrant on March 26, 2001; (3) $725 of filing fees which are associated with $8,964,183 of securities which remain unsold and were registered on Registration Statement No. 333-104268, filed by the Registrant on April 2, 2003; (4) $1,550 of filing fees which are associated with $19,163,261 of securities which remain unsold and were registered on Registration Statement No. 333-111148, filed by the Registrant on December 12, 2003 and (5) $2,471 of filing fees which are associated with $19,504,244 of securities which remain unsold and were registered on Registration Statement No. 333-119164, filed by the Registrant on September 21, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The date of this document is                     , 2005. This document was first sent to shareholders on or about [Mail Date].

Proxy Statement/ Prospectus

SVB FINANCIAL SERVICES, INC.

PROXY STATEMENT

FOR SPECIAL MEETING OF SHAREHOLDERS

JUNE 9, 2005

Nasdaq National Market Symbol: SVBF

FULTON FINANCIAL CORPORATION

PROSPECTUS FOR

3,413,340 SHARES OF FULTON FINANCIAL COMMON STOCK

Nasdaq National Market Symbol: FULT

This document constitutes a proxy statement of SVB Financial Services, Inc. in connection with the solicitation of proxies by the board of directors of SVB Financial for use at the special meeting of shareholders to be held at Raritan Valley Country Club, Route 28, Somerville, New Jersey 08876, on Thursday, June 9, 2005, at 2:00 p.m., local time. At the special meeting, SVB Financial shareholders will be asked to consider and vote on the following proposals:

1. To approve and adopt the Agreement and Plan of Merger, dated January 11, 2005, between SVB Financial Services, Inc. and Fulton Financial Corporation which provides, among other things, for the merger of SVB Financial with and into Fulton and the conversion of each share of common stock of SVB Financial outstanding immediately prior to the merger into either: (i) .9519 shares (subject to adjustment) of Fulton common stock; or (ii) $21.00 in cash, with shareholders being permitted to elect to receive all stock, all cash, or a combination of stock and cash combinations in one of the two following: 80% stock/20% cash or 60% stock/40% cash (subject to proration);

2. To adjourn the special meeting if necessary to allow SVB Financial time to solicit more votes in favor of the merger agreement; and

3. To transact such other business as may properly be brought before the special meeting.

This document also constitutes a prospectus of Fulton filed as part of a registration statement filed with the Securities and Exchange Commission relating to up to 3,413,340 shares of Fulton common stock being registered for this transaction. On                     , the closing price of Fulton’s common stock was $                    , making the value of .9519 shares of Fulton common stock equal to $                     on that date. The closing price of SVB Financial’s common stock on that date was $                    . These prices will fluctuate between now and the closing of the merger, but the exchange ratio in the merger and the cash consideration will remain fixed despite these fluctuations. This document does not cover any resale of the Fulton stock being registered for this transaction by any shareholders deemed to be affiliates of Fulton or SVB Financial. SVB Financial and Fulton have not authorized any person to make use of this document in connection with any such resale.

SVB Financial and Fulton provided all information related to their respective companies.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any governmental agency.

All investors should review the Risk Factors beginning on page 15.

You should rely only on the information contained in this document or to which this document has referred you. SVB Financial and Fulton have not authorized anyone to provide you with information that is different. You should not assume that the information in this document is accurate as of any date other than the date on the front of the document.

This document may incorporate important business and financial information about Fulton and SVB Financial that is not included in or delivered with the document. This information is available without charge to security holders upon written or oral request to the following persons at either SVB Financial or Fulton:

George R. Barr, Jr., Secretary	Elizabeth J. Balunis, Secretary
Fulton Financial Corporation	SVB Financial Services, Inc.
One Penn Square	70 East Main Street
Lancaster, PA 17602	Somerville, NJ 08876
717-291-2411	908-541-9500

To obtain timely delivery of requested documents, you must request the information no later than June 1, 2005.

i

EXHIBITS

A	Agreement and Plan of Merger, dated January 11, 2005, as amended	A-1
B	Warrant Agreement and Warrant, dated January 12, 2005	B-1
C	Opinion of Financial Advisor	C-1
D	Form of Election Form/Letter of Transmittal	D-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:	What will I be voting on at the shareholders’ meeting?

A: You will be voting on a merger transaction in which Fulton will acquire SVB Financial.

Q2:	What will happen in the merger?

A: In the merger, SVB will merge with Fulton, and Somerset Bank will become a wholly owned subsidiary of Fulton. You will receive either cash or Fulton common stock or a combination of both. See answer to Q8.

Q3:	When and where will the special shareholders’ meeting be held?

A: The special shareholders’ meeting is scheduled to take place at Raritan Valley Country Club, Route 28, Somerville, New Jersey 08876 on June 9, 2005 at 2:00 p.m.

Q4:	What do I need to do now?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the special meeting to be held on June 9, 2005.

Q5:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Maybe. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker. Without instructions, your shares will not be voted on the merger agreement.

Q6:	If my shares are held in an IRA, who votes those shares?

A. You vote shares held by you in an IRA as though you held those shares directly.

Q7:	Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card with a later date. Third, you may vote in person at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q8:	What will SVB Financial shareholders receive as a result of the merger?

A: As described in the following “Summary” and elsewhere in this document, if you are an SVB Financial shareholder, in exchange for your shares of SVB Financial common stock, you will be entitled to elect to receive merger consideration in the form of cash, shares of Fulton common stock, or a combination of cash and Fulton common stock. The actual form of merger consideration you receive will depend on your election and, in some circumstances, on the election made by other SVB Financial shareholders.

Q9:	How do SVB Financial shareholders elect the form of merger consideration they wish to receive?

A: An election form/letter of transmittal accompanies this document. You should complete the election form/letter of transmittal according to the instructions printed on the form. The form, together with the stock certificates representing your shares of SVB Financial common stock, should be sent to the exchange agent, Fulton Financial Advisors, N.A., before the election deadline, which is June     , 2005.

Q10:	What if I do not complete and return the election form before the election deadline?

A: If you do not submit a properly completed election form prior to the election deadline, and proration is necessary, you will receive cash consideration or Fulton stock consideration in exchange for your shares of SVB Financial common stock depending on whether the aggregate cash or stock elections made by shareholders exceeded the relevant limit. If proration is not necessary, you will receive Fulton common stock consideration in exchange for your shares of SVB Financial common stock. After the election deadline, you will be sent a letter of transmittal with instructions on how to exchange your SVB Financial common stock certificates for the merger consideration.

Q11:	Should I send in my stock certificates now?

A: You may send your SVB stock certificates to the exchange agent with the enclosed election form/letter of transmittal at any time. However, in order to make a valid election of the consideration you want to receive, you must return your certificates and the form to the exchange agent no later than June     , 2005.

Q12:	When do you expect to merge?

A: Fulton and SVB Financial expect to complete the merger during the third quarter of 2005. In addition to the approval of SVB Financial shareholders, Fulton must also obtain regulatory approvals. Fulton and SVB Financial expect to receive all necessary approvals no later than June 30, 2005.

Q13:	Who should I contact with questions or to obtain additional copies of this document?

A: You should call either:

Elizabeth J. Balunis, Secretary	George R. Barr, Jr., Secretary
SVB Financial Services, Inc.	Fulton Financial Corporation
70 East Main Street	One Penn Square
Somerville, NJ 08876	Lancaster, PA 17602
908-541-9500	717-291-2411

SUMMARY

This summary highlights selected information from this document. Because this is a summary, it does not contain all of the information that is important to you. To understand the merger fully, you should carefully read this entire document and the attached exhibits. See “Where You Can Find More Information” on page 53 for reference to additional information available to you regarding Fulton and SVB Financial.

Agreement to Merge (See page 20)

Fulton and SVB Financial entered into a merger agreement on January 11, 2005. The merger agreement provides that each share of SVB Financial common stock outstanding on the effective date of the merger will be exchanged for either: (i) ..9519 shares (subject to adjustment) of Fulton common stock; or (ii) $21.00 cash, with a shareholder being permitted to elect all stock, all cash or one of two combinations of stock and cash (80% stock/20% cash or 60% stock/40% cash), and that SVB Financial will merge with Fulton. Shareholder consideration elections are subject to proration, as described below. A copy of the merger agreement is attached to this document as Exhibit A and is incorporated herein by reference.

SVB Financial Shareholders May Elect Their Form Of Consideration (See page 29)

This document is accompanied by an election form on which each shareholder may indicate their election regarding the form of merger consideration they wish to receive. Election forms must be returned to Fulton Financial Advisors, N.A., Fulton’s transfer agent, no later than June        , 2005. Any shareholder who has not returned an election form by the indicated deadline will have all of his or her SVB Financial shares converted into Fulton stock or cash in the merger, depending on whether pro-ration is necessary and whether it is the cash consideration or the stock consideration that must be prorated. If pro-ration is not necessary, any shareholder who has not returned an election form by the indicated deadline will have all of his or her SVB Financial shares converted into Fulton stock in the merger.

Shareholder Elections May Be Subject To Proration (See page 29)

Although the merger agreement permits each SVB Financial shareholder to elect the form of consideration he or she wants to receive in exchange for his or her shares of SVB Financial common stock, all shareholder elections are subject to proration if the total number of shares for which cash is elected is less than 20% or more than 40% of the total number of shares outstanding. If that occurs, each shareholder’s election will be modified, on the same percentage basis, so that the total number of shares receiving cash consideration is equal to 20% (if too few share elections were received for cash), or 40% (if too many share elections were received for cash), as the case may be, of the total number of shares outstanding. If the total number of shares for which shareholders elect to receive cash is equal to or within the range of 20%-40% of total shares of SVB Financial outstanding, then all shareholders will receive the consideration that they elect. With respect to options, option holders may elect to receive Fulton options or cash equal to the difference between the exercise price and $21.00 for their option shares provided that at least 20% of all SVB Financial options must be converted to cash. In the absence of an election by the holder, SVB options shall be converted to Fulton stock options. However, if holders of options elect to convert fewer than 20% of SVB Financial options into cash, such elections will be subject to proration as agreed by Fulton and SVB Financial.

SVB Financial Consideration (See page 29)

If the merger is completed, you will receive in exchange for each share of SVB Financial common stock you own, at your election, and subject to proration as explained above, either: (i) .9519 shares of Fulton common stock (subject to adjustment); or (ii) $21.00 in cash. A shareholder may elect to receive all cash, all stock or a combination of cash and stock in one of the following two combinations: 80% stock/20% cash or 60% stock/40% cash. Fulton will not issue any fractional shares, and therefore, you will receive a cash payment for any fractional shares based on the closing market price of Fulton’s common stock, which is calculated as the average of the per share closing bid and asked prices for Fulton common stock, calculated to two decimal places, for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days before the effective date of the merger. On                     , the closing price of Fulton common stock was $                , making the value of .9519 shares of Fulton common stock equal to $                 on that date. The closing price of SVB Financial’s common stock on that date was $                . Because the market price of Fulton stock fluctuates, you will not know when you vote at the special meeting what Fulton shares will be worth when issued in the merger. The market prices of both Fulton and SVB Financial common stock will fluctuate prior to the merger, but the exchange ratio in the merger will remain fixed despite these fluctuations. The cash consideration of $21.00 per share will also remain fixed. You should obtain current market quotations for Fulton common stock and SVB Financial common stock.

Comparative Per Share Data

Fulton and SVB Financial have summarized below the per share information for each company on an historical, pro forma combined and equivalent basis. You should read this information in conjunction with the historical financial statements and the related notes contained in the annual and quarterly reports and other documents Fulton and SVB Financial have filed with the SEC or that are attached to this document. See “Where You Can Find More Information” on page 53. The Fulton pro forma information gives effect to the merger, assuming that .9519 shares of Fulton common stock are issued for 60% of the outstanding shares of SVB Financial common stock.

Selected Historical and Pro Forma

Combined Per Share Data (A)

As of or for the Year Ended December 31, 2004
Fulton
Historical Per Common Share:
Average Shares Outstanding (Basic)	119,435,000
Average Shares Outstanding (Diluted)	120,641,000
Book Value	$9.88
Cash Dividends	$0.647
Net Income (Basic)	$1.28
Net Income (Diluted)	$1.27

Fulton, SVB Financial Combined

Pro Forma Per Common Share:

Average Shares Outstanding (Basic)	121,750,402
Average Shares Outstanding (Diluted)	123,018,085
Book Value	$10.13
Cash Dividends	$0.647
Net Income (Basic)	$1.26
Net Income (Diluted)	$1.25

(A)	The above pro forma per share equivalent information is based on average shares outstanding during the periods except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods. The equivalent pro forma per common share information is derived by applying the exchange ratio of ..9519 shares of Fulton common stock, $2.50 par value per share, for each share of SVB Financial common stock, $2.09 par value per share, to the Fulton, SVB Financial, combined pro forma per common share information. The combined pro forma financial information assumes that 40% of SVB’s shares elect to receive cash consideration of $21.00 in exchange for each share of SVB Financial common stock. It is assumed that the funding for this cash portion of the consideration is obtained at a rate of 5.35%. The pro forma numbers do not reflect operating cost reductions or revenue enhancements which are expected to be realized after the acquisition.

Selected Historical and Pro Forma

Per Share Equivalent Data (A)

As of or for the Year Ended December 31, 2004
SVB Financial
Historical Per Common Share:
Average Shares Outstanding (Basic)	4,054,000
Average Shares Outstanding (Diluted)	4,162,000
Book Value	$7.23
Cash Dividends	$0.00
Net Income (Basic)	$0.87
Net Income (Diluted)	$0.85

Equivalent Pro Forma Per Common Share:
Book Value	$9.64
Cash Dividends	$0.616
Net Income (Basic)	$1.20
Net Income (Diluted)	$1.19

(A)	The above pro forma per share equivalent information is based on average shares outstanding during the periods except for the book value per share which is based on period end shares outstanding. The number of shares in each case has been adjusted for stock dividends and stock splits by each institution through the periods. The equivalent pro forma per common share information is derived by applying the exchange ratio of ..9519 shares of Fulton common stock, $2.50 par value per share, for each share of SVB Financial common stock, $2.09 par value per share, to the Fulton, SVB Financial, combined pro forma per common share information. The combined pro forma financial information assumes that 40% of SVB’s shares elect to receive cash consideration of $21.00 in exchange for each share of SVB Financial common stock. It is assumed that the funding for this cash portion of the consideration is obtained at a rate of 5.35%. The pro forma numbers do not reflect operating cost reductions or revenue enhancements which are expected to be realized after the acquisition.

Selected Financial Data

The following tables show selected historical consolidated summary financial data for both Fulton and SVB Financial. This information is derived from the consolidated financial statements of Fulton and SVB Financial incorporated by reference in this document. See “Where You Can Find More Information” on page 53.

Fulton Financial Corporation

Selected Historical Financial Data

(In thousands, except per share data)

FOR THE YEAR	2004	2003	2002	2001	2000
Interest income	$493,643	$435,531	$469,288	$518,680	$519,661
Interest expense	135,994	131,094	158,219	227,962	243,874

Net interest income	357,649	304,437	311,069	290,718	275,787

Provision for loan losses	4,717	9,705	11,900	14,585	15,024
Other income	138,864	134,370	114,012	102,057	76,717
Other expenses	273,615	231,559	223,765	218,234	186,209

Income before income taxes	218,181	197,543	189,416	159,956	151,271
Income taxes	65,264	59,363	56,468	46,367	44,437

Net income	$152,917	$138,180	$132,948	$113,589	$106,834

PER SHARE DATA
Net income (basic)	$1.28	$1.23	$1.17	$1.00	$0.95
Net income (diluted)	1.27	1.22	1.17	0.99	0.95
Cash dividends	0.647	0.593	0.531	0.481	0.430

AT YEAR END
Total assets	$11,158,351	$9,767,288	$8,387,778	$7,770,711	$7,364,804
Loans, Net of Unearned Income	7,584,547	6,159,994	5,317,068	5,373,020	5,374,659
Deposits	7,895,524	6,751,783	6,245,528	5,986,804	5,502,703
Long-term debt (1)	684,236	568,730	535,555	456,802	559,503
Shareholders’ equity	1,242,290	946,936	863,742	811,454	731,171

AVERAGE BALANCES
Shareholders’ equity	$1,068,464	$894,469	$838,213	$779,014	$673,971
Total assets	10,343,328	8,802,138	7,900,500	7,520,071	7,019,523

(1)	On March 28, 2005, Fulton issued $100 million aggregate principal amount of 5.35% subordinated notes due April 1, 2015 (Series A).

SVB Financial Services, Inc.

Selected Historical Financial Data

(In thousands, except for per share data)

FOR THE YEAR	2004	2003	2002	2001	2000
Interest income	$21,651	$20,700	$20,848	$19,867	$17,945
Interest expense	6,152	6,262	7,471	9,030	7,972

Net interest income	15,499	14,438	13,377	10,837	9,973
Provision for loan losses	444	502	455	365	375
Other income	2,466	2,018	1,732	1,329	991
Other expenses	12,238	11,641	10,764	9,009	8,182

Income before income taxes	5,283	4,313	3,890	2,792	2,407
Income taxes	1,742	1,429	1,435	1,048	900

Net income	$3,541	$2,884	$2,455	$1,744	$1,507

PER SHARE DATA
Net income (basic)	$0.87	$0.71	$0.62	$0.46	$0.41
Net income (diluted)	0.85	0.70	0.61	0.45	0.39

AT YEAR END
Total assets	$482,958	$431,074	$404,984	$328,305	$241,630
Loans, net of unearned income	299,328	268,529	235,399	207,280	177,251
Deposits	413,616	379,013	364,422	297,474	222,384
Long-term debt	6,702	6,500	6,500	4,000	0
Shareholders’ equity	29,363	25,689	23,178	19,628	17,366

AVERAGE BALANCES
Shareholders’ equity	$27,333	$24,185	$21,241	$18,385	$15,987
Total assets	462,991	420,214	375,815	286,329	226,320

No Federal Income Tax On Shares Received In Merger (See page 39)

SVB Financial shareholders generally will not recognize gain or loss for federal income tax purposes on the shares of Fulton common stock they receive in the merger. Fulton’s attorneys have issued a legal opinion to this effect, which is included as an exhibit to the registration statement filed with the SEC for the shares to be issued in the merger. SVB Financial shareholders will be taxed on cash received in the merger, including cash received instead of any fractional shares. Tax matters are complicated, and tax results may vary among shareholders. Fulton and SVB Financial urge you to contact your own tax advisor to understand fully how the merger will affect you.

Share Information And Market Prices

Fulton common stock trades on the National Market System of the Nasdaq Stock Market under the symbol “FULT”. SVB Financial common stock trades on the National Market System of the Nasdaq Stock Market under the trading symbol “SVBF”. The table below shows the last sale price of Fulton common stock and SVB Financial common stock and the equivalent price per share of SVB Financial common stock based on the exchange ratio on January 11, 2005, the last full trading day before public announcement of the merger agreement and on                             , the most recent practicable date prior to the printing of this document.

	Historical Price Per Share		Pro Forma Equivalent Price Per Share (1)
Fulton Common Stock
Closing Price on January 11, 2005		$22.18		N/A
Closing Price on				N/A

SVB Financial Common Stock
Closing Price on January 11, 2005		$21.52		$21.11
Closing Price on	$	_________	$	_________

(1)	Based upon the product of the conversion ratio (.9519) and the closing price of Fulton common stock.

Merger Consideration Is Fair From A Financial Point Of View According To SVB Financial’s Financial Advisor (See page 23)

Danielson Associates, Inc. has given an opinion to SVB Financial’s board of directors that, as of both January 11, 2005 and April 11, 2005, the merger consideration in the merger is fair from a financial point of view to SVB Financial’s shareholders. The full text of Danielson’s opinion is attached as Exhibit C to this document. Fulton and SVB Financial encourage you to read the opinion carefully. Pursuant to an engagement letter between SVB Financial and Danielson, in exchange for Danielson’s services, Danielson received an initial fee of $10,000 and upon the consummation of the merger, will receive 0.5% of the entire amount of the merger consideration, inclusive of the $10,000 initial fee. SVB Financial will also reimburse Danielson for its reasonable out-of-pocket expenses.

No Dissenters’ Rights Of Appraisal (See page 41)

SVB Financial’s shareholders are not entitled to exercise dissenters’ rights under the provisions of Section 14A:11-1(1)(a)(i)(B) of the New Jersey Business Corporation Act, as amended.

Your Rights As Shareholders Will Change After The Merger (See page 49)

Upon completion of the merger, you will become a shareholder of Fulton. Fulton’s Articles of Incorporation and Bylaws and Pennsylvania law determine the rights of Fulton’s shareholders. The rights of shareholders of Fulton differ in certain respects from the rights of shareholders of SVB Financial. The most significant of these differences include:

The most significant differences are:

•	Fulton has adopted a Shareholder Rights Plan, which provides Fulton’s shareholders with certain stock-related rights in the event of a hostile takeover but may have the effect of discouraging such a takeover, while SVB Financial has not adopted any such plan.

•	Fulton’s Amended and Restated Articles of Incorporation provide that holders of not less than 85% of its then outstanding voting power may remove directors without cause, while SVB Financial’s directors may not be removed without cause.

•	Fulton’s Bylaws may be amended by its Board of Directors or by holders of not less than 85% of its then outstanding voting power, while SVB Financial’s Bylaws may be amended by a majority of its Board of Directors or by the approval of a majority of the votes entitled to be cast by its shareholders.

•	Fulton’s Amended and Restated Articles of Incorporation deny shareholders the right to take action without a shareholder’s meeting, while SVB Financial’s Bylaws permit its shareholders to take action without a shareholder’s meeting if a written consent is signed by all of its holders of outstanding stock entitled to vote at such meeting.

•	Fulton’s Amended and Restated Articles of Incorporation provides that approval of not less than 85% of the then outstanding voting power of its capital stock is required for a business combination between Fulton and an interested shareholder of Fulton unless approved by Fulton’s board, in which case approval of only 2/3 of the then outstanding voting power is required, while the Certificate of Incorporation of SVB Financial provides that all business combinations in which SVB Financial is a party are subject to the approval of at least 2/3 of votes entitled to be cast at a shareholders meeting unless approved in advance by the continuing directors of SVB Financial’s board or certain consideration requirements are satisfied, in which case approval of only a majority of the votes entitled to be cast is required.

The Companies (See page 43 for Fulton, page 48 for SVB Financial)

Fulton Financial Corporation

One Penn Square

Lancaster, Pennsylvania 17602

717-291-2411

Fulton Financial Corporation is a Pennsylvania business corporation and a registered financial holding company that maintains its headquarters in Lancaster, Pennsylvania. As a financial holding company, Fulton engages in general commercial and retail banking and trust business, and also in related financial businesses, through its bank and nonbank subsidiaries. Fulton’s bank subsidiaries currently operate 219 banking offices in Pennsylvania, Maryland, Delaware, New Jersey and Virginia. As of February 28, 2005, Fulton had consolidated total assets of approximately $11.3 billion.

The principal assets of Fulton are its thirteen wholly-owned bank subsidiaries:

•	Fulton Bank, a Pennsylvania bank and trust company which is not a member of the Federal Reserve System;

•	Lebanon Valley Farmers Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System;

•	Swineford National Bank, a national banking association which is a member of the Federal Reserve System;

•	Lafayette Ambassador Bank, a Pennsylvania bank and trust company which is a member of the Federal Reserve System;

•	FNB Bank, National Association, a national banking association which is a member of the Federal Reserve System;

•	Hagerstown Trust Company, a Maryland trust company which is not a member of the Federal Reserve System;

•	Delaware National Bank, a national banking association which is a member of the Federal Reserve System;

•	The Bank, a New Jersey bank which is not a member of the Federal Reserve System;

•	The Peoples Bank of Elkton, a Maryland bank which is not a member of the Federal Reserve System;

•	Skylands Community Bank, a New Jersey bank which is not a member of the Federal Reserve System;

•	Premier Bank, a Pennsylvania bank which is a member of the Federal Reserve System;

•	Resource Bank, a Virginia bank which is a member of the Federal Reserve System; and

•	First Washington State Bank, a New Jersey bank which is not a member of the Federal Reserve System

In addition, Fulton has the following wholly-owned nonbank direct subsidiaries:

•	Fulton Financial Realty Company, which owns or leases property to Fulton (its corporate headquarters and primary operation center) as well as three unaffiliated tenants at the corporate headquarters property;

•	Fulton Reinsurance Company, LTD, which engages in the business of reinsuring credit life, accident and health insurance that is directly related to extensions of credit by Fulton’s bank subsidiaries;

•	Central Pennsylvania Financial Corp., which owns two inactive non-banking subsidiaries, as well as limited partnership interests in partnerships invested in low and moderate income housing projects for Community Reinvestment Act purposes;

•	FFC Management, Inc., which owns equity investments in various financial institutions, mostly commercial banks, and corporate owned life insurance policies;

•	Fulton Financial Advisors, National Association, a limited purpose national banking association with trust powers;

•	Fulton Insurance Services Group, Inc., an insurance agency;

•	FFC Penn Square, Inc., which holds approximately $44 million of trust preferred securities issued by an affiliate;

•	Premier Capital Trust II, PBI Capital Trust, Resource Capital Trust II and Resource Capital Trust III, each of which has issued trust preferred securities; and

•	Virginia Financial Services, LLC, which provides management consulting services.

SVB Financial Services, Inc.

70 East Main Street

Somerville, NJ 08876

908-541-9500

SVB Financial Services, Inc., a New Jersey corporation, is the bank holding company for Somerset Valley Bank, a New Jersey state chartered bank. At December 31, 2004, SVB Financial had total consolidated assets of approximately $483 million, deposits of approximately $414 million and shareholders’ equity of approximately $29 million. Somerset Valley Bank has 11 branches located in Somerville, Hillsborough, Bridgewater, Manville, Bernards, Warren, Flemington, and Edison, New Jersey. Somerset Valley Bank is engaged principally in the business of taking deposits and making commercial loans, residential mortgage loans, consumer loans and home equity and property improvement loans. Somerset Valley Bank has the following wholly-owned non-bank subsidiaries:

•	SVB Bald Eagle Statutory Trust I, and SVB Bald Eagle Statutory Trust II, each a Connecticut Statutory Trust created to issue trust preferred stock.

SVB Financial Board Recommends Shareholder Approval (See page 22)

The SVB Financial Board believes that the merger is in the best interests of SVB Financial and its shareholders and recommends that you vote “FOR” approval of the merger agreement.

Vote Required To Approve Merger Agreement (See page 20)

Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of SVB Financial’s outstanding common stock. The directors and executive officers of SVB Financial and their affiliates together own about 40% of SVB Financial’s outstanding common stock as of March 14, 2005. The directors and executive officers of SVB Financial have signed voting agreements with Fulton pursuant to which they have agreed to vote their shares in favor of the merger.

Brokers who hold shares of SVB Financial common stock as nominees will not have authority to vote those shares with respect to the merger unless shareholders provide them with voting instructions.

The merger does not require the approval of Fulton’s shareholders.

Special Meeting To Be Held June 9, 2005 (See page 18)

SVB Financial will hold its special meeting of shareholders on Thursday, June 9, 2005, at 2:00 p.m., local time, at Raritan Valley Country Club, Route 28, Somerville, New Jersey 08876.

At the special meeting, you will vote on a proposal to approve the merger agreement under which SVB Financial would merge with Fulton, to adjourn the special meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement, and any other business that properly arises at the special meeting.

Record Date Set At April 20, 2005; Voting (See page 19)

You are entitled to vote at the special meeting if you owned shares of SVB Financial common stock at the close of business on April 20, 2005, the record date. On April 20, 2005, there were                      shares of SVB Financial common stock outstanding. You will have one vote on all matters at the special meeting for each share of SVB Financial common stock you owned on April 20, 2005.

Conditions That Must Be Satisfied For The Merger To Occur (See page 31)

The following conditions must be met for Fulton and SVB Financial to complete the merger in addition to other customary conditions:

•	approval of the merger by SVB Financial’s shareholders;

•	the absence of legal restraints that prevent the completion of the merger;

•	receipt of a legal opinion from Fulton’s legal counsel that the merger will be tax-free to SVB Financial shareholders as to shares of Fulton stock received, but not as to cash received, including cash received in lieu of fractional shares;

•	the continuing accuracy of the parties’ representations in the merger agreement;

•	no material adverse change having occurred to SVB Financial or Fulton;

•	receipt of all required regulatory approvals; and

•	the continuing effectiveness of the registration statement filed with the SEC.

Regulatory Approvals Required (See page 38)

Fulton and SVB Financial cannot complete the merger unless Fulton obtains the approvals of the Federal Reserve Board and the New Jersey Department of Banking. Fulton [has filed] the required applications and notices seeking approval of the merger. Although Fulton and SVB Financial believe regulatory approvals will be received in a timely manner, Fulton and SVB Financial cannot be certain when or if they will be obtained.

Termination And Amendment Of The Merger Agreement (See page 37)

SVB Financial and Fulton can mutually agree at any time to terminate the merger agreement without completing the merger. Either party can also terminate the merger agreement in the following circumstances:

•	if any condition precedent to a party’s obligations under the merger agreement is unable to be satisfied by December 31, 2005, through no fault of its own; or

•	if the other party has materially breached a representation, warranty or covenant and has not cured such breach within thirty days of receiving written notice of the breach.

In addition, Fulton may terminate the merger agreement if SVB Financial’s board of directors terminates the merger with Fulton in the exercise of its fiduciary duty with respect to a proposed acquisition of SVB Financial by someone other than Fulton. SVB Financial can also terminate the merger agreement if the closing market price for Fulton Common Stock, determined by averaging the price of Fulton’s stock over a ten day period occurring just before the merger, is less than both:

•	$17.65; and

•	80% of the ratio of the Nasdaq Bank Index over the same ten-day period compared to the Index on January 11, 2005, times the price of Fulton stock on January 10, 2005 ($22.06).

However, if SVB Financial is permitted to terminate on account of a reduction in Fulton stock price as explained above, Fulton may, at its option, increase the exchange ratio to a level equal to the exchange ratio times (17.65/the closing market price); doing so will end SVB Financial’s ability to terminate the Merger Agreement under the Fulton stock price provisions.

Fulton and SVB Financial can agree to amend the merger agreement in any way, except that after the shareholders’ special meeting they cannot decrease the consideration you will receive in the merger. Either party can waive any of the requirements of the other party in the merger agreement, except that neither party can waive any required regulatory approval.

Fulton To Continue As Surviving Corporation (See page 28)

Fulton will continue as the surviving corporation after the merger. The boards of directors and executive officers of Fulton and its subsidiaries will not change as a result of the merger, except that Fulton will appoint Willem Kooyker, one of SVB Financial’s current directors, to its board of directors or, in the event he is unable to serve, another member of SVB Financial’s current Board that is acceptable to Fulton.

All of Somerset Valley Bank’s current directors are expected to remain on the board of directors of Somerset Valley Bank following the merger.

Warrant Agreement Makes Third Party Offers For SVB Financial More Expensive (See page 35)

In connection with the merger agreement, SVB Financial granted Fulton a warrant to purchase up to 1,008,775 shares of SVB Financial common stock at an exercise price of $22.00 per share. The warrant acts to discourage other companies from acquiring SVB Financial by making third party offers for SVB Financial more expensive. It also provides compensation to Fulton in the event that the merger fails to close because another party gains control of SVB Financial. Generally, Fulton may exercise this warrant only if another party seeks to gain control of SVB Financial. Fulton and SVB Financial do not believe that any of the events which would permit Fulton to exercise the warrant have occurred as of the date of this document.

The warrant agreement and warrant are attached to this document as Exhibit B.

Risk Factors (See page 15)

Financial Interests of Management In The Merger (See page 41)

When considering the recommendation of SVB Financial’s board of directors, you should be aware that some directors and executive officers have interests in the merger which may conflict with their interests as shareholders. These interests include:

•	Robert P. Corcoran, President and CEO of SVB Financial, and Arthur Brattlof, Executive Vice President of SVB Financial, have each entered into a new employment agreement with Somerset Valley Bank and Fulton Financial that will become effective upon completion of the merger. These employment agreements replace existing employment agreements that each of Messrs. Corcoran and Brattlof has with SVB Financial. Each of Messrs. Corcoran and Brattlof will receive change of control payments which are triggered by the merger under their existing employment agreements with Somerset Valley Bank. Keith McCarthy, Chief Operating Officer of SVB Financial, will also receive change of control payments which are triggered by the merger under his existing employment agreement;

•	Executive officers and directors hold options to purchase SVB Financial stock that will convert into options to purchase Fulton stock or cash. As of March 14, 2005, the difference between the aggregate exercise price and the market value of the shares underlying the options held by executive officers and directors of SVB Financial, which represents the economic value of the options, was approximately $2,364,000;

•	Following the merger, Fulton will indemnify, and provide liability insurance to, officers and directors of SVB Financial; and

•	Following the merger, the current members of SVB Financial’s board of directors, all of which are also directors of Somerset Valley Bank, will remain directors of Somerset Valley Bank, and the compensation for non-employee directors of Somerset Valley Bank will remain unchanged for three years following the effective time of the merger.

Accounting Treatment (see page 40)

Fulton will account for the merger under the purchase method of accounting for business combinations.

Forward-Looking Information

This document contains and incorporates some “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding intent, belief or current expectations about matters including statements as to “beliefs,” “expectations,” “anticipations,” “intentions” or similar words. Forward-looking statements are also statements that are not statements of historical fact. Forward-looking statements are subject to risks, uncertainties and assumptions. These include, by their nature:

•	the effects of changing economic conditions in Fulton’s and SVB Financial’s market areas and nationally;

•	credit risks of commercial, real estate, consumer and other lending activities;

•	significant changes in interest rates;

•	changes in federal and state banking laws and regulations which could impact operations;

•	funding costs;

•	other external developments which could materially affect the business and operations of Fulton and SVB Financial;

•	the ability of Fulton to assimilate SVB Financial after the merger; and

•	other risks detailed from time to time in SVB Financial’s and Fulton’s SEC filings, including Forms 10-Q and 10-K.

If one or more of these risks or uncertainties occurs, or if the underlying assumptions prove incorrect, actual results, performance or achievements in 2005 and beyond could differ materially from those expressed in, or implied by, the forward-looking statements.

RISK FACTORS

An investment in Fulton common stock in connection with the merger involves the risks described below. In addition to the other information contained in this document, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

RISK FACTORS RELATED TO THE MERGER

Some SVB Financial shareholders may not receive their requested form of merger consideration.

The merger agreement provides that the merger consideration will be paid in cash, Fulton common stock or a combination of cash and Fulton common stock. In the event that the aggregate number of shares of SVB Financial common stock for which cash elections are received is greater than 40% of the number of shares of SVB Financial common stock outstanding immediately prior to the effective time of the merger, some of the shares for which elections for cash have been made will be converted into the right to receive stock consideration in the manner described under “The Merger – Proration” on page 24. In addition, if the aggregate number of shares of SVB Financial common stock for which stock elections are received is greater than 80% of the number of SVB Financial Shares outstanding immediately prior to the merger, some of the shares for which elections for stock have been made will be converted into the right to receive cash consideration in the manner described under “The Merger – Proration” on page 24. Accordingly, holders of SVB Financial common stock may not receive their requested form of merger consideration.

Fluctuations in the Market Price of Fulton Common Stock May Cause the Value of the Merger Consideration to Decrease, and SVB Financial’s Board of Directors May be Able to Abandon the Merger as a Result of Such a Decrease.

Upon completion of the merger, certain of your shares of SVB Financial common stock may be converted into shares of Fulton common stock, either through your election or as a result of proration. While the merger consideration has been structured to provide that SVB Financial shareholders may elect to receive .9519 shares of Fulton common stock for some or all of their shares of SVB Financial common stock which is to be converted into Fulton common stock, the value of .9519 shares of Fulton common stock at closing will not be known at the time you are required to make your election. Stock price changes may result from a variety of factors that are beyond the control of Fulton, including, among other things, changes in Fulton’s business, operations and prospects, regulatory considerations and general market and economic conditions.

The aggregate market value of the Fulton common stock that you will receive in the merger is not fixed, and SVB Financial has the right to terminate the merger agreement and abandon the merger before the closing if Fulton’s common stock, averaged over a 10 day period occurring just before the merger, is less than $17.65 and has decreased by 20% more than the Nasdaq bank stock index when compared, in each instance, to the value of the index and Fulton Stock on January 11, 2005. The satisfaction of the termination condition creates a right, but not an obligation, to terminate. The opportunity to evaluate such termination provisions will take place only at the end of the transaction in accordance with its terms. In the event the termination provision conditions set forth above allow SVB Financial to terminate the Merger Agreement and SVB Financial intends to terminate, Fulton shall have the right to amend the Merger Agreement and increase the exchange ratio in lieu of terminating the Merger Agreement.

The price of Fulton common stock may vary from its price on the date of this document, the date of the SVB Financial special meeting, the date you are required to make an election concerning the consideration you would like to receive and the date of closing. Because the date the merger is completed will be later than the date of the special meeting, the price of the Fulton common stock on the date of the special meeting may be different than the price on the date the merger is completed.

You Will Have Less Influence as a Shareholder of Fulton Than as a Shareholder of SVB Financial.

As an SVB Financial shareholder, you currently have the right to vote in the election of the board of directors of SVB Financial and on other matters affecting SVB Financial. The merger will result in the transfer of control of SVB Financial and Somerset Valley Bank to the shareholders of Fulton. Although when the merger occurs you will become a shareholder of Fulton, your percentage ownership of Fulton will be significantly smaller than your percentage ownership of SVB Financial. Because of this, you will have less influence on the management and policies of Fulton than you now have on the management and policies of SVB Financial.

RISK FACTORS RELATED TO FULTON’S BUSINESS

Changes in interest rates may have an adverse effect on Fulton’s profitability.

Fulton and its subsidiary banks are affected by fiscal and monetary policies of the federal government, including those of the Federal Reserve Board, which regulates the national money supply in order to manage recessionary and inflationary pressures. Among the techniques available to the Federal Reserve Board are engaging in open market transactions of U.S. Government securities, changing the discount rate and changing reserve requirements against bank deposits. The use of these techniques may also affect interest rates charged on loans and paid on deposits.

Net interest income is the most significant component of Fulton’s net income, accounting for approximately 72% of total revenues in 2004. The narrowing of interest rate spreads, the difference between interest rates earned on loans and investments and interest rates paid on deposits and borrowings, would adversely affect Fulton’s earnings and financial condition. Among other things, regional and local economic conditions as well as fiscal and monetary policies of the federal government, including those of the Federal Reserve Board, may affect prevailing interest rates. Fulton cannot predict or control changes in interest rates.

During 2003 and the first half of 2004, short-term interest rates were low and Fulton’s net interest income and net interest margin were negatively affected because reducing the rates paid on deposits became exceedingly difficult. During the second half of 2004, the Federal Reserve Board increased short-term interest rates. When short-term interest rates rise, Fulton generally expects improvements in net interest income. However, a flat or declining interest rate environment would adversely impact Fulton’s net interest income. In addition, increasing short-term rates tend to have a detrimental impact on mortgage loan origination volumes and related mortgage-banking income.

Changes in economic conditions and the composition of Fulton’s loan portfolios could lead to higher loan charge-offs or an increase in Fulton’s allowance for loan losses and may reduce Fulton’s income. Changes in national and regional economic conditions could impact the loan portfolios of Fulton’s subsidiary banks. For example, an increase in unemployment, a decrease in real estate values or increases in interest rates, as well as other factors, could weaken the economies of the communities Fulton serves. Weakness in the market areas served by Fulton’s subsidiary banks could depress its earnings and consequently its financial condition because:

•	customers may not want or need Fulton’s products or services;

•	borrowers may not be able to repay their loans;

•	the value of the collateral securing Fulton’s loans to borrowers may decline, particularly because 76.8% of our loan portfolio is secured by real estate; and

•	the quality of Fulton’s loan portfolio may decline.

Any of the latter three scenarios could require Fulton to “charge-off” a higher percentage of its loans and/or increase its provision for loan and lease losses, which would reduce its income.

In addition, the amount of Fulton’s provision for loan losses and the percentage of loans it is required to “charge-off” may be impacted by the overall risk composition of the loan portfolio. Recently, Fulton’s commercial loans (including agricultural loans) and commercial mortgages have increased, comprising a greater percentage of its overall loan portfolio. These loans are inherently more risky than certain other types of loans, such as residential mortgage loans. While Fulton believes that its allowance for loan losses as of December 31, 2004 is sufficient to cover losses inherent in the loan portfolio on that date, Fulton cannot assure you that it will not be required to increase its loan-loss provision or “charge-off” a higher percentage of loans due to changes in the risk characteristics of the loan portfolio, thereby reducing its net income. To the extent any of Fulton’s subsidiary banks rely more heavily on loans secured by real estate than the banking industry in general, a decrease in real estate values could cause higher loan losses on non-performing loans and require higher loan loss provisions.

Fluctuations in the value of Fulton’s equity portfolio, or assets under management by Fulton’s trust and investment management services, could have a material impact on Fulton’s results of operations.

At December 31, 2004, Fulton’s investments consisted of $69.2 million of stocks of other financial institutions, $63.4 million of FHLB and other government agency stock and $37.4 million of mutual funds and other investments. Fulton’s equity portfolio consists primarily of common stock of publicly traded financial institutions. Fulton realized net gains on the sale of equity securities of $14.8 million and $17.3 million in 2004 and 2003, respectively. These gains were offset by write-downs of $137,000 in 2004 and $3.3 million in 2003 for the impairment in value of specific equity securities. The unrealized gains on the equity portfolio represent a potential source of revenue for Fulton. The value of the securities in Fulton’s equity portfolio may be affected by a number of factors, including factors that impact the performance of the U.S. securities market in general and, due to the concentration in stocks of financial institutions in Fulton’s equity portfolio, specific risks associated with that sector. If the value of one or more equity securities in the portfolio were to decline significantly, this revenue could be reduced or lost in its entirety. In addition to Fulton’s equity portfolio, Fulton’s investment management and trust services could be impacted by fluctuations in the securities market. A portion of Fulton’s trust revenue is based on the value of the underlying investment portfolios. If the value of those investment portfolios decreases, whether due to factors influencing U.S. securities markets in general, or otherwise, Fulton’s revenue could be negatively impacted. In addition, Fulton’s ability to sell its brokerage services is dependent, in part, upon consumers’ level of confidence in the outlook for rising securities prices.

If Fulton is unable to acquire additional banks on favorable terms or if it fails to successfully integrate or improve the operations of acquired banks, Fulton may be unable to execute its growth strategies.

Fulton has historically supplemented its internal growth with strategic acquisitions of banks, branches and other financial services companies. There can be no assurance that Fulton will be able to effect future acquisitions on favorable terms or that it will be able to assimilate acquired institutions successfully. In addition, with acquisitions, Fulton may not be able to achieve anticipated cost savings or operating results. Acquired institutions also may have unknown or contingent liabilities or deficiencies in internal controls that could result in material liabilities or negatively impact Fulton’s ability to complete the internal control procedures required under federal securities laws, rules and regulations or by certain laws, rules and regulations applicable to the banking industry.

If the goodwill that Fulton has recorded in connection with its acquisitions becomes impaired, it could have a negative impact on Fulton’s profitability.

Applicable accounting standards require that the purchase method of accounting be used for all business combinations. Under purchase accounting, if the purchase price of an acquired company exceeds the fair value of the company’s net assets, the excess is carried on the acquiror’s balance sheet as goodwill. At December 31, 2004, Fulton had approximately $364 million of goodwill on its balance sheet. Companies must evaluate goodwill for impairment at least annually. Writedowns of the amount of any impairment, if necessary, are to be charged to the results of operations in the period in which the impairment is determined. Based on tests of goodwill impairment conducted to date, Fulton has concluded that there has been no impairment, and no write-downs have been recorded. However, there can be no assurance that the future evaluations of goodwill will not result in findings of impairment and write-downs.

Fluctuations in the level of some of Fulton’s defined benefit plan expense could adversely affect its earnings.

Fulton’s defined benefit plan expense can be greatly impacted by the return realized on invested plan assets and thus is not entirely within Fulton’s control. A downturn in the equity markets can result in an increase in expense. Such an increase occurred in 2003, when Fulton’s defined benefit plan expense increased 66.9%, from $1,812,000 to $3,025,000. This expense increased in 2004, to $3,072,000.

The Competition Fulton Faces is Increasing and May Reduce Fulton’s Customer Base and Negatively Impact Fulton’s Results of Operations.

There is significant competition among commercial banks in the market areas served by Fulton’s subsidiary banks. In addition, as a result of the deregulation of the financial industry, Fulton’s subsidiary banks also compete with other providers of financial services such as savings and loan associations, credit unions, consumer finance companies, securities firms, insurance companies, commercial finance and leasing companies, the mutual funds industry, full service brokerage firms and discount brokerage firms, some of which are subject to less extensive regulations than Fulton is with respect to the products and services they provide. Some of Fulton’s competitors, including certain super-regional and national bank holding companies that have made acquisitions in its market area, have greater resources than Fulton has, and as such, may have higher lending limits and may offer other services not offered by Fulton.

Fulton also experiences competition from a variety of institutions outside its market areas. Some of these institutions conduct business primarily over the Internet and may thus be able to realize certain cost savings and offer products and services at more favorable rates and with greater convenience to the customer.

Competition may adversely affect the rates Fulton pays on deposits and charges on loans, thereby potentially adversely affecting Fulton’s profitability. Fulton’s profitability depends upon its continued ability to successfully compete in the market areas it serves while achieving its investment objectives.

The Supervision and Regulation to Which Fulton is Subject Can be a Competitive Disadvantage.

Fulton is a registered financial holding company, and its subsidiary banks are depository institutions whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC). As a result, Fulton and its subsidiaries are subject to various regulations and examinations by various regulatory authorities. In general, statutes establish the corporate governance and eligible business activities for Fulton, certain acquisition and merger restrictions, limitations on inter-company transactions such as loans and dividends, and capital adequacy requirements, requirements for anti-money laundering programs and other compliance matters, among other regulations. Fulton is extensively regulated under federal and state banking laws and regulations that are intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole. Compliance with these statutes and regulations is important to Fulton’s ability to engage in new activities and to consummate additional acquisitions. In addition, Fulton is subject to changes in federal and state tax laws as well as changes in banking and credit regulations, accounting principles and governmental economic and monetary policies. Fulton cannot predict whether any of these changes may adversely and materially affect it. Federal and state banking regulators also possess broad powers to take supervisory actions as they deem appropriate. These supervisory actions may result in higher capital requirements, higher insurance premiums and limitations on Fulton’s activities that could have a material adverse effect on its business and profitability. While these statutes are generally designed to minimize potential loss to depositors and the FDIC insurance funds, they do not eliminate risk, and compliance with such statutes increase Fulton’s expense, requires management’s attention and can be a disadvantage from a competitive standpoint with respect to non-regulated competitors.

THE SPECIAL MEETING

The board of directors of SVB Financial is providing this document to holders of SVB Financial common stock to solicit your proxy for use at the special meeting of SVB Financial shareholders and any adjournments or postponements of the special meeting.

Time, Date and Place

The special meeting of SVB Financial’s shareholders will be held at 2:00 p.m., local time, on Thursday, June 9, 2005, at Raritan Valley Country Club, Route 28, Somerville, New Jersey 08876.

Matters to be Considered

The purposes of the special meeting are to consider, approve and adopt the merger agreement, to approve a proposal to adjourn the special meeting, if necessary, because more time is needed to solicit proxies, and to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. At this time, SVB Financial’s board of directors is unaware of any other matters that may be presented for action at the special meeting.

A vote for approval of the merger agreement is a vote for approval of the merger of SVB Financial into Fulton and for the exchange of SVB Financial common stock for Fulton common stock and cash. If the merger is completed, SVB Financial common stock will be cancelled and you will receive: (i) .9519 shares (subject to adjustment for stock splits, stock dividends and similar matters) of Fulton common stock; (ii) $21.00 in cash; or (iii) one of two combinations of cash and stock (80% stock/20% cash or 60% stock/40% cash) in exchange for each share of SVB Financial common stock that you hold, in each case subject to proration, as necessary, to ensure that at least 20%, and at most 40%, of SVB Financial’s outstanding shares are converted into cash. Fulton will pay cash in lieu of issuing any fractional share interests to you.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on April 20, 2005 has been fixed by SVB Financial’s board of directors as the record date for the determination of holders of SVB Financial common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date,                      shares of SVB Financial common stock were outstanding and entitled to vote. Each share of SVB Financial common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

How to Vote Your Shares

Shareholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

Any shareholder executing a proxy may revoke it at any time before it is voted by:

•	delivering to the Secretary of SVB Financial prior to the special meeting a written notice of revocation, addressed to Elizabeth J. Balunis, Corporate Secretary, SVB Financial Services, Inc., 70 East Main Street, Somerville, NJ 08876;

•	delivering to SVB Financial prior to the special meeting a properly executed proxy with a later date; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

Each proxy returned to SVB Financial (and not revoked) by the holder of SVB Financial common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted FOR approval and adoption of the merger agreement, FOR adjournment of the special meeting if necessary to allow SVB Financial time to solicit more votes in favor of the merger agreement and, as to any other proposal properly brought before the special meeting, in their discretion.

At this time, SVB Financial’s board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting or any adjournment or postponement of the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Vote Required

A quorum, consisting of the holders of a majority of the issued and outstanding shares of SVB Financial common stock, must be present in person or by proxy before any action may be taken at the special meeting. On all matters to come before the special meeting, each share of common stock is entitled to one vote.

Under SVB Financial’s Certificate of Incorporation, upon the affirmation vote of SVB Financial’s board of directors approving and adopting the merger agreement on behalf of SVB Financial, which occurred on January 11, 2005, then the affirmative vote of a majority of the outstanding shares of SVB Financial common stock, in person or by proxy, is necessary to approve and adopt the merger agreement on behalf of SVB Financial.

SVB Financial intends to count shares of SVB Financial common stock present in person at the special meeting but not voting, and shares of SVB Financial common stock for which it has received proxies but with respect to which holders of such shares have abstained on any matter, as “present” at the special meeting for purposes of determining whether a quorum exists. Because approval and adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of SVB Financial common stock, such nonvoting shares and abstentions will not be counted in determining whether or not the required number of shares have been voted to approve and adopt the merger agreement. Therefore, they will effectively act as a vote against the merger. In addition, under applicable rules, brokers who hold shares of SVB Financial common stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers in favor of the approval of the merger agreement without specific instructions to that effect from such customers. Accordingly, shares held by customers who fail to provide instructions with respect to their shares of SVB Financial common stock to their broker will not be voted for or against the merger. However, failing to vote effectively acts as a vote against the merger agreement. Such “broker non-votes,” if any, will be counted as present for determining the presence or absence of a quorum for the transaction of business at the special meeting or any adjournment or postponement thereof.

The directors and executive officers of SVB Financial collectively owned approximately 40% of the outstanding shares of SVB Financial common stock as of the record date for the special meeting. SVB Financial’s directors have entered into voting agreements with Fulton pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

Solicitation of Proxies

SVB Financial will pay all costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors with the exception of printing and mailing this document, the cost of which will be paid by Fulton. The directors, officers and employees of SVB Financial and its subsidiaries may solicit proxies from shareholders of SVB Financial in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement by SVB Financial for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of SVB Financial common stock held of record by such persons, and SVB Financial will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Do not send in your stock certificates with your proxy card. As described below under the caption “The Merger – Exchange of SVB Financial Stock Certificates” on page 30, a letter of transmittal/election form accompanies this document.

THE MERGER

The following information is intended to summarize the material aspects of the merger agreement. This description is only a summary. We have attached the full merger agreement and the warrant agreement to this document as Exhibits A and B, and we incorporate each in this document by reference. We urge you to read the merger agreement carefully. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Fulton or SVB Financial. Such information can be found elsewhere in this proxy statement and in the other public filings Fulton and SVB Financial make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement provides that:

•	SVB Financial will merge into Fulton; and

•	If the merger is completed, you, as a shareholder of SVB Financial, will receive, at your election (but subject to proration): (i) .9519 shares of Fulton Common Stock for each share of SVB Financial Stock owned (subject to adjustment for stock splits, stock dividends and similar events) of Fulton common stock; (ii) $21.00 in cash for each share of SVB Financial Stock owned; or (iii) one of two combinations of stock and cash (80% stock/20% cash or 60% stock/40% cash) for your shares of SVB Financial common stock.

The board of directors of SVB Financial has unanimously approved and adopted the merger agreement and believes the merger is in your best interests. SVB Financial’s board of directors recommends that you vote FOR the merger agreement.

Background of Merger

SVB Financial, as the publicly held parent of the Somerset Valley Bank, has from time to time, received indications of interest regarding potential business combinations. The SVB Financial mergers and acquisitions committee (“M&A Committee”) had traditionally evaluated these expressions of interest as they were received and, on occasion, met with principals of these interested parties. Until 2004, though, the M&A Committee had concluded that it was in the best interest of SVB Financial and its shareholders that SVB Financial remain independent.

By the Spring of 2004, a number of factors led the SVB Financial Board to conclude, after discussions with the M&A Committee, that the M&A Committee should explore the possibility of a sale. Among these factors were: (i) the absence of a clearly apparent successor as chief executive officer of SVB Financial and of the Bank with, among other strengths, significant ties to the local community, (ii) the need for additional capital to remain a well capitalized financial institution for bank regulatory purposes, if the Bank were to continue its historic rate of growth in both loans and deposits, (iii) the increased cost burden of complying with recently enacted Federal legislation, and (iv) the expenses associated with addressing staffing needs in a high wage market for a bank and its holding company moving from small to mid-sized.

As a result, on April 30, 2004, Robert P. Corcoran, President and Chief Executive Officer of SVB Financial, met with Arnold G. Danielson, Chairman of Danielson Associates Inc. of Rockville, Maryland (“Danielson”) at the Dupont Hotel in Wilmington, Delaware to discuss the possible sale of SVB Financial. At that time, Mr. Corcoran asked if Mr. Danielson would be willing to address the following issues: (i) the current state of banking in New Jersey; (ii) the market for banks and particularly the possible sale value of SVB Financial; (iii) how that value might change over time; (iv) the pros and cons of selling versus staying independent; and (v) if considering a sale, who, besides a banking institution which had already approached SVB Financial, might be interested in acquiring SVB Financial. Mr. Danielson agreed to meet with the Executive Committee of the SVB Financial Board to discuss those points.

At a May 26, 2004 meeting of the Executive Committee of the SVB Financial board, Mr. Danielson went over two documents. The first presented future options that discussed: (a) whether SVB Financial could continue to do as well as it had in the past; (b) what was happening in the market that could impact future performance of SVB Financial, and (c) the likely results of remaining independent, including the impact on shareholders. The second document was an analysis of the sale option, including the likely pricing; potential acquirers; and an outline of the sale process. No specific action was taken by the Executive Committee at that meeting.

In August and September, SVB Financial continued to get expressions of interest from potential acquirers, and at a September 28, 2004 M&A Committee meeting, Mr. Corcoran was instructed to have Danielson formally explore the level of interest of potential acquirers. On October 22, 2004, Danielson submitted a formal proposal to represent SVB Financial in a possible sale, and, in so doing, to prepare an information memorandum to be distributed to a select group of potential acquirers. That proposal was accepted by the SVB Financial Board at its meeting on October 28, 2004. In discussions with Mr. Danielson, the M&A Committee had indicated that potential acquirers should be identified based on, among other factors, capital strength, acquisition track record, presence in the New Jersey market and commitment to community banking.

At Danielson’s recommendation, SVB Financial agreed to provide an information memorandum to four potential acquirers, which included three banking institutions that had already approached SVB Financial directly. The information memorandums were delivered personally by Mr. Danielson to the four potential acquirers on November 17, 18 and 19, 2004, and they were given approximately three weeks to respond.

Each of the four potential acquirers responded by December 10, 2004 with an acquisition proposal. Each of these proposals was presented by Mr. Danielson to the SVB Financial M&A Committee on December 14, 2004 and to the Board of Directors on December 15, 2004. After substantial discussions first at the M&A Committee and then by the entire Board, the Board concluded that the proposal from Fulton was the best offer from a number of perspectives, including those of the SVB Financial shareholders, the Bank’s customers and the employees of SVB Financial and the Bank. Accordingly, the SVB Financial Board instructed Messrs. Danielson and Corcoran to seek to negotiate certain adjustments to the Fulton proposal and to obtain clarification of certain ambiguities.

Then over the next three weeks, representatives of SVB Financial’s counsel, the law firm of Norris McLaughlin & Marcus, P.A., the M&A Committee and Mr. Danielson negotiated final proposed terms of the business combination with Fulton and its outside legal counsel, Barley Snyder LLC. During this period, each party also performed a due diligence analysis of the other. On January 8, 2005, copies of the final Agreement and Plan of Merger were sent to each SVB Financial Director.

On January 11, 2005, a special meeting of the SVB Financial Board was called to vote on the definitive Agreement and Plan of Merger under which SVB Financial would be acquired by Fulton. Norris, McLaughlin & Marcus, P.A. reviewed the legal duties of the Directors of SVB Financial and then led an extended overview of the Agreement and Plan of Merger with the Board. Counsel also answered questions raised by the Directors relative to their duties and the proposed transaction. Then Mr. Danielson presented the opinion of his firm that the deal was fair from a financial point of view to SVB Financial and to shareholders of SVB Financial, including a discussion of the basis for that opinion. Thereafter SVB Financial’s Board voted unanimously to approve the merger of SVB Financial with Fulton and signed the Agreement and Plan of Merger.

On January 11, 2005, SVB Financial and Fulton each issued a press release announcing the potential merger and the execution by the parties of the merger agreement.

Recommendation of the SVB Financial Board of Directors and Reasons for the Merger

After careful consideration, SVB Financial’s board of directors determined that the merger is fair to, and in the best interests of, SVB Financial and its shareholders. Accordingly, the SVB Financial board of directors unanimously approved the merger agreement and unanimously recommends that SVB Financial shareholders vote FOR approval and adoption of the merger agreement.

In approving the merger agreement, the SVB Financial board consulted with Danielson, SVB Financial’s financial advisor, with respect to the financial aspects and fairness of the exchange ratio from a financial point of view, and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the SVB Financial board also considered all material factors concerning the merger, including the following:

•	the financial terms of the transaction, including the implied price of a share of SVB Financial’s common stock - based upon Fulton’s market price at the time the merger agreement was executed - of $21.50 per share;

•	that Fulton, through prior acquisitions, already serves markets in Central New Jersey as well as Southwest and Northwest New Jersey, and that SVB Financial’s trade area was a natural extension of Fulton’s existing Central New Jersey trade area;

•	the fact that Fulton’s common stock is regularly traded on the Nasdaq National Market and provides greater liquidity than SVB Financial’s stock;

•	that Fulton offers a broader range of products and services and the merger will provide SVB Financial’s customers with access to these products and services;

•	that Fulton will continue to operate Somerset Valley Bank as a stand-alone subsidiary, thereby providing SVB Financial’s existing customers the opportunity to obtain broader products and services from personnel with whom they are familiar;

•	the availability of Fulton staff with specialized capabilities and experience to deal with regulatory compliance burdens and to support Somerset Valley Bank’s continuing operations;

•	the strength of Fulton’s management and the similarity of the commitment to the community and operating philosophies of SVB Financial;

•	the opinion of Danielson Associates, Inc., that the consideration payable in the merger was fair to the SVB Financial shareholders from a financial point of view;

•	other terms of the merger agreement, including the opportunity for SVB Financial shareholders to receive shares of Fulton common stock in a tax free exchange;

•	the acquisition of SVB Financial by Fulton will eliminate the need for SVB Financial to engage in its own time- and resource- consuming capital raising efforts; and

•	based upon Fulton’s history of acquisitions and regulatory applications, the likelihood that the merger would be approved by appropriate regulatory authorities.

Negative Considerations

All business combinations, including the merger, also include certain risks and disadvantages. The material potential risks and disadvantages to SVB Financial’s shareholders identified by SVB Financial’s board and management include the following material matters, the order of which does not necessarily reflect their relative significance:

•	the fact that the warrant agreement entered into in connection with the merger agreement and certain other provisions of the agreement might discourage third parties from seeking to acquire SVB Financial, in light of the fact that Fulton was unwilling to enter into the merger agreement absent such provisions; and

•	the fact that the exchange ratio is fixed except in extraordinary circumstances, thus rendering SVB Financial shareholders subject to the risk of declines in the market price of Fulton common stock.

The discussion and factors considered by SVB Financial’s Board of Directors are not intended to be exhaustive, but include all material factors considered. In approving the merger agreement, SVB Financial’s board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighted factors differently. In addition, there can be no assurances that the benefits of the merger perceived by the SVB Financial Board of Directors and described above will be realized or will outweigh the risks and uncertainties.

Opinions of SVB Financial’s Financial Advisor

SVB retained Danielson Associates Inc. to advise the SVB board of directors as to its “fair” sale value and the fairness to its shareholders of the financial terms of the offer to be acquired by Fulton. Danielson is regularly engaged in the valuation of banks and bank holding companies in connection with mergers, acquisitions and other securities transactions and has knowledge of, and experience with, New Jersey markets and banking organizations operating in those markets. Danielson was selected by SVB because of its knowledge of, expertise with and reputation in the financial services industry.

Danielson reviewed the Fulton-SVB merger agreement with respect to the pricing and other terms and conditions of the merger, but the decision as to accepting the offer was ultimately made by the board of directors of SVB. Danielson rendered its opinion directly to the SVB board of directors on January 11, 2005, which it also confirmed in writing, that as of the date of the opinion, the financial terms of the Fulton offer were fair to SVB and its shareholders. No limitations were imposed by the SVB board of directors upon Danielson with respect to the investigation made or procedures followed by it in arriving at its opinion.

In arriving at its opinion, Danielson:

•	Reviewed certain business and financial information relating to SVB and Fulton including call report data from 1999 through September 30, 2004, the annual reports on Form 10-K for 2002 and 2003 and the quarterly reports on Form 10-Q for September 30, 2004.

•	Discussed the past and current operations, financial condition and prospects of SVB and Fulton with its senior executives.

•	Reviewed and compared the financial terms, to the extent publicly-available, with comparable transactions.

•	Reviewed the Fulton-SVB merger agreement and certain related documents.

•	Considered such other factors as were deemed appropriate.

Danielson did not obtain any independent appraisal of assets or liabilities of SVB or Fulton. Further, Danielson did not independently verify the information provided by SVB or Fulton and assumed the accuracy and completeness of all such information.

In arriving at its opinion, Danielson performed a variety of financial analyses. Danielson believes that its analyses must be considered as a whole and that consideration of portions of such analyses could create an incomplete view of Danielson’s opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

In its analyses, Danielson made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond SVB’s or Fulton’s control. Any estimates contained in Danielson’s analyses are not necessarily indicative of future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

The following is a summary of selected analyses considered by Danielson in connection with its opinion letter.

Fair Value Analysis of Fulton Common Stock

In determining the fairness of the offer by Fulton to acquire all of the common stock and options to buy common stock of SVB for approximately $89.9 million in a mix of cash an stock of which at least 60% would be Fulton common stock, it was necessary to determine if the Fulton common stock is fairly valued and the impact of the SVB acquisition on Fulton’s primary determinant of stock value, which is earnings per share. The analysis evaluated, among other things, Fulton’s financial performance, financial condition, dividend yield, stock liquidity and location compared to similar banks and possible dilution in earnings and per share and/or capital adequacy as a result of the SVB acquisition.

Comparable Companies

The Fulton common stock to be exchanged for the common stock of SVB, was compared to 21 publicly-traded bank holding companies. These comparable banks had assets in the $5 billion to $20 billion range and were located east of the Mississippi River.

Summary and Description of Comparable Banks*

Short Name of Institution	Assets**(in mill.)	Headquarters
Alabama National	$5,144	Birmingham, Ala.

Associated	16,136	Green Bay, Wis.

BancorpSouth	10,608	Tupelo, Miss.

Chittenden	6,018	Burlington, Vt.

Citizens	7,659	Flint, Mich.

Colonial	18,191	Montgomery, Ala.

First Midwest	6,932	Itasca, Ill.

Irwin	5,416	Columbus, Ind.

MB Financial	5,069	Chicago, Ill.

Mercantile	14,303	Baltimore, Md.

Park National	5,136	Newark, Ohio

Provident	6,397	Baltimore, Md.

Republic	5,803	Owosso, Mich.

Sky	14,643	Bowling Green, Ohio

South Financial	13,651	Greenville, S.C.

Susquehanna	7,450	Lititz, Pa.

Trustmark	8,151	Jackson, Miss.

United	6,290	Charleston, W. Va.

Webster	17,802	Waterbury, Conn.

Wilmington Trust	9,631	Wilmington, Del.

Wintrust	5,817	Lake Forest, Ill.

*	Publicly-traded banks east of the Mississippi River with assets between $5 billion and $20 billion and return on equity between 10% and 20% as of September 30, 2004 or nine months ending September 30, 2004.

Source: SNL Securities LC, Charlottesville, Virginia.

Danielson compared Fulton’s financial performance, its balance sheet strength and its stock price with the medians of the comparable banks. Among the financial performance criteria compared were net income and net operating income as a percent of average assets and return on average equity. The balance sheet items compared were equity, tangible equity, nonperforming assets (“NPAs”), and its mix of loans and deposits – all as a percent of assets or tangible assets. The current pricing ratios compared were price times earnings, price as a percent of book and tangible book, dividend yield, payout ratio and the average number of shares traded on a daily basis.

Fulton – Comparable Banks Summary*

	Fulton		Comparable Bank Medians
Income
Net income/Avg. assets	1.46%		1.26%
Net oper. income**/Avg. assets	2.04		2.03
Return on average equity	14.31		13.76

Balance Sheet
Equity/Assets	10.67%		9.25%
Tangible capital/Tangible assets	8.07		6.85
NPAs***/Assets	.34		.50
Loans/Assets	68		67
Deposits/Assets	70		68

Stock Price****
Price/Earnings	18.0	X	16.2	X
Price/Book	242%		217%
Price/Tangible book	329		305
Dividend yield	2.93		2.84
Payout ratio	52		44
Avg. Shares traded*****	140,298		116,393

*	September 30, 2004 or the twelve months ending September 30, 2004.

**	Net interest income plus noninterest income less operating expense.

***	NPAs including loans 90 days past due and still accruing.

****	Closing prices as of January 7, 2005 and financial data for September 30, 2004 or the nine months ended September 30, 2004.

*****	Average shares traded daily for the past year.

Source: SNL Securities LC, Charlottesville, Virginia.

In making these comparisons, it was evident that Fulton’s financial performance, balance sheet strength, stock liquidity and dividend policy was generally superior to the medians of the comparable banks. Its earnings when measured as a percent of average assets and equity was slightly higher; its book and tangible book as a percent of assets also was higher; its balance sheet mix was not materially different; its asset quality was better; and its dividend yield, payout ratio and average number of shares traded daily also was slightly superior.

The impact of location value is difficult to statistically compare as population density, affluence and growth rates do no always directly reflect market value. The markets served by Fulton – south central Pennsylvania, Delaware, Maryland, New Jersey and Virginia – are generally considered, however, to have a high investor/acquirer appeal, and certainly higher than the Midwest banks that are nine of the twenty-one comparable banks. Thus, Fulton should have a location premium in its stock price relative to the comparable banks.

With a stock price that as a multiple of earnings is only slightly above the upper end of the comparable bank normal range and financial performance, balance sheet condition and location that, collectively, are superior to the medians of the comparable group, the Fulton common stock to be exchanged for the common stock of SVB is “fairly” valued. The higher value also was supported by a dividend yield and stock liquidity that was slightly above the medians of the comparable banks.

Pro Forma Merger Analyses

Danielson analyzed the likely impact on Fulton’s future earnings and book value per share and capital adequacy from the $89.9 million value of the offer for all of the outstanding shares of SVB common stock and options to purchase SVB common stock. This analysis found that while the deal may be dilutive to Fulton’s pro forma earnings per share, even after expected cost savings, the dilution is not large and should not have a significant negative impact on Fulton’s earnings per share or stock price. The impact on Fulton’s capital adequacy is negligible.

Comparable Transaction Analysis

Danielson also compared the consideration to be paid by Fulton for all of the common stock and options to buy common stock of SVB as a multiple of earnings and percent of book with the pricing of bank acquisitions nationally, regionally and in New Jersey. The national group was comprised of 175 bank and thrift sales in 2004 and had median prices of 23.6 times earnings and 225% of book. The regional group consisted of seven bank sales in the Northeast and Middle Atlantic states in 2004 that had median prices of 23.7 times earnings and 279% of book. The four comparable New Jersey bank sales had median prices of 24.9 times earnings and 317% of book. The three most comparable of the New Jersey bank sales had almost the same median price as a percent of book, and a slightly lower 24.2 earnings.

Comparable Transaction Summary

	Median Price
	Times Earnings		Percent of Book	No. in Sample
Acquisition Pricing – 2004
National median*	23.6	X	225%	175
Regional median**	23.7		279	7
New Jersey median***	24.9		317	4
- Most applicable****	24.2		318	3

*	Bank and thrift sales with deal value in excess of $10 million.

**	Northeast and Middle Atlantic states with deal values between $40 and $300 million and seller with a double-digit return on equity.

***	All New Jersey banks sales and had a deal value range from $83 to $141 million.

****	New Jersey bank sales with seller having a double-digit return on equity.

If the recent bank acquisition pricing were applied to SVB, it would suggest a value in the 23.5 to 25.5 times earnings. This pricing times SVB’s 2004 earnings of about $3.5 million creates a fair value range prior to adjustments of $82.3 million to $89.3 million, or $19.60 to $21.16 per share.

Discounted Dividends Analysis

Danielson applied present value calculations to SVB’s estimated dividend stream under several specific growth and earnings scenarios. The projected dividend streams and terminal values, which were based on a range of earnings multiples, were then discounted to present value using discount rates based on assumptions regarding the rates of return required by holders or prospective buyers of SVB common stock. The results of this analysis were below recent acquisition pricing.

Value Adjustments

In addition to performing the analyses summarized above, Danielson also considered other factors. These included how SVB compared with other banks that were sold relative to earnings, capitalization, market size, deposit and asset mix, asset quality and management. When the various components of SVB’s value are considered, there are no components that suggest a value based on earnings merits any premiums or discounts relative to its fair sale value.

Conclusion

Since no comparable banks or bank acquisitions used in the various analyses are totally identical to Fulton, SVB or the particulars of this merger, the results do not represent mathematical certainty. Instead the comparisons rely on the likelihood that the median stock prices and bank acquisition prices of comparable banks are applicable to the stock and acquisition values in this merger.

The summary set forth above is not a complete description of the analyses and procedures performed by Danielson in the course of arriving at its opinion. The full text of the opinion of Danielson dated January 11, 2005, which sets forth the assumptions made and matters considered, is attached hereto as Exhibit C of this Proxy Statement/Prospectus. Danielson Associates’ opinion is directed only to the “fairness” of the consideration received by SVB shareholders and does not constitute a recommendation to any SVB shareholder as to how such shareholder should vote relative to this merger.

Compensation of Financial Advisor

Under the terms of the October 22, 2004 proposal from Danielson, which was accepted by the SVB Financial Board on October 28, 2004, Danielson is entitled to a fee of $10,000 plus reasonable out-of-pocket expenses if the merger is not approved by the regulators or by the SVB Financial shareholders. If the merger closes, Danielson will receive a fee equal to 0.5% of the total consideration received by the SVB Financial shareholders, valued at the time the merger closes. Based on a value of $89 million (computed as of                                          based on                             ), Danielson would receive $445,000 which would include the $10,000.

SVB Financial has agreed to indemnify Danielson against certain liabilities, which could include certain liabilities under federal securities laws.

Fulton’s Board Of Directors’ Reasons For The Merger

The acquisition of SVB Financial was attractive to Fulton’s board of directors because it presented an opportunity to acquire a performing financial institution in a market adjacent to the current markets of Fulton which would contribute to the expansion of Fulton’s franchise in the State of New Jersey and into New Jersey markets that fit the profile of Fulton’s desired markets in terms of economic growth and demographics.

The Fulton board of directors met at a board meeting on December 21, 2004 and approved the nature and amount of consideration that could be offered by management, and authorized the Chairman of the Board, President or any Executive Vice President to negotiate and sign the form of the definitive merger agreement.

Effect Of The Merger

Upon completion of the merger, SVB Financial will merge with and into Fulton, and the separate legal existence of SVB Financial will cease. As a consequence of the merger, all property, rights, debts and obligations of SVB Financial will automatically transfer to and vest in Fulton, in accordance with Pennsylvania and New Jersey law. Fulton, as the surviving corporation, will be governed by the Articles of Incorporation and Bylaws of Fulton in effect immediately prior to completion of the merger. The directors and executive officers of Fulton prior to the merger will continue, in their respective capacities, as the directors and executive officers of Fulton after the merger, except that Fulton will appoint to its board of directors one current director of SVB Financial.

Exchange of Shares

On the effective date of the merger, each outstanding share of SVB Financial common stock will, at the holder’s option (subject to proration), automatically convert into either: (i) .9519 shares of Fulton common stock; or (ii) $21.00 in cash. A shareholder may elect to receive all cash, all stock, or one of two combinations of stock and cash (80% stock/20% cash or 60% stock/40% cash) for their shares. If you elect to receive a portion of your consideration in Fulton stock, you will receive cash instead of receiving fractional share interests of Fulton common stock.

Fulton will adjust the number of shares of Fulton common stock issuable in exchange for shares of SVB Financial common stock to take into account any stock splits, stock dividends, reclassifications or other similar events that may occur involving Fulton common stock or SVB Financial common stock prior to closing.

Election

All shareholder elections will be made on the election form/letter of transmittal that is enclosed with this document. Fulton will use its reasonable best efforts to mail or otherwise make available an election form/letter of transmittal to all persons who become holders of record of SVB Financial common stock after the date of the mailing of the election form/letter of transmittal and prior to the election deadline. To be effective, an election form/letter of transmittal must be returned, properly completed and accompanied by the stock certificate(s) as to which the election is being made, to Fulton Financial Advisors, N.A., the exchange agent, no later than June     , 2005. A record holder that fails to submit an effective election form/letter of transmittal prior to the election deadline will receive cash or Fulton stock, depending on whether proration is necessary and whether it applies to the aggregate cash consideration or the stock consideration. If proration is not necessary, any shareholder who has not returned an election form by the indicated deadline will have all of his or her SVB Financial shares converted into Fulton stock in the merger. A record holder who fails to properly make an election will receive a letter of transmittal after the election deadline with instructions for surrendering the SVB Financial stock certificates and receiving the merger consideration. Elections may be revoked or amended upon written notice to the exchange agent prior to the election deadline. Although shareholders will make an election to receive their preferred form of consideration, a shareholder may not receive the exact form of consideration elected due to certain limits on the total number of SVB Financial shares for which a cash election may be made. See “THE MERGER - Proration”, below. No one is making any recommendation as to whether shareholders should elect to receive cash or Fulton common stock in the merger. Each SVB shareholder must make his or her own decision with respect to such election.

Proration

In certain circumstances, an SVB Financial shareholder’s election of merger consideration may be subject to proration adjustment. If elections to receive cash are made for fewer than 20% of the outstanding SVB Financial shares, then the number of shares to be converted into cash by each shareholder will be increased by the same proportion until at least 20% of the SVB Financial shares are converted into cash consideration. If elections to receive cash are made for greater than 40% of the outstanding shares of SVB Financial, then the number of shares to be converted into cash by each shareholder will be decreased by the same proportion until no more than 40% of the outstanding shares of SVB Financial are converted into cash consideration. If proration is necessary, you will not receive the exact merger consideration that you requested. Changes in the amount of cash or stock you receive as a result of proration will have no impact on your vote on the merger. Before generally prorating shareholder elections, shares for which no valid election has been made will be entirely converted into cash or stock (depending on whether too much cash or too much stock was elected). If proration is still necessary after the conclusion of all non-electing shares, then all electing shares will be prorated as described above.

Dividends

SVB Financial has not historically paid a dividend, and the merger agreement does not permit SVB Financial to pay a dividend prior to completion of the merger.

Stock Options

SVB Financial option holders will have the option to elect to either (i) cash out their options for a price equal to the number of shares subject to the option times the difference between $21.00 and the exercise price of the option; or (ii) automatically convert their SVB Financial option into an option to purchase Fulton common stock. In the absence of an election, each SVB option holder will be deemed to have made an election to convert their SVB option into a Fulton option. However, option holders’ elections (actual or deemed) are subject to proration on terms agreed to by Fulton and SVB Financial in order to ensure that at least 20% of outstanding options are converted to cash. If an option holder’s SVB option is converted to a Fulton option:

•	The number of shares of Fulton common stock issuable upon exercise will equal the number of shares of SVB Financial common stock subject to the option multiplied by .9519, rounded to the nearest whole share;

•	The exercise price for a whole share of Fulton common stock will equal the stated exercise price of the option divided by .9519;

•	The duration and other terms of the Fulton stock option will be identical to the duration and other terms of the SVB Financial option, except that all references to SVB Financial will be deemed to be references to Fulton and its affiliates where the context so requires, and will remain exercisable until the stated expiration date of the corresponding SVB Financial option; and

•	Except with respect to vesting requirements, options to acquire Fulton common stock will remain subject to the terms of the plans and grant agreements of SVB Financial under which SVB Financial issued the options.

Effective Date Of The Merger

The effective date of the merger will occur within thirty days following the receipt of all regulatory and shareholder approvals. Fulton and SVB Financial may also mutually agree on a different date. Fulton and SVB Financial presently expect that the effective date of the merger will occur in the third quarter of 2005.

On or prior to the effective date of the merger, Fulton and SVB Financial will file articles of merger with the Pennsylvania Department of State and the New Jersey Department of Treasury; Division of Revenue and such document will set forth the effective date of the merger. Either Fulton or SVB Financial can terminate the merger agreement if, among other reasons, the merger does not occur on or before December 31, 2005, and the terminating party has not breached or failed to perform any of its obligations under the merger agreement. See “Termination; Effect of Termination” on page 37.

Exchange Of SVB Financial Stock Certificates

A letter of transmittal/election form accompanies this document. The transmittal form contains instructions on how to surrender certificates representing SVB Financial common stock in exchange for cash and/or certificates representing Fulton common stock, as the case may be. It also contains instructions on how to elect the merger consideration you would like to receive.

You should only forward your SVB Financial stock certificates with the transmittal form. You should not return stock certificates with the enclosed proxy card.

Until you exchange your certificates representing SVB Financial common stock following the merger, you will not receive the cash and/or certificates representing Fulton common stock into which your SVB Financial shares have converted. In addition, at its option, Fulton may withhold dividends on any Fulton shares to be issued to you if you fail to exchange your certificates. When you surrender your SVB Financial certificates, you will receive any unpaid dividends without interest. For all other purposes, however, each certificate which represents shares of SVB Financial common stock outstanding at the effective date of the merger will evidence ownership of the cash or shares of Fulton common stock into which those shares converted as a result of the merger. Neither Fulton nor SVB Financial will have liability for any amount paid in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

Conditions To The Merger

The obligations of Fulton and SVB Financial to complete the merger are subject to various conditions, which include, among other customary provisions for transactions of this type, the following:

•	approval of the merger agreement by SVB Financial’s shareholders;

•	receipt of all required regulatory approvals, including the expiration or termination of any notice and waiting periods;

•	the absence of any action, suit or proceeding, pending or threatened, which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transaction contemplated by the merger agreement;

•	delivery of a tax opinion by Fulton’s legal counsel to each of Fulton and SVB Financial;

•	listing of the Fulton stock to be issued as consideration on the NASDAQ National Market;

•	the absence of any material and adverse change in the condition, assets, liabilities, business or operations or future prospects of either party;

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective date of the merger of the representations and warranties of the other party, except as to any representation or warranty which specifically relates to an earlier date and except as otherwise contemplated by the merger agreement;

•	the other party’s material performance of all its covenants and obligations; and

•	other conditions customary for similar transactions, such as the receipt of officer certificates and legal opinions.

Except for the requirements of shareholder approval, regulatory approvals and the absence of any legal action preventing the merger, each of the conditions described above may be waived in the manner and to the extent described in “Amendment; Waivers” on page 37. As of the date of this document, Fulton’s counsel has delivered the required tax opinion.

Representations and Warranties

The merger agreement contains representations and warranties Fulton and SVB Financial made to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that Fulton and SVB Financial have exchanged in connection with signing the merger agreement. While Fulton and SVB Financial do not believe that they contain information that securities laws require to be publicly disclosed, other than information that has already been disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement and described below. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’ general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. The merger agreement contains customary representations and warranties relating to:

•	the corporate organizations of Fulton, SVB Financial and Somerset Valley Bank and their respective subsidiaries and capital structures;

•	the approval and enforceability of the merger agreement;

•	the number of authorized and issued shares of capital stock of SVB Financial;

•	the consistency of financial statements with generally accepted accounting principles;

•	the filing of tax returns and payment of taxes;

•	the absence of material adverse changes, since September 30, 2004, in the condition, assets, liabilities, business or operations of either Fulton or SVB Financial, on a consolidated basis;

•	the absence of undisclosed material pending or threatened litigation;

•	compliance with applicable laws and regulations;

•	retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;

•	the quality of title to assets and properties;

•	the maintenance of adequate insurance;

•	the performance of material contracts;

•	the absence of undisclosed brokers’ or finders’ fees;

•	the absence of material environmental violations, actions or liabilities;

•	the consistency of the allowance for loan losses with generally accepted accounting principles and all applicable regulatory criteria;

•	the receipt of a fairness opinion as to the fairness of the merger consideration to SVB Financial’s shareholders; and

•	the accuracy of information supplied by Fulton and SVB Financial in connection with the Registration Statement filed by Fulton with the SEC, this document and all applications filed with regulatory authorities for approval of the merger.

The merger agreement also contains other representations and warranties by SVB Financial relating to:

•	transactions between SVB Financial and certain related parties;

•	the filing of all regulatory reports;

•	the lack of any regulatory agency proceeding or investigation into the business or operations of SVB Financial or any of its subsidiaries; and

•	the receipt by SVB Financial’s board of directors of a written fairness opinion.

Conduct of SVB Financial Business Pending The Merger

Under the merger agreement, between the date the merger agreement was signed and the date the merger occurs, SVB Financial and its subsidiaries agreed, among other things, except as disclosed to or consented to by Fulton, to:

•	use all reasonable efforts to carry on their respective businesses in the ordinary course;

•	use all reasonable efforts to preserve their respective business organizations, to retain the services of their present officers and employees and to maintain their relationships with customers, suppliers and others with whom they have business dealings;

•	maintain all of their real and personal property in good repair, except for ordinary wear and tear and damage by unavoidable casualty;

•	use all reasonable efforts to preserve or collect all material claims and causes of action;

•	keep in full force and effect all insurance policies now carried;

•	perform in all material respects each of their obligations under all material contracts;

•	maintain their books of account and other records in the ordinary course;

•	comply in all material respects with all applicable laws, rules and regulations;

•	not amend SVB Financial’s or any of its subsidiaries’ charter documents;

•	not enter into, assume or incur any material contract, liability, obligation or commitment, except in the ordinary course;

•	not make any material acquisition or disposition of properties or assets (except for acquisitions or dispositions of properties or assets which do not exceed, in any case, $50,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance, except for loan and investment activity engaged in the ordinary course consistent with past practice;

•	not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant;

•	not declare, set aside or pay any dividend or make any other distribution in respect of SVB Financial common stock or preferred stock;

•	not authorize, purchase, redeem, issue or sell any shares of SVB Financial common stock or any other equity or debt security of SVB Financial (other than for the exercise of outstanding options, the Warrant or the SVB Financial common stock issuable under the Warrant);

•	not increase compensation, or pay a bonus or severance compensation to, establish or amend any SVB Financial benefit plan or enter into or amend any employment obligation other than reasonable salary increases and bonuses in the ordinary course consistent with past practice and consistent with SVB Financial’s current policy;

•	not enter into any related party transaction;

•	in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by Somerset Valley Bank in classifying, valuing and retaining its investment portfolio, during the fiscal year ending December 31, 2004 and thereafter, SVB Financial and its subsidiaries will consult with Fulton and act in accordance with generally accepted accounting principles;

•	file all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due and report all information on such returns truthfully, accurately and completely;

•	not renew any existing contract for services, goods, equipment or the like or enter into, materially amend or terminate any contract involving an amount in excess of $50,000 or for a term of one year or more;

•	not make any capital expenditures other than in the ordinary course or as necessary to maintain existing assets in good repair;

•	not make application for the opening or closing of any, or open or close any, branches or automated banking facility other than branches in Hunterdon County and Middlesex County;

•	not make or commit to any equity investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course consistent with customary banking practice;

•	not take any other action which would cause the merger not to qualify as a tax-free reorganization; and

•	following receipt of both shareholder and regulatory approval of the merger and upon agreement as to the effective date by Fulton and SVB Financial, conform its practices to the standards used by Fulton, with respect to its investment and loan portfolios and loan loss reserve.

No Solicitation Of Transactions

The merger agreement prohibits SVB Financial or any of its affiliates or representatives from:

•	initiating, encouraging or taking any other action to facilitate any inquiries relating to an acquisition of SVB Financial; or

•	withdrawing approval or recommendation of the merger agreement or the merger, approving a third party’s proposal to acquire SVB Financial or entering into a letter of intent, acquisition agreement or similar agreement with a third party with respect to an acquisition of SVB Financial by such party, except under limited circumstances where a third party’s proposal to acquire SVB Financial or its subsidiaries is superior to Fulton’s proposal, and the board of directors of SVB Financial determines, in good faith, and with the advice of outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties.

SVB Financial agreed to notify Fulton if it receives any inquiries or proposals relating to an acquisition by a party other than Fulton.

Board of Directors’ Covenant to Recommend the Merger Agreement

The SVB Financial board of directors is permitted to withdraw, modify or change in a manner adverse to Fulton, its recommendation to the SVB Financial shareholders with respect to the merger agreement and the merger only if:

•	after consultation with its outside legal counsel, the board of directors determines in good faith that failing to take such action would be reasonably likely to constitute a breach of its fiduciary duties under applicable law; and

•	the applicable acquisition proposal is a superior proposal.

Warrant Agreement and Warrant

General

In connection with the merger agreement, SVB Financial executed a warrant agreement, dated January 12, 2005, which permits Fulton to purchase SVB Financial common stock under the circumstances described below. Under the warrant agreement, Fulton received a warrant to purchase up to 1,008,775 shares of SVB Financial common stock. This number represents approximately 19.9% of the issued and outstanding shares of SVB Financial common stock on January 12, 2005, assuming exercise of the warrant by Fulton. The exercise price per share to purchase SVB Financial common stock under the warrant is $22.00, subject to adjustment. The warrant is only exercisable if the events specified in the warrant occur. These triggering events are described below. None of the triggering events have occurred to the best of Fulton’s or SVB Financial’s knowledge as of the date of this document.

Effect of Warrant Agreement

Attempts by a third party to acquire SVB Financial or an interest in SVB Financial, as described under “Exercise of Warrant,” below, would cause the warrant to become exercisable. Fulton’s exercise of the warrant would significantly increase a potential acquirer’s cost of acquiring SVB Financial compared to the cost that would be incurred without the warrant agreement. Therefore, the warrant agreement, together with SVB Financial’s agreement not to solicit other transactions relating to the acquisition of SVB Financial by a third party, may have the effect of discouraging other persons from making a proposal to acquire SVB Financial.

Terms of Warrant Agreement

The following is a brief summary of the material provisions of the warrant agreement, and we qualify this discussion by reference to the full warrant agreement and warrant. Complete copies of the warrant agreement and warrant are included as Exhibit B to this document, and are incorporated in this document by reference. Fulton and SVB Financial urge you to read them carefully.

Exercise of the Warrant

The warrant is exercisable only upon the occurrence of one of the following events:

•	if SVB Financial breaches any covenant in the merger agreement which would permit Fulton to terminate the merger agreement and which occurs following a third party’s proposal to merge with or acquire or lease all or substantially all of the assets of SVB Financial or one of its subsidiaries, or to acquire 25% or more of the voting power of SVB Financial or one of its subsidiaries;

•	if SVB Financial’s shareholders fail to approve the merger and, at the time of the shareholders’ special meeting, a third party proposal to merge with or acquire or lease all or substantially all of the assets of SVB Financial or one of its subsidiaries, or to acquire 25% or more of the voting power of SVB Financial or a subsidiary, has been announced;

•	if a person other than Fulton acquires beneficial ownership of 25% or more of SVB Financial common stock;

•	if a person or group, other than Fulton, enters into an agreement or letter of intent with SVB Financial to merge or consolidate with SVB Financial, to acquire all or substantially all of the assets or liabilities of SVB Financial or one of its subsidiaries, or to acquire beneficial ownership of 25% or more of the voting power of SVB Financial or one of its subsidiaries;

•	if a person or group, other than Fulton, commences a tender offer or exchange offer and within six months consummates a merger with or acquisition of SVB Financial or 25% of the voting power of SVB Financial or one of its subsidiaries; or

•	if Fulton or SVB Financial terminates the merger agreement because SVB Financial’s board of directors takes certain actions inconsistent with Fulton’s acquisition of SVB Financial.

If the warrant becomes exercisable, Fulton may exercise the warrant by presenting the warrant to SVB Financial along with:

•	a written notice of exercise;

•	payment to SVB Financial of the exercise price for the number of shares specified in the notice of exercise; and

•	a certificate specifying the events which have occurred which cause the warrant to be exercisable.

Termination of the Warrant

The warrant terminates on the earlier of:

•	the effective date of the merger; or

•	termination of the merger agreement in accordance with its terms (other than a termination by Fulton caused by SVB Financial’s Board taking action with respect to a third party offer), except that if one of the events described above which causes the warrant to be exercisable occurs prior to termination of the merger agreement, the warrant shall not terminate until twelve months after such event; or

•	if the warrant has not previously been exercised, twelve months after the occurrence of one of the events described above which causes the warrant to be exercisable.

Adjustments

In the event of any change in SVB Financial common stock by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, divisions, exchanges of shares or the like, the number and kind of shares issuable under the warrant are adjusted appropriately.

Repurchase of Warrant or Warrant Shares

Under the warrant agreement, in the event the warrant has become exercisable, Fulton has the right to require SVB Financial to repurchase the warrant or, in the event the warrant has been exercised in whole or in part, redeem the shares obtained upon such exercise. In the case of a repurchase of shares obtained upon exercise of the warrant, the redemption price per share is to be equal to the highest of: (i) 110% of the exercise price, (ii) the highest price paid or agreed to be paid for any share of common stock by an acquiring person (defined as any person who or which is the beneficial owner of 25% or more of the SVB Financial common stock) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of SVB Financial’s assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of SVB Financial as determined by a recognized investment banking firm selected by Fulton and reasonably acceptable to SVB Financial, divided by (y) the number of shares of SVB Financial common stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by Fulton and reasonably acceptable to SVB Financial.

In the case of a repurchase of the warrant, the redemption price is to be equal to the product obtained by multiplying: (i) the number of shares of SVB Financial common stock represented by the portion of the warrant that Fulton is requiring SVB Financial to repurchase, times (ii) the excess of the redemption price over the exercise price.

Registration Rights

SVB Financial granted Fulton the right to request registration under the Securities Act of 1933, as amended, for the shares of SVB Financial common stock which are issuable upon exercise of the warrant.

Amendment; Waivers

Subject to any applicable legal restrictions, at any time prior to completion of the merger, Fulton and SVB Financial may:

•	amend the merger agreement, except that any amendment relating to the consideration to be received by the SVB Financial shareholders in exchange for their shares must be approved by the SVB Financial shareholders;

•	extend the time for the performance of any of the obligations or other acts of Fulton and SVB Financial required in the merger agreement; or

•	waive any term or condition in the merger agreement to the extent permitted by law.

Termination; Effect Of Termination

Fulton and SVB Financial may terminate the merger agreement at any time prior to completion of the merger by mutual written consent.

Either Fulton or SVB Financial may terminate the merger agreement at any time prior to completion of the merger if:

•	there has been a material breach by the other party of a material representation, warranty or covenant in the merger agreement and such breach has not been cured within thirty days after written notice of such breach has been given; or

•	any condition precedent to its obligations under the merger agreement remains unsatisfied as of December 31, 2005 through no fault of its own; or

•	the board of directors of SVB Financial, acting in good faith and consistent with its fiduciary duties, takes certain actions in connection with an acquisition of SVB Financial by a party other than Fulton, which it believes is more favorable to SVB Financial’s shareholders.

SVB Financial can terminate the merger agreement if the closing market price for Fulton Common Stock, determined by averaging the price of Fulton’s stock over a ten day period occurring just before the merger, is less than both:

•	$17.65 and

•	80% of the ratio of the Nasdaq Bank Index over the same ten-day period compared to the Index on January 11, 2005, times the price of Fulton stock on January 11, 2005.

However, if SVB Financial is permitted to terminate on account of a reduction in Fulton stock price as explained above, Fulton may, at its option, increase the exchange ratio to a level equal to the exchange ratio times (17.65/the closing market price); doing so will end SVB Financial’s ability to terminate the Merger Agreement under the Fulton stock price provisions.

We anticipate that the merger will close in the third quarter of 2005. Neither SVB Financial nor Fulton can predict whether the market price of Fulton’s common stock will increase, decrease or remain stable between the date of this document and the date of closing.

In the event that either Fulton or SVB Financial terminates the merger agreement, neither Fulton nor SVB Financial will have any continuing liability or obligation other than the obligation dealing with confidentiality and any liabilities resulting from a breach by the other of a material term or condition of the merger agreement. However, if the merger terminates under certain circumstances, described above, Fulton will have the right to exercise the warrant.

Management And Operations After The Merger

The board of directors and executive officers of Fulton and its subsidiaries will not change as a result of the merger, except that Fulton will appoint to its board of directors one current director of SVB Financial. The current SVB Financial director who will serve as a Fulton director is Willem Kooyker. Somerset Valley Bank’s current directors will remain as directors of Somerset Valley Bank.

Employment; Severance

Upon completion of the merger, Fulton will use its good faith efforts to continue the employment of the present employees of SVB Financial or Somerset Valley Bank. Where that is not possible, Fulton will make severance payments to affected persons.

Employees with written employment agreements will receive any severance payments they are entitled to under such agreements. If the employment of employees without written agreements is involuntarily terminated, other than for unsatisfactory performance, within one year of the effective date of the merger, severance benefits will be paid in the amount of one week’s salary plus an additional one week’s salary for each year of service with SVB Financial or a subsidiary, up to a maximum of 26 weeks’ salary. In the event the employment of employees without written agreements is involuntarily terminated following the one year anniversary of the effective date of the merger, severance payments will be made in accordance with Fulton’s then existing severance policy.

Employee Benefits

The employee benefits provided to former SVB Financial employees that continue to be employed after the merger’s effective date will be substantially equivalent to the employee benefits, in the aggregate, provided by SVB Financial prior to the merger for at least three years after the effective date of the merger, or until Fulton or its subsidiaries can no longer satisfy the applicable qualified retirement plan discrimination testing under the Internal Revenue Code. Each SVB Financial employee who becomes an employee of Fulton or of a Fulton subsidiary will be entitled to full credit for each year of service with SVB Financial for purposes of determining eligibility for vesting in Fulton’s employee benefit plans, programs and policies.

Regulatory Approvals

Fulton and SVB Financial must obtain regulatory approvals before the merger can be completed, but we cannot assure you that these regulatory approvals will be obtained or when they will be obtained.

It is a condition to completion of the merger that Fulton and SVB Financial receive all necessary regulatory approvals to the merger, without the imposition by any regulator of any condition or requirements that would materially and adversely impact the economic or business benefits of the merger. Fulton and SVB Financial cannot assure you that the regulatory approvals of the merger will not contain terms, conditions or requirements which would have such an impact.

Fulton and SVB Financial are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. If any other approval or action is required, the parties expect that they will seek such approval or action.

The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956. Under this law, the Federal Reserve Board generally may not approve any proposed transaction:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States, or

•	That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the Federal Reserve Board finds that the public interest in meeting the convenience and needs of the community served clearly outweighs the anti-competitive effects of the proposed transaction.

The Federal Reserve Board is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy. Consideration of convenience and needs includes the parties’ performance under the Community Reinvestment Act of 1977.

The merger may not be completed until the 30th day following the date of the Federal Reserve Board approval, although the Federal Reserve Board may reduce that period to 15 days. During this period, the United States Department of Justice has the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board’s approval, unless a court of competent jurisdiction specifically ordered otherwise.

Fulton filed notice of the proposed merger with the Federal Reserve Bank of Philadelphia on                                 , seeking prior approval of the merger from the Federal Reserve Bank, pursuant to authority delegated to it by the Federal Reserve Board. As of the date of this document, the Federal Reserve Bank has not yet approved or disapproved the merger.

The merger is also subject to the prior approval of the New Jersey Department of Banking and Insurance under the provisions of the New Jersey Banking Act of 1948, as amended. As of the date of this document, the New Jersey Department of Banking and Insurance has not yet approved or disapproved the merger.

Material Contracts

There have been no other material contracts or other transactions between SVB Financial and Fulton since signing the merger agreement other than in connection with the transactions contemplated by the merger agreement, nor have there been any material contracts, arrangements, relationships or transactions between SVB Financial and Fulton during the past five years, other than in connection with the merger agreement and as described in this document.

Material Federal Income Tax Consequences

To complete the merger, Fulton and SVB Financial must receive an opinion of Barley Snyder LLC, counsel to Fulton, that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that Fulton and SVB Financial will each be a party to the reorganization within the meaning of Section 368(b) of the Code. Barley Snyder LLC has provided this opinion and has consented to its inclusion in the registration statement.

In the opinion of Barley Snyder LLC, the material federal income tax consequences of the merger will be as follows:

•	Fulton and SVB Financial will not recognize gain or loss in the merger;

•	SVB Financial’s shareholders will not recognize any gain or loss upon receipt of Fulton common stock in exchange for SVB Financial common stock, except that (1) shareholders who receive cash proceeds for fractional share interests will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if the shareholders held their SVB Financial common stock as a capital asset at the effective date of the merger and (2) shareholders who receive cash consideration and Fulton common stock in exchange for SVB Financial common stock will recognize gain, but not loss, realized with respect to any SVB Financial common stock share but not in excess of the amount of cash received or deemed received for that SVB Financial common stock share, and such gain will constitute capital gain if the shareholders held their SVB Financial common stock as a capital asset at the effective date of the merger;

•	SVB Financial’s shareholders who elect to receive only cash consideration in exchange for SVB Financial common stock pursuant to the merger will generally recognize gain or loss based on the difference between the cash consideration received and the adjusted basis in the SVB Financial common stock exchanged;

•	the tax basis of shares of Fulton common stock received by SVB Financial’s shareholders in the merger will be the same as the tax basis of their shares of SVB Financial common stock less any basis that would be allocable to a fractional share of Fulton common stock for which cash is received; and

•	the holding period of the Fulton common stock that SVB Financial’s shareholders receive in the merger will include the holding period of their shares of SVB Financial common stock, provided that they hold their SVB Financial common stock as a capital asset at the time of the merger.

This is not a complete description of all the federal income tax consequences of the merger and, in particular, does not address tax considerations that may affect the treatment of shareholders who acquired their SVB Financial common stock pursuant to the exercise of employee stock options or otherwise as compensation, or shareholders which are exempt organizations or who are not citizens or residents of the United States. Each shareholder’s individual circumstances may affect the tax consequences of the merger to such shareholder. In addition, this discussion does not address the tax consequences of the merger under applicable state, local, or foreign laws. Accordingly, you should consult a tax advisor to discuss the specific tax consequences of the merger to you.

Accounting Treatment

Fulton will account for the acquisition using the purchase method of accounting. Purchase accounting requires Fulton to allocate the total purchase price of the acquisition to the assets acquired and liabilities assumed, based on their respective fair values at the acquisition date, with any remaining unallocated acquisition cost being recorded as goodwill. Resulting goodwill balances are then subject to an impairment review on at least an annual basis. The results of SVB Financial’s operations will be included in Fulton’s financial statements prospectively from the date of the acquisition.

The total purchase price is estimated to be approximately $89.9 million, which includes the cost of Fulton stock to be issued, SVB Financial options to be converted and certain acquisition related costs. The actual purchase price will depend on the percentage of shares paid in cash and the price of Fulton stock on the acquisition date. The total purchase price will be allocated to the net assets acquired as of the merger effective date, based on fair market values at that date. Fulton expects to record a core deposit intangible asset and goodwill as a result of the acquisition accounting.

The Selected Historical and Pro Forma Combined Per Share Data in this document has been prepared based on SVB Financial’s net assets and the fair market values of those net assets as calculated by SVB Financial as of

December 31, 2004. In addition, the core deposit intangible was estimated to be $11.9 million, representing 4.5% of demand and savings deposits, and was assumed to be amortized over 8 years using an accelerated method. These assumptions resulted in goodwill of approximately $54.3 million. The actual amounts to be recorded by Fulton to reflect the purchase are dependent on various factors, including but not limited to, the interest rate environment and final valuations for loans and deposits and other assets and liabilities, including the core deposit intangible, and may differ materially from the estimates provided herein.

NASDAQ Quotation

The obligation of SVB Financial and Fulton to complete the merger is subject to the condition that Fulton common stock to be issued in the merger be authorized for quotation on the National Market System of the Nasdaq Stock Market.

Expenses

Fulton and SVB Financial will each pay all their own costs and expenses, including fees and expenses of financial consultants, accountants and legal counsel, except that Fulton will pay for the cost of printing and mailing this document.

Resale Of Fulton Common Stock

The Fulton common stock issued in the merger will be freely transferable under the Securities Act of 1933 except for shares issued to any SVB Financial shareholder who is an “affiliate” of SVB Financial or Fulton for purposes of SEC Rule 145. This document does not cover resale of Fulton common stock received by any affiliate of SVB Financial or Fulton. Each director and executive officer of SVB Financial will enter into an agreement with Fulton providing that, as an affiliate, he or she will not transfer any Fulton common stock received in the merger except in compliance with the securities laws.

No Dissenters’ Rights

SVB Financial shareholders are not entitled to dissenters’ rights under Section 14A:11-1(1)(a)(i)(B) of the New Jersey Business Corporation Act with respect to the proposed merger with Fulton.

Dividend Reinvestment Plan

Fulton currently maintains a shareholder dividend reinvestment plan. This plan provides shareholders of Fulton with a simple and convenient method of investing cash dividends, as well as voluntary cash payments, in additional shares of Fulton common stock without payment of any brokerage commission or service charge. Fulton expects to continue to offer this plan after the effective date of the merger, and shareholders of SVB Financial who become shareholders of Fulton will be eligible to participate in the plan.

Financial Interests Of Management in the Merger

When you are considering the recommendation of SVB Financial’s board of directors with respect to approving the merger agreement and the merger, you should be aware that SVB Financial directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of SVB Financial. The SVB Financial board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

Stock Options

As of the record date, the directors and executive officers of SVB Financial hold options to purchase approximately              shares of SVB Financial common stock. On the effective date of the merger, each option will convert into cash or an option to acquire Fulton common stock as described above under “THE MERGER - Stock

Options” on page 29. In addition, all SVB Financial options subject to vesting will immediately vest, in full, upon closing of the merger.

Employment Agreements

In connection with the merger agreement, Somerset Valley Bank, Fulton and each of Messrs. Corcoran and Brattlof entered into employment agreements. The Agreements will become effective on, and are contingent upon, the effectiveness of the merger. Each agreement provides for a two year employment period starting from the effective date of the merger. Each of Messrs. Corcoran and Brattlof will be entitled to benefits comparable to those offered by Somerset Valley Bank on January 11, 2005, including retirement, medical and disability benefit programs and other SVB Financial employee benefit plans. In addition, each of Messrs. Corcoran and Brattlof will be paid certain change of control payments due to them under their existing employment agreements with Somerset Valley Bank, and which will be triggered by the merger, over a period of two years, provided that they will forfeit amounts not yet paid if they terminate their employment early. The change of control payment amount due to Mr. Corcoran is $548,670 and due to Mr. Brattlof is $342,297. One half of the change of control payment for Mr. Corcoran will be paid at the effective date of the merger and the remainder in 12 monthly installments beginning on the one year anniversary of the effective date. Mr. McCarthy also will be paid a change in control payment due to him under his existing employment agreement which will be triggered by the merger. The change in control payment due to Mr. McCarthy is $354,100. The change in control payment due to Mr. McCarthy will be paid to him in full on the effective date of the merger. The change in control payments for Messrs. Corcoran, Brattlof and McCarthy are determined based on two times the current base salary and plus the amount of the average bonus for the last three years.

In the event either of Mr. Corcoran’s or Mr. Brattlof’s employment is terminated “without cause”, or by him for “good reason” as defined in the agreement, Somerset Valley Bank and Fulton have agreed to pay Messrs. Corcoran and Brattlof the salary and benefits provided in his agreement for the remaining term of the agreement. The agreement also provides that during the term of his employment and for one year after the termination of his employment (other than without cause), the executive will not compete with Somerset Valley Bank or Fulton.

Indemnification and Insurance

The merger agreement provides that Fulton shall indemnify and hold harmless each present and former director, officer and employee of SVB Financial or an SVB Financial subsidiary, determined as of the effective time of the merger, against any costs or expenses, judgments, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, arising out of matters existing or occurring at or prior to the effective time of the merger, arising in whole or in part out of, or pertaining to the fact that he or she is or was a director, officer or employee of SVB Financial or any of its subsidiaries.

In addition, the merger agreement provides that Fulton shall maintain tail coverage for SVB Financial’s existing directors’ and officers’ liability insurance policy for acts or omissions occurring prior to the effective time of the merger for the benefit of persons who are currently covered by such insurance policy for a period of four years following the effective time of the merger. Fulton may, however, substitute new policies in lieu of SVB Financial’s existing policies if the new policies provide at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous.

Directors Fees

Each of SVB Financial’s current directors will serve in one or more of the following capacities after the effective date of the merger:

•	One SVB Financial director, Willem Kooyker, will serve as director of Fulton; and

•	All Somerset Valley Bank directors will continue to serve as directors of Somerset Valley Bank.

As such, each non-employee director will be entitled to receive fees for his or her service in such capacity equal to the fees received by him or her as of the date of the merger agreement from SVB Financial for a period of three years. The fees payable to each non-employee director are $650 for each meeting attended plus a $5,000 annual retainer fee. In addition, non-employee directors will be paid $100 for each committee meeting attended.

Other than as set forth above, no director or executive officer of SVB Financial has any direct or indirect material interest in the merger, except insofar as ownership of SVB Financial common stock might be deemed such an interest.

INFORMATION ABOUT FULTON

General

As permitted by the rules of the SEC, financial and other information relating to Fulton that is not included in or delivered with this document, including information relating to Fulton’s directors and executive officers, is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 53 and “INCORPORATION BY REFERENCE” on page 54.

Market Price Of And Dividends On Fulton Common Stock And Related Shareholder Matters

The Fulton common stock trades on the NASDAQ National Market under the symbol “FULT”. The table below shows for the periods indicated the amount of dividends paid per share and the quarterly ranges of high and low sales prices for Fulton common stock as reported by the NASDAQ National Market. Stock price information does not necessarily reflect mark-ups, mark-downs or commissions. Per share amounts have been retroactively adjusted to reflect the effect of stock dividends declared.

	Price Range Per Share		Per Share Dividend
	High	Low
2005
First Quarter Second Quarter (through ________, 2005)	$23.52	$21.00	$0.165

2004
First Quarter	$21.70	$19.86	$0.152
Second Quarter	21.64	19.14	0.165
Third Quarter	21.90	20.00	0.165
Fourth Quarter	23.60	21.05	0.165

2003
First Quarter	$17.32	$15.89	$0.136
Second Quarter	20.00	17.01	0.152
Third Quarter	20.48	18.33	0.152
Fourth Quarter	20.95	18.81	0.152

For certain limitations on the ability of Fulton’s subsidiaries to pay dividends to Fulton, see Fulton’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 53.

On January 11, 2005, the last full trading day prior to public announcement of the proposed merger, the high, low and last sales price of Fulton common stock were as follows:

High:	$22.39
Low:	$22.10
Last Sales price:	$22.18

On             , the most recent practicable date prior to the printing of this document, the high, low and last sales price of Fulton common stock were as follows:

High:	$
Low:	$
Last Sales price:	$

You should obtain current market quotations prior to making any decisions about the merger.

Indemnification

The Bylaws of Fulton provide for indemnification of its directors, officers, employees and agents to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania, provided that the person seeking indemnification acted in good faith, in a manner he or she reasonably believed to be in the best interests of Fulton, and without willful misconduct or recklessness. Fulton has purchased insurance to indemnify its directors, officers, employees and agents under certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Fulton pursuant to the foregoing provisions of Fulton’s Bylaws, Fulton has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Description Of Fulton Financial Common Stock

General

The authorized capital of Fulton consists exclusively of 400 million shares of common stock, par value $2.50 per share, and 10 million shares of preferred stock, without par value. As of March 31, 2005, there were issued and outstanding approximately 125,871,824 shares of Fulton common stock, which shares were held by 19,803 owners of record, and there were 4,796,993 shares issuable upon the exercise of options. No shares of preferred stock have been issued by Fulton. Fulton’s common stock is listed for quotation on the NASDAQ National Market System under the symbol “FULT”. The holders of Fulton common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and may not cumulate their votes for the election of directors. Each share of Fulton common stock is entitled to participate on an equal pro rata basis in dividends and other distributions. The holders of Fulton common stock do not have preemptive rights to subscribe for additional shares that may be issued by Fulton, and no share is entitled in any manner to any preference over any other share. Fulton Financial Advisors, N.A. serves as the transfer agent for Fulton.

The holders of Fulton common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available. Fulton has in the past paid quarterly cash dividends to its shareholders on or about the 15th day of January, April, July and October of each year. The ability of Fulton to pay dividends to its shareholders is dependent primarily upon the earnings and financial condition of Fulton’s subsidiary banks. Funds for the payment of dividends on Fulton common stock are expected for the foreseeable future to be obtained primarily from dividends paid to Fulton by its bank subsidiaries, which dividends are subject to certain statutory limitations, described below:

Pennsylvania State Chartered Banks	Fulton Bank, Lebanon Valley Farmers Bank, Lafayette Ambassador Bank, and Premier Bank	may pay dividends only out of accumulated net earnings and may not declare or pay any dividend requiring a reduction of the statutorily required surplus of the institution

National Banks	Swineford National Bank, FNB Bank, N.A., Delaware National Bank, and Fulton Financial Advisors, N.A.	the approval of the Office of the Comptroller of the Currency is required under federal law if the total of all dividends declared during any calendar year would exceed the net profits (as defined) of the bank for the year, combined with its retained net profits (as defined) for the two preceding calendar years

Maryland Commercial Banks	Hagerstown Trust Company and The Peoples Bank of Elkton	may only declare a cash dividend from their undivided profits or (with the prior approval of the Maryland Bank Commissioner) from its surplus in excess of 100% of its required capital stock, in each case after providing for due or accrued expenses, losses, interest and taxes. In addition, if Hagerstown’s or Peoples’ surplus becomes less than 100% of its required capital stock, Hagerstown or Peoples may not declare or pay any cash dividends that exceed 90% of its net earnings until its surplus becomes 100% of its required capital stock

New Jersey Banks	The Bank, Skylands Community Bank, First Washington State Bank	may not declare or pay any dividends which would impair their capital stock or reduce their surplus to a level of less than 50% of their capital stock or if the surplus is currently less than 50% of the capital stock, the payment of such dividends would not reduce the surplus of the bank

Virginia Bank	Resource Bank	may only declare or pay any dividends up to the amount of retained earnings

In addition to the foregoing statutory restrictions on dividends, state banking regulations (with respect to state-chartered banks), the FDIC (with respect to state-chartered banks that are not members of the Federal Reserve System, such as Fulton Bank, Skylands Community Bank, Hagerstown Trust Company, The Bank, The Peoples Bank of Elkton and First Washington State Bank), the FRB (with respect to state-chartered banks that are members of the Federal Reserve System, such as Lebanon Valley Farmers Bank, Lafayette Ambassador Bank, Premier Bank and Resource Bank), and the OCC (with respect to national banks such as Swineford National Bank, FNB Bank, N.A., Delaware National Bank, and Fulton Financial Advisors, N.A.), also have adopted minimum capital standards and have broad authority to prohibit a bank from engaging in unsafe or unsound banking practices. Specifically, a member bank may not pay a dividend in excess of its net income less dividends declared, plus the prior two years net income, less dividends declared during the prior two years. The payment of a dividend by a bank could, depending upon the financial condition of the bank involved and other factors, be deemed to impair its capital or to be as such an unsafe or unsound practice.

Dividend Reinvestment Plan

The holders of Fulton common stock may elect to participate in the Fulton Financial Corporation Dividend Reinvestment Plan, which is a plan administered by Fulton Financial Advisors, N.A. as the plan agent. Under the dividend reinvestment plan, dividends payable to participating shareholders are paid to the plan agent and are used to purchase, on behalf of the participating shareholders, additional shares of Fulton common stock. Participating shareholders may make additional voluntary cash payments, which are also used by the plan agent to purchase, on behalf of such shareholders, additional shares of Fulton common stock. Shares of Fulton common stock held for the account of participating shareholders are voted by the plan agent in accordance with the instructions of each participating shareholder as set forth in his or her proxy.

Securities Laws

Fulton, as a business corporation, is subject to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, and is also subject to similar requirements under state securities laws. Fulton common stock is registered with the Securities and Exchange Commission under Section 12(g) of the Securities

Exchange Act of 1934, as amended, and Fulton is subject to the periodic reporting, proxy solicitation and insider trading requirements of the 1934 Act. The executive officers, directors and ten percent shareholders of Fulton are subject to certain restrictions affecting their right to buy and sell shares of Fulton common stock owned beneficially by them. Specifically, each such person is subject to the beneficial ownership reporting requirements and to the short-swing profit recapture provisions of Section 16 of the 1934 Act and may sell shares of Fulton common stock only: (i) in compliance with the provisions of SEC Rule 144, (ii) in compliance with the provisions of another applicable exemption from the registration requirements of the 1933 Act, or (iii) pursuant to an effective registration statement filed with the SEC under the 1933 Act.

Antitakeover Provisions

The Articles of Incorporation and Bylaws of Fulton include certain provisions which may be considered to be “antitakeover” in nature because they may have the effect of discouraging or making more difficult the acquisition of control over Fulton by means of a hostile tender offer, exchange offer, proxy contest or similar transaction. These provisions are intended to protect the shareholders of Fulton (including the present shareholders of SVB Financial, who will become shareholders of Fulton following the merger) by providing a measure of assurance that Fulton’s shareholders will be treated fairly in the event of an unsolicited takeover bid and by preventing a successful takeover bidder from exercising its voting control to the detriment of the other shareholders. However, the antitakeover provisions set forth in the Articles of Incorporation and Bylaws of Fulton, taken as a whole, may discourage a hostile tender offer, exchange offer, proxy solicitation or similar transaction relating to Fulton common stock. To the extent that these provisions actually discourage such a transaction, holders of Fulton common stock may not have an opportunity to dispose of part or all of their stock at a higher price than that prevailing in the market. In addition, these provisions make it more difficult to remove, and thereby may serve to entrench, incumbent directors and officers of Fulton, even if their removal would be regarded by some shareholders as desirable.

The provisions in the Articles of Incorporation of Fulton which may be considered to be “antitakeover” in nature include the following:

•	a provision that provides for substantial amounts of authorized but unissued capital stock, including a class of preferred stock whose rights and privileges may be determined prior to issuance by Fulton’s board of directors;

•	a provision that does not permit shareholders to cumulate their votes for the election of directors;

•	a provision that requires a greater than majority shareholder vote in order to approve certain business combinations and other extraordinary corporate transactions;

•	a provision that establishes criteria to be applied by the board of directors in evaluating an acquisition proposal;

•	a provision that requires a greater than majority shareholder vote in order for the shareholders to remove a director from office without cause;

•	a provision that prohibits the taking of any action by the shareholders without a meeting and eliminates the right of shareholders to call a special meeting;

•	a provision that limits the right of the shareholders to amend the Bylaws; and
•	a provision that requires, under certain circumstances, a greater than majority shareholder vote in order to amend the Articles of Incorporation.

The provisions of the Bylaws of Fulton which may be considered to be “antitakeover” in nature include the following:

•	a provision that limits the permissible number of directors;

•	a provision that establishes a board of directors divided into three classes, with members of each class elected for a three-year term that is staggered with the terms of the members of the other two classes; and

•	a provision that requires advance written notice as a precondition to the nomination of any person for election to the board of directors, other than in the case of nominations made by existing management.

As a Pennsylvania business corporation and a corporation whose common shares are registered under the Securities Exchange Act of 1934, as amended, Fulton is subject to, and may take advantage of the protections of, the antitakeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended. These antitakeover provisions, which are designed to discourage the acquisition of control over a targeted Pennsylvania business corporation, include:

•	a provision whereby the directors of the corporation, in determining what is in the best interests of the corporation, may consider factors other than the economic interests of the shareholders, such as the effect of any action upon other constituencies, including employees, suppliers, customers, creditors and the community in which the corporation is located;

•	a provision that permits shareholders to demand that a controlling person pay to them the fair value of their shares in cash upon a change in control;

•	a provision that restricts certain business combinations unless there is prior approval by the directors or a supermajority of the shareholders;

•	a provision permitting a corporation to adopt a shareholders rights plan;

•	a provision denying the right to vote to a person who acquires a specified percentage of stock ownership unless those voting rights are restored by a vote of disinterested shareholders; and

•	a provision requiring a person who acquires “control shares”, which are described in the previous sentence, to disgorge to the corporation all profits from the sale of equity securities within eighteen months thereafter.

Corporations may elect to “opt out” of any or all of these antitakeover provisions of the Pennsylvania corporate law. Fulton has not elected to opt out of any of the protections provided by the antitakeover statutes.

On April 27, 1999, Fulton extended the term of its Shareholder Rights Plan, originally adopted in June of 1989, by ten years. The plan is intended to discourage unfair or financially inadequate takeover proposals and abusive takeover practices and to encourage third parties who may in the future be interested in acquiring Fulton to negotiate with Fulton’s board of directors. The plan may have the effect of discouraging or making more difficult the acquisition of Fulton by means of a hostile tender offer, exchange offer or similar transaction. The plan is similar to shareholder rights plans which have been adopted by other bank holding companies and business corporations and contains “flip-in” rights (allowing certain shareholders to purchase Fulton’s common stock equal to two times the right’s exercise price) and “flip-over” rights (allowing rights holders to acquire shares of the acquirer’s stock at a substantial discount) which are typically included in plans of this kind. Each share of Fulton common stock, including all shares that will be issued to SVB Financial’s shareholders in the merger, will also represent one right pursuant to the terms of the plan, which right will initially, and until it becomes exercisable, trade with and be represented by the Fulton common stock certificates to be received by the shareholders of SVB Financial.

The management of Fulton does not presently contemplate recommending to the shareholders the adoption of any additional antitakeover provisions.

INFORMATION ABOUT SVB FINANCIAL

As permitted by the rules of the SEC, financial and other information relating to SVB Financial, including information relating to SVB Financial’s directors and executive officers, is incorporated herein by reference. See “WHERE YOU CAN FIND MORE INFORMATION” on page 53 and “INCORPORATION BY REFERENCE” on page 54. A copy of SVB Financial’s 10-K for the year ended December 31, 2004, as filed with the SEC, is enclosed herewith and is incorporated herein by reference.

General

SVB Financial is a New Jersey corporation and a registered bank holding company headquartered in Somerville, New Jersey. SVB Financial is the holding company for Somerset Valley Bank, a New Jersey state chartered commercial bank. The bank is a full service commercial bank, providing a wide range of business and consumer financial services in Somerville, Hillsborough, Bridgewater, Manville, Bernards, Warren, Raritan Township, Edison and Metuchen, New Jersey. The bank operates through its main office located in Somerville, New Jersey, and 10 branch offices. Somerset Valley Bank has the following wholly-owned subsidiaries:

•	Somerset Valley Investment Company, which owns 100% of West End One Corp.; and

•	West End One Corp., which manages an investment portfolio similar to Somerset Valley Bank’s earning assets.

SVB Financial had approximately $483 million in assets and $414 million in deposits at December 31, 2004. On December 31, 2004, Somerset Valley Bank employed 102 full-time and 19 part-time employees throughout its branch offices.

Market Price Of And Dividends On SVB Financial Common Stock And Related Shareholder Matters

The SVB Financial common stock trades on the NASDAQ National Market under the symbol “SVBF”. As of April 7, 2005, there were 4,115,554 shares of SVB Financial common stock issued and outstanding, held by approximately 414 shareholders of record. The following table sets forth the high and low sale prices for shares of SVB Financial common stock for the periods indicated as reported on the NASDAQ National Market and the cash dividends paid per share for such periods. Such prices do not necessarily reflect mark-ups, mark-downs or commissions. Per share amounts have been retroactively adjusted to reflect the effect of all stock dividends and stock splits.

	Price Range Per Share		Per Share Dividend
	High	Low
2005
First Quarter Second Quarter (through ________, 2005)	$22.00	$20.00	$0

2004
First Quarter	$18.57	$15.29	$0
Second Quarter	18.84	16.77	0
Third Quarter	18.71	16.29	0
Fourth Quarter	20.75	16.81	0

2003
First Quarter	$15.88	$13.24	$0
Second Quarter	16.10	14.24	0
Third Quarter	15.41	14.52	0
Fourth Quarter	16.45	14.59	0

The merger agreement restricts SVB Financial from paying a dividend as described under the heading “THE MERGER — Dividends” on page 28.

On January 11, 2005, the last full trading day prior to public announcement of the proposed merger, the high, low and last sales price of SVB Financial common stock were as follows:

High:	$21.55
Low:	$21.52
Last Sales Price:	$21.52

On                     , the most recent practicable date prior to the printing of this document, the high, low and last sales price of SVB Financial common stock were as follows:

High:	______
Low:	______
Last Sales Price:	______

You should obtain current market quotations prior to making any decisions as to the merger.

ADJOURNMENT

In the event that SVB Financial does not have sufficient votes for a quorum or to approve the merger agreement at the special meeting, SVB Financial intends to adjourn the special meeting to permit further solicitation of proxies. The board of directors of SVB Financial recommends that shareholders vote their proxies in favor of the adjournment proposal so that their proxies may be used to vote for an adjournment if necessary. The proxy holders will vote properly executed proxies in favor of the adjournment proposal unless the proxies indicate otherwise. If SVB Financial adjourns the special meeting, SVB Financial will not give notice of the time and place of the adjourned special meeting other than by an announcement of such time and place at the special meeting.

COMPARISON OF SHAREHOLDER RIGHTS

If Fulton and SVB Financial complete the merger, shareholders of SVB Financial automatically will become shareholders of Fulton, and their rights as shareholders will be determined by the Pennsylvania Business Corporation Law of 1988, as amended, and by Fulton’s Articles of Incorporation and Bylaws. The following is a summary of material differences between the rights of holders of Fulton common stock and the rights of holders of SVB Financial common stock. These differences arise from differing provisions of the Articles of Incorporation and Bylaws of Fulton and SVB Financial, differences in New Jersey and Pennsylvania corporate law and from the existence of Fulton’s Shareholder Rights Plan.

The most significant differences are:

•	Fulton has adopted a Shareholder Rights Plan, which provides Fulton’s shareholders with certain stock-related rights in the event of a hostile takeover but may have the effect of discouraging such a takeover, while SVB Financial has not adopted any such plan.

•	Fulton’s Amended and Restated Articles of Incorporation provide that holders of not less than 85% of its then outstanding voting power may remove directors without cause, while SVB Financial’s directors may not be removed without cause.

•	Fulton’s Bylaws may be amended by its Board of Directors or by holders of not less than 85% of its then outstanding voting power, while SVB Financial’s Bylaws may be amended by a majority of its Board of Directors or by the approval of a majority of the votes entitled to be cast by its shareholders.

•	Fulton’s Amended and Restated Articles of Incorporation deny shareholders the right to take action without a shareholder’s meeting, while SVB Financial’s Bylaws permit its shareholders to take action without a shareholder’s meeting if a written consent is signed by all of its holders of outstanding stock entitled to vote at such meeting.

•	Fulton’s Amended and Restated Articles of Incorporation provides that approval of not less than 85% of the then outstanding voting power of its capital stock is required for a business combination between Fulton and an interested shareholder of Fulton unless approved by Fulton’s board, in which case approval of only 2/3 of the then outstanding voting power is required, while the Certificate of Incorporation of SVB Financial provides that all business combinations in which SVB Financial is a party are subject to the approval of at least 2/3 of votes entitled to be cast at a shareholders meeting unless approved in advance by the continuing directors of SVB Financial’s board or certain consideration requirements are satisfied, in which case approval of only a majority of the votes entitled to be cast is required.

A comparison of SVB Financial common stock and Fulton common stock and the rights of their respective holders follows:

	SVB FINANCIAL	FULTON
Title	Common Stock, $2.09 par value	Common Stock, $2.50 par value per share

Shares Authorized	10,000,000 of which 6,000,000 are common shares	400,000,000

Shares Issued & Outstanding	4,115,554 shares, as of April 7, 2005	125,871,824 shares, as of March 31, 2005

Preemptive Rights	No	No

Classification of Board of Directors	Board of Directors divided into three classes with three year terms; approximately one-third of directors elected each year	Board of Directors divided into three classes with three year terms; approximately one-third of directors elected each year

Voting: Election of Directors	Non-cumulative	Non-cumulative

Voting: Other Matters	One vote for each share owned of record	One vote for each share owned of record

Shareholder Rights Plan	No	Yes

Dissenters’ Rights	No	Not generally available

Dividend Reinvestment Plan	No	Yes

Market	Listed for quotation on the Nasdaq National Market	Listed for quotation on Nasdaq National Market

Registered under 1934 Act	Yes	Yes

Limitation of Liability of Directors for Monetary Damages	No	Yes

Indemnification of Directors, Officers and Employees	Yes	Yes

	SVB FINANCIAL	FULTON
Approval Required for Restricted Transactions with 10% or more Beneficial Owners	Under New Jersey law, a New Jersey corporation may not engage in a business combination with an “interested shareholder” for five years after the time the interested shareholder acquired his or its stake in the company, unless the transaction has been approved by the company’s board of directors prior to the time the interested shareholder acquires his or its shares. Subsequent to the five year period, a business combination between a New Jersey corporation and an interested shareholder which was not approved by the company’s board prior to the time the interested shareholder acquired his shares, must either (i) be approved by a vote of 2/3 of the company’s shares not beneficially owned by the interested shareholder or (ii) satisfy certain “fair price” requirements	85% affirmative shareholder vote; reduced to 66-2/3% if certain conditions are met

Approval of Major Transactions	2/3 of votes entitled to be cast at shareholders meeting to approve any business combination, provided however, that the affirmative vote of majority of the votes entitled to be cast at shareholder meeting shall approve the action if either (i) such action has been approved by a majority of the continuing directors, a majority of the votes entitled to be cast is required; or (ii) all shareholders receive the higher of the highest price paid and fair market value.	2/3 of votes cast at shareholders meeting

	SVB FINANCIAL	FULTON
Amendment of Articles of Incorporation	Majority affirmative shareholder vote, except that a 75% vote is required to amend the provisions dealing with director classification, number of directors, removal of directors, action by written consent and the interested shareholder provisions.	Provisions regarding required vote for business combinations and other major transactions, removal of directors, amendment of articles and certain other provisions require either: (i) affirmative vote of holders of 85% of voting power; or (ii) approval of a majority of directors and continuing directors and affirmative vote of 66-2/3 of holders of voting power; for other matters: (i) majority of directors and affirmative vote of holders of a majority of voting power or (ii) affirmative vote of holders of 85% of voting power

Qualification of Directors	No special ownership requirements	No special ownership requirements

Authorized Class of Preferred Stock	4,000,000 of undesignated shares that can be designated as preferred by the Board of Directors	Yes. 10,000,000 shares, without par value which can be issued under terms and conditions to be determined by the Board of Directors

Right of Shareholders to call an Annual Meeting	No	No

Right of Shareholders to call a Special Meeting	No, provided that a special meeting may be called by the Superior Court of New Jersey upon application by shareholders holding not less than 10% of capital stock entitled to vote at such meeting	No

Shareholder Inspection Rights	General, by statute	General

Right of Shareholders to act by Written Consent	No	No

EXPERTS

The consolidated financial statements of Fulton Financial Corporation as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states Fulton Financial Corporation acquired First Washington FinancialCorp. on December 31, 2004, and management excluded from its assessment of the effectiveness of Fulton Financial Corporation’s internal control over financial reporting as of December 31, 2004, First Washington FinancialCorp.’s internal control over financial reporting associated with total assets of approximately $585 million and total revenues of $0 included in the consolidated financial statements of Fulton Financial Corporation as of and for the year ended December 31, 2004. The audit of internal control over financial reporting of Fulton Financial Corporation also excluded an evaluation of the internal control over financial reporting for First Washington FinancialCorp.

The financial statements of SVB Financial Services, Inc. incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts.

LEGAL MATTERS

Barley Snyder LLC will pass on the validity of the Fulton common stock issued in the merger, and certain federal income tax consequences of the merger.

Norris, McLaughlin & Marcus, P.A. has acted as special counsel to SVB Financial in connection with the merger.

OTHER MATTERS

The board of directors knows of no matters other than those described in this proxy statement or referred to in the accompanying notice of special meeting of shareholders that may be presented at the special meeting. However, if any other matter should be properly presented for consideration and voting at the special meeting or any adjournments of the special meeting, the proxy holders will vote the proxies in their discretion in the manner they determine to be in SVB Financial’s best interest.

SHAREHOLDER PROPOSALS

Because SVB Financial and Fulton anticipate that the merger will be completed no later than the third quarter of 2005, SVB Financial does not anticipate holding a 2005 annual meeting of SVB Financial shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Fulton and SVB Financial are subject to the informational requirements of the Securities Exchange Act of 1934, and file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements and other information that Fulton and/or SVB Financial file at the Securities and Exchange Commission’s public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Fulton’s and SVB Financial’s Securities and Exchange Commission filings are also available on the Securities and Exchange Commission’s Internet site at http://www.sec.gov. You can also inspect reports, proxy statements and other information concerning Fulton or SVB Financial at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Additionally, SVB Financial’s Internet site is www.somersetvalleybank.com. Fulton’s Internet site is www.fult.com.

Fulton filed a Registration Statement on Form S-4 (No.                     ) to register with the Securities and Exchange Commission the Fulton common stock issuable to SVB Financial shareholders in the merger. This document is a part of that Registration Statement and constitutes a prospectus of Fulton in addition to being a proxy statement of SVB Financial for the special meeting. As allowed by Securities and Exchange Commission rules, this document does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

INCORPORATION BY REFERENCE

Some of the information that you may want to consider in deciding how to vote with respect to the merger is not physically included in this document, but rather is “incorporated by reference” to documents that have been filed by Fulton and SVB Financial with the Securities and Exchange Commission. As permitted by the SEC, the following documents are incorporated by reference in this document:

Documents filed by Fulton (SEC File No. 0-10587):

•	Annual Report on Form 10-K, filed March 16, 2005, for the year ended December 31, 2004;

•	Current Reports on Form 8-K filed: January 3, 2005, January 12, 2005, January 18, 2005, March 2, 2005, March 16, 2005, March 22, 2005, March 24, 2005 and March 31, 2005.

•	The description of Fulton common stock contained in Fulton’s registration statement on Form 8-A, dated July 3, 1989, and any amendment or reports filed for purposes of updating such description.

Documents filed by SVB Financial (SEC File No.0-22407):

•	Annual Report on Form 10-K filed March 29, 2005, for the year ended December 31, 2004.

•	Current Reports on Form 8-K filed: January 13, 2005, January 18, 2005 and January 25, 2005.

•	The description of SVB Financial common stock contained on a Registration Statement on Form S-4, filed April 2, 1996, and any amendment or reports filed for purposes of updating such description.

All documents filed by Fulton and SVB Financial pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this document and prior to the date of the special meeting are also are incorporated by reference into this document and will be deemed to be a part hereof from the date of filing of such documents.

Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained herein (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement.

We may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Securities and Exchange Commission. Documents incorporated by reference are available from Fulton and/or SVB Financial without charge, excluding all exhibits unless we have specifically incorporated an exhibit into this document by reference. SVB Financial shareholders may obtain documents incorporated by reference in this document, with respect to Fulton, by requesting them in writing or by telephone from: Fulton Financial Corporation, One Penn Square, Lancaster, PA 17604, Attention: George R. Barr, Jr. (telephone number (717) 291-2411), and with respect to SVB Financial, by requesting them in writing or by telephone from: SVB Financial Services, Inc., 70 East Main Street, Somerville, NJ 08876, Attention: Elizabeth J. Balunis, Secretary (telephone number 908-541-9500). In order to ensure timely delivery of such documents, any request should be made by June 1, 2005.

All information contained or incorporated by reference in this document relating to Fulton and its subsidiaries has been supplied by Fulton. All information contained or incorporated by reference in this document relating to SVB Financial and its subsidiaries has been supplied by SVB Financial.

Exhibit “A”

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

SVB FINANCIAL SERVICES, INC.

AND

FULTON FINANCIAL CORPORATION

JANUARY 11, 2005

- ii -

- iii -

INDEX OF SCHEDULES

Schedule 2.3	Somerset Options

Schedule 3.3	Other Somerset Subsidiaries

Schedule 3.6	Financial Statements

Schedule 3.7	Undisclosed Liabilities

Schedule 3.8	Changes

Schedule 3.9	Dividends, Distributions and Stock Purchases

Schedule 3.10	Taxes

Schedule 3.11	Title to and Condition of Assets

Schedule 3.12	Contracts

Schedule 3.13	Litigation and Governmental Directives

Schedule 3.14	Compliance with Laws; Governmental Authorizations

Schedule 3.15	Insurance

Schedule 3.16	Financial Institutions Bonds

Schedule 3.17	Labor Relations and Employment Agreements

Schedule 3.18	Employee Benefit Plans

Schedule 3.19	Related Party Transactions

Schedule 3.20	Finders

Schedule 3.22	Environmental Matters

Schedule 3.26	Loan Portfolio

Schedule 3.27	Investment Portfolio

Schedule 3.29	Regulatory Agreements

Schedule 4.5	Subsidiaries

Schedule 4.6	Financial Statements

Schedule 4.7	Undisclosed Liabilities

Schedule 4.8	Dividends, Distributions and Stock Purchases

Schedule 4.9	Litigation and Governmental Directives

Schedule 4.10	Compliance with Laws; Governmental Authorizations

Schedule 4.14	Environmental Matters

Schedule 4.19	Taxes

Schedule 5.1	Conduct of Business

Schedule 5.1(xxi)	Pending and Contemplated Applications

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INDEX OF EXHIBITS

Exhibit A	Form of Warrant Agreement

Exhibit B	Form of Warrant

Exhibit C	Form of Voting Agreement

Exhibit D	Form of Employment Agreements

Exhibit E	Form of Opinion of Somerset’s Counsel

Exhibit F	Form of Opinion of Fulton’s Counsel

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER made as of the 11th day of January, 2005, by and between FULTON FINANCIAL CORPORATION, a Pennsylvania business corporation having its administrative headquarters at One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604 (“Fulton”), and SVB FINANCIAL SERVICES, INC., a New Jersey corporation having its administrative headquarters at 70 East Main Street, Somerville, New Jersey 08876 (“Somerset”).

BACKGROUND:

Fulton is a financial holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Somerset is a bank holding company registered under the BHC Act and is the parent of Somerset Valley Bank, a New Jersey banking corporation (“Somerset Bank”). In addition to Somerset Bank, Somerset has two directly owned 100% subsidiaries: SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II in connection with its issuance of subordinated debentures. Somerset Bank has one directly owned 100% subsidiary: Somerset Valley Investment Company, Inc., which owns 100% of the stock of West End One Corp., which is incorporated in the State of Delaware and manages an investment portfolio. Somerset Bank and all other wholly-owned subsidiaries of Somerset and Somerset Bank are collectively referred to herein as the “Somerset Subsidiaries”. Fulton and Somerset wish to merge with each other, resulting in Somerset Bank becoming a subsidiary of Fulton. Subject to the terms and conditions of this Agreement, the foregoing transaction will be accomplished by means of a merger (the “Merger”) in which (i) Somerset will be merged with and into Fulton, (ii) Fulton will survive the Merger, and (iii) all of the outstanding shares of the common stock of Somerset, $2.09 par value per share (“Somerset Common Stock”), will be converted into cash and shares of the common stock of Fulton, par value $2.50 per share, and the associated Fulton Rights (as such term is defined in Section 2.1 herein) (“Fulton Common Stock”).

In connection with the execution of this Agreement, the parties are to enter into a Warrant Agreement in substantially the form of Exhibit A attached hereto (the “Warrant Agreement”), which provides for the delivery by Somerset of a warrant in substantially the form of Exhibit B attached hereto (the “Warrant”) entitling Fulton to purchase shares of the Somerset Common Stock in certain circumstances. In addition, Somerset has obtained voting agreements in the form of Exhibit C attached hereto, from the directors and executive officers listed on Exhibit C, who have agreed to vote shares of voting capital stock beneficially owned by them in Somerset in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto (collectively, the “Voting Agreements”).

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I - THE MERGER

Subject to the terms and conditions of this Agreement, Somerset shall merge with and into Fulton in accordance with the following:

Section 1.1 Merger. At the Effective Time (as defined in Section 9.2 herein) (i) Somerset shall merge with and into Fulton pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), and the New Jersey Business Corporation Act (the “BCA”), whereupon the separate existence of Somerset shall cease, and Fulton shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) the Somerset Common Stock will be converted into Fulton Common Stock and cash pursuant to the provisions of Article II hereof.

Section 1.2 Name. The name of the Surviving Corporation shall be “Fulton Financial Corporation”. The address of the principal office of the Surviving Corporation will be One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604.

Section 1.3 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Fulton as in effect at the Effective Time.

Section 1.4 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of Fulton as in effect at the Effective Time.

Section 1.5 Directors and Officers. The directors and officers of the Surviving Corporation shall be the directors and officers of Fulton in office at the Effective Time. Each of such directors and officers shall serve until such time as his successor is duly elected and has qualified.

ARTICLE II - CONVERSION OF SHARES AND EXCHANGE OF STOCK CERTIFICATES

Section 2.1 Conversion of Shares. At the Effective Time (as defined in Section 9.2 herein) the shares of Somerset Common Stock then outstanding shall be converted into shares of Fulton Common Stock and cash, as follows:

(a) Conversion of Somerset Shares. Except as set forth in subsection (d) below, each share of Somerset Common Stock (a “Somerset Share”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding and be cancelled and extinguished and converted into the right to receive, upon the surrender of the share certificates evidencing the Somerset Shares, the Fulton Stock Consideration or the Cash Consideration, or a combination of Fulton Stock Consideration and the Cash Consideration, without any interest thereon, as specified in this Article II hereof (the “Merger Consideration”) in accordance with Section 2.2 herein.

(b) Definitions. For purposes hereof, the following terms have the following respective meanings:

“Cash Consideration” means a per Company Share amount in cash equal to $21.00

“Conversion Ratio” means .9519

“Outstanding Shares” means the aggregate number of Somerset Shares outstanding immediately prior to the Effective Time, but excluding Somerset Shares to be cancelled pursuant to Section 2.1(d), which number will not be greater than the number of shares outstanding on the date of this Agreement (except as permitted in Section 5.1 herein)

“Fulton Rights” means rights to purchase common stock of Fulton distributed to holders of Fulton Common Stock pursuant to a Rights Agreement dated June 20, 1989, as amended and restated as of April 27, 1999 (the “Fulton Rights Agreement”).

“Fulton Stock Consideration” means that number of shares of Fulton Common Stock equal to one share multiplied by the Conversion Ratio. In the event that between the date of this Agreement and the Effective Time, the issued and outstanding shares of Fulton Common Stock shall have been effected or changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, the Fulton Stock Consideration shall be proportionately adjusted.

(c) No Fractional Shares. No fractional shares of Fulton Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former shareholder of Somerset shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Closing Market Price.

(d) Cancelled Somerset Shares. Notwithstanding the provisions of Section 2.1(a) herein, the following shares of Somerset Common Stock shall not be converted into Fulton Common Stock, and shall be cancelled, at the Effective Time: (i) shares of Somerset Common Stock then owned by Fulton or any direct or indirect subsidiary of Fulton (except for trust account shares or shares acquired in connection with debts previously contracted); and (ii) shares of Somerset Shares owned by Somerset or any direct or indirect subsidiary of Somerset (except for trust account shares or shares acquired in connection with debts previously contracted).

(e) Closing Market Price. For purposes of this Agreement, the “Closing Market Price” shall be the average of the per share closing bid and asked prices for Fulton Common Stock, calculated to two decimal places, for the ten (10) consecutive trading days immediately preceding the date which is two (2) business days before the Effective Date (as such term is defined in Section 9.2 herein), as reported on the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the

foregoing period of ten (10) trading days being hereinafter sometimes referred to as the “Price Determination Period” (For example, if June 30, 2005 were to be the Effective Date, then the Price Determination Period would be June 14-17, June 20-24 and June 27, 2005). In the event that NASDAQ shall fail to report closing bid and asked prices for Fulton Common Stock for any trading day during the Price Determination Period, the closing bid and asked prices for that day shall be equal to the average of the closing bid and asked prices as quoted: (i) by F. J. Morrissey & Company, Inc. and by Ryan, Beck & Co.; or (ii) in the event that both of these firms are not then making a market in Fulton Common Stock, by two brokerage firms then making a market in Fulton Common Stock to be selected by Fulton and approved by Somerset.

Section 2.2 Exchange of Stock Certificates. Somerset Common Stock certificates shall be exchanged for certificates evidencing the Fulton Stock Consideration and the Cash Consideration in accordance with the following procedures:

(a) Election Procedure. Each holder of Somerset Shares (other than holders of Somerset Shares to be cancelled as set forth in Section 2.1(d)) shall have the right to submit a request specifying either that such holder’s Somerset Shares shall be converted into the Fulton Stock Consideration, Cash Consideration or a combination of Cash Consideration and Fulton Stock Consideration, without interest, in the Merger in accordance with the following procedures:

(i) Each holder of Somerset Stock may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an “Election”) to either: (i) convert each Somerset Share owned by such holder into the right to receive the Fulton Stock Consideration in the Merger (a “Stock Election”); (ii) convert each Somerset Share owned by such holder into the right to receive the Cash Consideration in the Merger (a “Cash Election”); or (iii) convert a portion of the Somerset Shares owned by such holder into the right to receive the Cash Consideration in the Merger, and a portion of the Somerset Shares owned by each such holder into the right to receive the Fulton Stock Consideration in the Merger, in the ratio of Fulton Stock Consideration to Cash Consideration of either 80%/20% or 60%/40% (a “Cash/Stock Election”). A Form of Election (as defined below) shall be included with each copy of the Proxy Statement/Prospectus (as defined in Section 6.1(b)) mailed to shareholders of Somerset in connection with the meeting of shareholders called to consider the approval of this Agreement. Fulton and Somerset shall each use its reasonable best efforts to mail or otherwise make available the Form of Election to all persons who become holders of Somerset Shares during the period between the record date for such shareholder meeting and the Election Deadline (as defined in Section 2.2(a)(iv)).

(ii) Fulton shall prepare a form (the “Form of Election”), which shall be in form and substance acceptable to Somerset, pursuant to which each holder of Somerset Shares, no later than at the close of business on the Election Deadline, may make an Election and which shall be mailed to the Somerset shareholders in accordance with Section 2.2(a)(i) so as to permit Somerset’s shareholders to exercise their right to make an Election on or prior to the Election Deadline.

(iii) Holders of record of Somerset Shares who hold such shares as nominees, trustees, or in other representative capacities may submit multiple Forms of Election, provided that such representative certifies that each Form of Election covers all Somerset Shares held by such representative for a particular beneficial owner.

(iv) Not later than the filing of the Proxy Statement/Prospectus with the Securities and Exchange Commission (the “SEC”), as contemplated in Section 6.1(b) hereof, Fulton shall appoint Fulton Financial Advisors, National Association, as the person to receive Forms of Election and to act as exchange agent under this Agreement (the “Exchange Agent”). Any Somerset shareholder’s Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the Somerset Shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Somerset Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election. As used herein, “Election Deadline” means the date announced by Fulton (which date shall be agreed upon by Somerset), as the last day on which Forms of Election will be accepted. In the event this Agreement shall have been terminated prior to the Effective Time, the Exchange Agent shall immediately return all Election Forms and Certificates for Somerset Shares to the appropriate Somerset shareholders.

(v) Any Somerset shareholder may at any time prior to the Election Deadline change his Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.

(vi) Any Somerset shareholder may, at any time prior to the Election Deadline, revoke his Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his certificates for Somerset Common Stock, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Fulton or Somerset that this Agreement has been terminated. Any Somerset shareholder who shall have deposited certificates for Somerset Shares with the

Exchange Agent shall have the right to withdraw such certificates by written notice received by the Exchange Agent prior to the Election Deadline and thereby revoke his Election as of the Election Deadline if the Merger shall not have been consummated prior thereto.

(vii) Fulton shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, the issuance and delivery of certificates for Fulton Common Stock into which Somerset Shares are converted in the Merger and the payment of cash for Somerset Shares converted into the right to receive the Cash Consideration in the Merger.

(b) Issuance of Fulton Stock Consideration and Payment of Cash Consideration; Proration. The manner in which each Somerset Share (except Somerset Shares to be cancelled as set forth in Section 2.1(d)) shall be converted into the Fulton Stock Consideration, the Cash Consideration or the right to receive a combination of Fulton Stock Consideration and Cash Consideration at the Effective Time shall be as set forth in this Section 2.2(b).

(i) As is more fully set forth below, the number of Shares to be converted into the right to receive the Cash Consideration in the Merger pursuant to this Agreement shall not exceed forty percent (40%) of all Outstanding Shares (the “Maximum Cash Percentage”) and shall not be less than twenty percent (20%) of all Outstanding Shares (the “Minimum Cash Percentage”); provided, however, that (A) for federal income tax purposes, it is intended that the Merger should qualify as a reorganization under the provisions of Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by Barley, Snyder, Senft & Cohen, LLC, Fulton shall increase the number of Outstanding Shares that will be converted into the Fulton Stock Consideration and reduce the number of Outstanding Shares that will be converted into the right to receive the Cash Consideration and (B) any shares issuable under Fulton Stock Options issued under Section 2.3 herein shall be considered as having been issued in the Merger in calculating compliance with the Maximum Cash Percentage and the Minimum Cash Percentage.

(ii) If the percentage of Outstanding Shares for which a Cash Election is made (including the cash portion of any Cash/Stock Elections) exceeds the Minimum Cash Percentage and is less than the Maximum Cash Percentage, all Elections shall be honored as submitted and all Non-Electing Shares shall be converted into Fulton Stock Consideration.

(iii) If the percentage of Outstanding Shares for which a Cash Election is made (including the cash portion of any Cash/Stock Elections) exceeds the Maximum Cash Percentage: (A) Each Somerset Share for which the holder made a Stock Election, the portion of each Cash/Stock Election electing Fulton Stock Consideration (collectively, the “Aggregate Stock Elections”) and each Non-Electing Share shall be converted in the Merger into the Fulton Stock Consideration. Each Somerset Share for which a Cash Election has been received and the portion of a Cash/Stock Election electing Cash Consideration (collectively, the “Aggregate Cash Elections”) shall be converted into the right to receive Cash Consideration and Fulton Stock Consideration in the following manner:

(A) Each Somerset Shareholder shall have the Pro-rated Cash Percentage of the shares for which he or she elected Cash Consideration (including the cash portion of any Cash/Stock Election) converted into the Cash Consideration;

(B) Each Somerset Shareholder shall have the Remaining Stock Percentage of the shares for which he or she elected Cash Consideration (including the portion of any Cash/Stock Election electing Cash Consideration) converted into the Fulton Stock Consideration; and

(C) For the purposes of the foregoing:

“Aggregate Cash Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Cash Elections.

“Pro-rated Cash Percentage” shall mean the percentage determined by the following formula:

1 – [(Aggregate Cash Election Percentage – 40%)/40%]

“Remaining Stock Percentage” shall mean the percentage determined by subtracting the Pro-rated Cash Percentage from 100%.

(iv) If Cash Elections (including the cash portion of any Cash/Stock Elections) are less than the Minimum Cash Percentage: Each Somerset Share for which the Aggregate Cash Elections have been made and each Non-Electing Share shall be converted in the Merger into the Cash Consideration. Each Somerset Share for which a Aggregate Stock Elections have been made shall be converted into the right to receive the Cash Consideration and Fulton Stock Consideration in the following manner:

(A) Each Somerset Shareholder shall have the Pro-rated Stock Percentage of the shares for which he or she elected Fulton Stock Election converted into the Fulton Stock Consideration;

(B) Each Somerset Shareholder shall have the Remaining Cash Percentage of the shares for which he or she elected Fulton Stock Consideration (including the portion of any Cash/Stock Election electing Fulton Stock Consideration) converted into the Cash Consideration; and

(C) For the purposes of the foregoing:

“Aggregate Stock Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Stock Elections.

“Pro-rated Stock Percentage” shall mean the percentage determined by the following formula:

1-[(Aggregate Stock Election Percentage – 80%)/80]

“Remaining Cash Percentage” shall mean the percentage determined by subtracting the Pro-rated Stock Percentage from 100%.

(v) If Non-Electing Shares are not converted under Sections (i)-(iv) above, the Exchange Agent shall convert each Non-Electing Share into the Fulton Stock Consideration.

(vi) For the purposes of this Section 2.2, Outstanding Shares as to which an Election is not in effect at the Election Deadline shall be called “Non-Electing Shares.” If Fulton shall determine that any Election is not properly made with respect to any Somerset Shares, such Election shall be deemed to be not in effect, and the Somerset Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares. Fulton and the Exchange Agent shall have no obligation to notify any person of any defect in any Form of Election submitted to the Exchange Agent.

(vii) The Exchange Agent shall make all computations contemplated by this Section 2.2 and all such computations shall be conclusive and binding on the holders of Somerset Shares absent manifest error.

(c) Issuance of Fulton Stock Consideration.

(i) Immediately prior to the Effective Time, Fulton shall deliver to the Exchange Agent, in trust for the benefit of the holders of Somerset Shares, certificates representing an aggregate number of shares of Fulton Common Stock as nearly as practicable equal to the number of shares to be converted into Fulton Common Stock as determined in Section 2.2(b)

(ii) As soon as practicable on the day of the Closing (but after the Effective Time), each holder of Somerset Shares converted into Fulton Stock

Consideration pursuant to Article II, upon proper surrender to the Exchange Agent with a properly completed Letter of Transmittal (to the extent not previously surrendered with a Form of Election ) of one or more certificates for such Somerset Shares for cancellation, shall be entitled to receive (and the Exchange Agent shall deliver) certificates representing the number of shares of Fulton Common Stock into which such Somerset Shares shall have been converted in the Merger.

(iii) No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of Fulton Common Stock until such persons surrender their certificates at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any certificate for such Fulton Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Somerset Shares for any Fulton Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Payment of Cash Consideration. Immediately prior to the Effective Time, Fulton shall deposit with the Exchange Agent, in trust for the benefit of the holders of Somerset shares, an amount in cash equal to the Cash Consideration to be paid to holders of Somerset Shares to be converted into the right to receive the Cash Consideration as determined in Section 2.2(b). As soon as practicable on the day of the Closing (but after the Effective Time), the Exchange Agent shall distribute to holders of Somerset Shares converted into the right to receive the Cash Consideration and determined in accordance with Section 2.2(b), upon proper surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for such Somerset Shares for cancellation, a bank check for an amount equal to the Cash Consideration times the number of Somerset Shares to converted. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Somerset for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Letter of Transmittal. Fulton will instruct the Exchange Agent to mail to each holder of record of Certificates who has not previously surrendered such holder’s certificates with a validly executed Form of Election as soon as reasonably practical after the Effective Time, (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by Somerset prior to the Effective Time) and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

(f) Missing Certificates.

(i) If any holder of Somerset Shares convertible into the right to receive the Merger Consideration is unable to deliver the certificate which represents such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:

(A) evidence to the reasonable satisfaction of Fulton that any such certificate has been lost, wrongfully taken or destroyed;

(B) such security or indemnity as may be reasonably requested by Fulton to indemnify and hold harmless Fulton and the Exchange Agent; and

(C) evidence satisfactory to Fulton that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement

(ii) Fulton shall receive any remaining Cash Consideration and Fulton Stock Consideration on deposit with the Exchange Agent on the date which is one year after the Effective Date and any shareholder of Somerset who has not surrendered his certificate(s) to the Exchange Agent prior to such time shall be entitled to receive the Merger Consideration without interest upon the surrender of such certificate(s) to Fulton, subject to applicable escheat or abandoned property laws.

(iii) In the event that any Certificates have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, Fulton may at any time thereafter, with or without notice to the holders of record of such Certificates, sell for the accounts of any or all of such holders any or all of the shares of Fulton Common Stock which such holders are entitled to receive under Article II hereof (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as Fulton shall determine. If, in the opinion of counsel for Fulton, it is necessary or desirable, any

Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “1933 Act”), and applicable state laws, Fulton shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of Fulton Common Stock. From and after any such sale, the sole right of the holders of the unsurrendered Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Fulton for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Fulton. If outstanding certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of Fulton (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Fulton, Somerset, the Exchange Agent or any other person shall be liable to any former holder of shares of Somerset Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Withholding Rights. Fulton shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Somerset Shares, the minimum amounts (if any) that Fulton is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of tax law. To the extent that amounts are so withheld by Fulton, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Somerset Shares in respect of which such deduction and withholding was made by Fulton.

(h) Expenses. All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by Fulton.

Section 2.3 Treatment of Outstanding Somerset Options.

(a) At the Effective Time, each option (collectively, “Somerset Options”) to purchase shares of Somerset Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to Somerset’s 1997 Restated Incentive Stock Option Plan, 2000 Incentive Stock Option Plan, as amended, 2000 Directors Stock Option Plan and 2003 Directors Stock Option Plan (collectively, the “Somerset Stock Option Plans”); and (iii) would otherwise survive the Effective Time, in the absence of the transactions contemplated by this Agreement, shall, at the option of the holder of a Somerset Option exercised on or before the Election Deadline, either (A) be entitled to cash in the amount of the number of shares of Somerset stock covered by such Somerset Option multiplied by excess, if any, of $21.00 over the exercise price per share of such Somerset Option or (B) be assumed by Fulton through the grant of an option to acquire shares of Fulton Common Stock on the terms set forth below (each Somerset Option, as assumed, a “Fulton Stock Option”). In the absence of an election by the holder of a Somerset Option and subject to the next sentence, Somerset Options held by such holder shall be converted to Fulton Stock Options; provided, however, that a minimum of twenty percent (20%) of the Somerset Shares covered by Somerset Options shall be converted into cash. In the event that holders of less than such percentage elect conversion into cash, Fulton and Somerset shall agree upon a proration procedure that achieves such a minimum percentage.

(b) A Fulton Stock Option shall be a stock option to acquire shares of Fulton Common Stock with the following terms: (i) the number of shares of Fulton Common Stock which may be acquired pursuant to such Fulton Stock Option shall be equal to the product of the number of shares of Somerset Common Stock covered by the Somerset Option multiplied by the Conversion Ratio, provided that any fractional share of Fulton Common Stock resulting from such multiplication shall be rounded to the nearest whole share; (ii) the exercise price per share of Fulton Common Stock shall be equal to the exercise price per share of Somerset Common Stock of such Somerset Option, divided by the Conversion Ratio, provided that such exercise price shall be rounded to the nearest whole cent; (iii) the duration and other terms of such Fulton Stock Option shall be identical to the duration and other terms of such Somerset Option (except to the extent that vesting thereof is to be accelerated under the terms of the Somerset Stock Option Plans or the Somerset Options) except that all references to Somerset shall be deemed to be references to Fulton and its affiliates, where the context so requires and shall remain exercisable until the stated expiration date of the corresponding Somerset Option; (iv) Fulton shall assume such Somerset stock option, whether vested or not vested, as contemplated by Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (v) to the extent Somerset Options qualify as incentive stock options under Section 422 of the Code, the Fulton Stock Options exchanged therefor shall also so qualify. In connection with the foregoing, (i) the foregoing is intended to effect an assumption of a Somerset Option by Fulton under Section 424(a) of the Code and (ii) neither a Fulton Option nor the assumption of a Somerset Option shall give the holder of a Somerset Option additional benefits which he did not have under such Somerset Option within the meaning of Section 424(a)(1) of the Code. Subject to the Fulton Stock Options and the foregoing, the Somerset Stock Option Plans and all options or other rights to acquire Somerset Common Stock issued thereunder shall terminate at the Effective Time. Fulton shall not issue or pay for any fractional shares otherwise issuable upon exercise of a Fulton Stock Option.

(c) Prior to the Effective Time, Fulton shall take appropriate action to reserve for issuance and, if not previously registered pursuant to the Securities Act of 1933, as amended (the “1933 Act”), register the number of shares of Fulton Common Stock necessary to satisfy Fulton’s obligations with respect to the issuance of Fulton Common Stock pursuant to the exercise of Fulton Stock Options and under Section 2.3.

(d) On or before the Election Deadline (to the extent required as determined by Fulton or Somerset under applicable law, the terms of the Somerset Stock Option Plans or otherwise), Fulton shall receive agreements from each holder of a Somerset Option that does not elect to exercise such Somerset Option immediately prior to the Effective Time and have the Somerset Common Stock acquired as a result of such exercise converted into cash or Fulton Common Stock pursuant to Section 2.1 of this Agreement, pursuant to which each such holder agrees to accept cash or a Fulton Stock Option in substitution for the Somerset Option, as of the Effective Time.

(e) Schedule 2.3 sets forth a listing of each Somerset Option as of the date of this Agreement (copies of which have been provided to Fulton), including the optionee, date of grant, shares of Somerset Common Stock subject to such Option, the exercise price of such Option, expiration date, and classification as an incentive stock option or a nonqualified stock option.

Section 2.4 Reservation of Shares. Fulton agrees that (i) prior to the Effective Time it will take appropriate action to reserve a sufficient number of authorized but unissued shares of Fulton Common Stock to be issued in accordance with this Agreement, and (ii) at the Effective Time, Fulton will issue shares of Fulton Common Stock to the extent set forth in, and in accordance with, this Agreement.

Section 2.5 Taking Necessary Action. Fulton and Somerset shall take all such actions as may be reasonably necessary or appropriate in order to effectuate the transactions contemplated hereby including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Fulton with full title to all properties, assets, rights, approvals, immunities and franchises of Somerset, the officers and directors of Somerset, at the expense of Fulton, shall use commercially reasonable efforts to take all such necessary action.

Section 2.6 Press Releases, Etc. Fulton and Somerset agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by Fulton and Somerset, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

Section 2.7 Fulton Common Stock. Each share of Fulton Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of Fulton Common Stock, and each holder thereof shall retain his rights therein. The holders of the shares of Fulton Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of Fulton Common Stock.

Section 2.8 Dissenters’ Rights. Pursuant to Section 14A:11-1(1)(a)(i)(B) of the BCA, the shareholders of Somserset shall not be entitled to exercise dissenters’ rights.

Section 2.9 Certain Actions. Prior to the Effective Time, Fulton and Somerset shall take all such steps as may be required to cause any dispositions of shares of Somerset Common Stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), with respect to Somerset to be exempt under Rule 16b-3 promulgated under the 1934 Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999 issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SOMERSET

Somerset represents and warrants to Fulton, as of the date of this Agreement, as follows:

Section 3.1 Authority. The execution and delivery of this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein have been authorized by the Board of Directors of Somerset. At a meeting duly called and held, by a vote of at least a majority of the members of the Board of Directors, the Board of Directors (i) approved the Merger and this Agreement, and (ii) directed that this Agreement and Merger be submitted for approval by its shareholders with the recommendation of the Board of Directors that the shareholders of Somerset approve this Agreement, the Merger and the transactions contemplated thereby, and, except for the approval of this Agreement by its shareholders, Somerset has taken all corporate action necessary on its part to authorize this Agreement, the Warrant Agreement and the Warrant and the performance of the transactions contemplated herein and therein. This Agreement, the Warrant Agreement and the Warrant have been duly executed and delivered by Somerset and, assuming due authorization, execution and delivery by Fulton, constitute valid and binding obligations of Somerset, enforceable in accordance with their respective terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor’s rights and the laws, regulations and rules affecting financial institutions. The execution, delivery and performance of this Agreement, the Warrant Agreement and the Warrant will not constitute a violation or breach of or default under (i) the Certificate of Incorporation or Bylaws of Somerset, (ii) the Certificate of Incorporation or Bylaws of Somerset Bank, (iii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Somerset or any Somerset Subsidiary, subject to the receipt of all required governmental approvals, or (iv) any agreement, contract, memorandum of understanding, indenture or other instrument to which Somerset or any Somerset Subsidiary is a party or by which Somerset or any Somerset Subsidiary or any of their properties are bound.

Section 3.2 Organization and Standing. Somerset is a corporation that is duly organized, validly existing and in good standing under the laws of the State of New Jersey. Somerset is a bank holding company under the BHC Act, and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Somerset Bank is a banking corporation that is duly organized, validly existing and in good standing under the laws of the State of New Jersey. Somerset Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”), and is not a member of the Federal Reserve System. Somerset Bank has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each of the Somerset Subsidiaries currently conducting operations other than Somerset Bank is an entity or business trust that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Somerset Subsidiaries currently conducting operations has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

Section 3.3 Subsidiaries. Somerset Bank, SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II are wholly-owned subsidiaries of Somerset (except that Somerset owns 100% of the common securities of such trusts and third parties own the capital securities issued by such trusts). Somerset Valley Investment Company, Inc. is a wholly-owned subsidiary of Somerset Bank, and West End One Corp. is a wholly owned subsidiary of Somerset Valley Investment Company, Inc. Except for the Somerset Subsidiaries, Somerset owns no subsidiaries, directly or indirectly, other than as described on Schedule 3.3.

Section 3.4 Capitalization. The authorized capital of Somerset consists exclusively of 20,000,000 shares of Somerset Common Stock. As of the date of this Agreement 4,060,445 shares of Somerset Common Stock are outstanding, all of which are validly issued, fully paid and non-assessable. In addition, 421,826 shares of Somerset Common Stock are subject to issuance upon the exercise of Somerset Options and 1,008,775 shares of Somerset Common Stock will be reserved for issuance upon exercise of the Warrant. Except for the Somerset Options and the Warrant, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Somerset Common Stock and there are no outstanding securities or other instruments of any kind that are convertible into shares of Somerset Common Stock. The authorized capital of Somerset Bank consists exclusively of shares of common stock (the “Somerset Bank Common Stock”) and preferred stock (“Somerset Bank Preferred Stock”). All of the outstanding shares of Somerset Bank Common Stock and Somerset Bank Preferred Stock are owned beneficially and of record by Somerset and are validly issued, outstanding and fully-paid and non-assessable. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Somerset Bank Common Stock, and there are no outstanding securities or instruments of any kind that are convertible into shares of Somerset Bank Common Stock. All outstanding shares of the capital stock or membership interests, as applicable, of the other Somerset Subsidiaries are owned beneficially and of record by Somerset or Somerset Bank, as appropriate, except that, in the case of SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II, Somerset owns 100% of the common securities and the purchasers thereof own the capital securities issued by each said trust. There are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of such Somerset Subsidiaries, and there are no outstanding securities or instruments of any kind that are convertible into shares of such Somerset Subsidiaries. The Common Stock of Somerset Bank and the common stock or membership interests of the other Somerset Subsidiaries are sometimes collectively referred to herein as the “Somerset Subsidiaries Common Equity”.

Section 3.5 Charter, Bylaws and Minute Books. The copies of the Certificate of Incorporation and Bylaws or Certificate of Organization and Operating Agreements (or, with respect to SVB Bald Eagle Statutory Trust I and SVB Bald Eagle Statutory Trust II, their trust declarations) of Somerset and the Somerset Subsidiaries that have been made available to Fulton for inspection are true, correct and complete. Except as previously disclosed to Fulton in writing, the minute books of Somerset and the Somerset Subsidiaries that have been made available to Fulton for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of Somerset and the Somerset Subsidiaries at the meetings documented in such minutes, excluding information related to the transactions contemplated by this Agreement and to any other merger, consolidation, share exchange or sale, exchange or other disposition of all, or substantially all, of Somerset’s property or assets.

Section 3.6 Financial Statements.

(a) Somerset has delivered to Fulton the following financial statements: Consolidated Balance Sheets of Somerset at December 31, 2003 and 2002 and Consolidated Statements of Income, Statements of Shareholders’ Equity, and Consolidated Statements of Cash Flows of Somerset for the years ended December 31, 2001, 2002 and 2003, audited by Grant Thornton LLP, and set forth in the 2003 Annual Report to Somerset’s shareholders and unaudited Consolidated Balance Sheets of Somerset at September 30, 2004 and unaudited Consolidated Statements of Income for the nine-month periods ended September 30, 2003 and 2004, unaudited Consolidated Statements of Stockholders’ Equity for the nine-month periods ended September 30, 2004 and 2003 and unaudited Consolidated Statements of Cash Flows for the nine-month periods ended September 30, 2004 and 2003, as filed with the SEC in a Quarterly Report on Form 10-Q (the aforementioned Balance Sheet as of September 30, 2003 being hereinafter referred to as the “Somerset Balance Sheet”). Each of the foregoing financial statements fairly present the consolidated financial position, and results of operations and cash flows of Somerset at their respective dates and for the respective periods then ended and has been prepared in accordance with United States generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto and except for (i) the omission of the notes from the financial statements applicable to any interim period and (ii) with respect to any interim period, normal year-end adjustments.

(b) Except (A) as reflected in Somerset’s unaudited balance sheet at September 30, 2004 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since September 30, 2004 consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, neither Somerset nor any of its subsidiaries has any material liabilities or obligations of any nature. Schedule 3.6 lists and Somerset has delivered to Fulton copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by Somerset or its subsidiaries since Grant Thornton LLP expressed its opinion with respect to the financial statements of Somerset and its subsidiaries included in Somerset’s SEC Documents (including the related notes).

(c) Grant Thorton LLP is and has been (x) since September 24, 2003, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 (the “SOX Act”)), (y) throughout the periods covered by such financial statements, “independent” with respect to Somerset within the meaning of Regulation S-X, and (z) since May 6, 2003, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related Rules of the SEC and the Public Company Accounting Oversight Board. Schedule 3.6 lists all non-audit services performed by Grant Thornton LLP for Somerset and its subsidiaries since January 1, 2002.

(d) Each of Somerset and the Somerset Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Somerset and to maintain accountability for Somerset’s consolidated assets; (iii) access to Somerset’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Somerset’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) Somerset has, on a timely basis, filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2002. Schedule 3.6 lists, and except to the extent available in full without redaction on the SEC’s website through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) has delivered to Fulton copies in the form filed with the SEC of (i) Somerset’s Annual Reports on Form 10-K for each fiscal year of Somerset from and after January 1, 2002, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Somerset referred to in clause (i) above, (iii) all proxy statements relating to Somerset’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (i) above, (iv) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the 1934 Act (File No. 4-460), (y) 18 U.S.C. §1350 (Section 906 of the SOX Act) with respect to any report referred to in clause (i) or (iii) above, (y) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Fulton pursuant to this Section 3.6) filed by Somerset with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above are, collectively, the “Somerset SEC Reports” and, to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement, are, collectively, the “Filed Somerset SEC Reports”), and (vi) all comment letters received by Somerset from the Staff of the SEC since January 1, 2002 and all responses to such comment letters by or on behalf of Somerset. The Somerset SEC Reports (x) were or will be prepared in accordance with the requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Somerset is or has been required to file any form, report, registration statement or other document with the SEC.

(f) Somerset maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Act; such controls and procedures are effective to ensure that all material information concerning Somerset and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Somerset’s filings with the SEC and other public disclosure documents. Schedule 3.6 lists, and Somerset has delivered to Fulton copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. To Somerset’s knowledge, each director and executive officer of Somerset has filed with the SEC on a timely basis all statements required by Section 16(a) of the 1934 Act and the rules and regulations thereunder since January 1, 2002. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. To the extent required, Somerset and Somerset Bank have in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15(d)-15(e) of the 1934 Act to allow Somerset’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Somerset required under the 1934 Act. Since September 30, 2004, there has not been any material change in the internal controls utilized by the Somerset to assure that its consolidated financial statements conform with GAAP. Without limiting the generality of the foregoing, Somerset’s disclosures and controls are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by Somerset in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (vi) all such information is accumulated and communicated to Somerset’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Somerset required under the 1934 Act with respect to such reports. None of Somerset’s or any Somerset Subsidiary’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Somerset or the Somerset Subsidiaries or their independent accountants.

(g) The Chief Executive Officer and the Chief Financial Officer of Somerset has signed, and Somerset has furnished to the SEC, all certifications required by Sections 302 and 906 of the SOX Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Somerset nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Somerset heretofore has provided to Fulton complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of the SOX Act and hereby reaffirms, represents and warrants to Fulton the matters and statements made in such certificates.

Section 3.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.7, or as reflected, noted or adequately reserved against in the Somerset Balance Sheet, at September 30, 2004, Somerset had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Somerset Balance Sheet under generally accepted accounting principles. Except as disclosed in Schedule 3.7, Somerset and the Somerset Subsidiaries have not incurred, since September 30, 2004, any such liability, other than liabilities of the same nature as those set forth in the Somerset Balance Sheet, all of which have been incurred in the Ordinary Course of Business. For purposes of this Agreement, the term “Ordinary Course of Business” shall mean the ordinary course of business consistent with Somerset’s and the Somerset Subsidiaries’ customary business practices.

Section 3.8 Absence of Changes. Since September 30, 2004, Somerset and the Somerset Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.8, neither Somerset nor the Somerset Subsidiaries have undergone any changes in its condition (financial or otherwise), assets, liabilities, business, operations, or future prospects other than changes in the Ordinary Course of Business, which have not been, in the aggregate, materially adverse as to Somerset and the Somerset Subsidiaries on a consolidated basis.

Section 3.9 Dividends, Distributions and Stock Purchases. Since September 30, 2004, Somerset has not declared, set aside, made or paid any dividend or other distribution in respect of the Somerset Common Stock, or purchased, issued or sold any shares of Somerset Common Stock or the Somerset Subsidiaries Common Equity other than a stock dividend of 5% paid on October 28, 2004.

Section 3.10 Taxes. Somerset and Somerset Bank have filed all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by them or either of them as of September 30, 2004. Except as disclosed in Schedule 3.10: (i) Somerset and Somerset Bank have paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, (ii) neither Somerset nor the Somerset Subsidiaries have received any notice of deficiency or assessment of additional taxes, and no tax audits are in process; and (iii) the Internal Revenue Service (the “IRS”) has not

commenced or given notice of an intention to commence any examination or audit of the federal income tax returns of Somerset or Somerset Bank for any year through and including the year ended December 31, 2003. Except as disclosed in Schedule 3.10, neither Somerset nor the Somerset Subsidiaries have granted any waiver of any statute of limitations or otherwise agreed to any extension of a period for the assessment of any federal, state, county, municipal or foreign income tax. Except as disclosed in Schedule 3.10, the accruals and reserves reflected in the Somerset Balance Sheet are adequate to cover all taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Somerset’s consolidated operations for all periods prior to the date of such Balance Sheet .

Section 3.11 Title to and Condition of Assets. Except as disclosed in Schedule 3.11, Somerset and the Somerset Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Somerset Balance Sheet or acquired subsequent to September 30, 2004, (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Somerset Balance Sheet or in Schedule 3.11; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Somerset Balance Sheet or acquired subsequent to September 30, 2004: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Somerset and the Somerset Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

Section 3.12 Contracts.

(a) Each written or oral contract entered into by Somerset or the Somerset Subsidiaries (other than loan agreements, promissory notes, deeds of trust and other contracts with customers reasonably entered into by Somerset or the Somerset Subsidiaries in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $50,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either Somerset or the Somerset Subsidiaries are a party or by which Somerset or the Somerset Subsidiaries or any of their properties may be bound (collectively referred to herein as “Material Contracts”) is identified in Schedule 3.12. Except as disclosed in Schedule 3.12, all Material Contracts are enforceable against Somerset or the Somerset Subsidiaries, as the case may be, and Somerset or the Somerset Subsidiaries have in all material respects performed all obligations required to be performed by them to date and are not in default in any material respect and Somerset has no Knowledge (as defined in Section 3.13) of any default by a third party under a Material Contract. Schedule 3.12 identifies all Material Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation of the transactions contemplated herein.

(b) Except for the Warrant Agreement and as set forth in Schedule 3.12, as of the date of this Agreement, neither Somerset nor the Somerset Subsidiaries is a party to, or bound by, any oral or written:

(i) “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) consulting agreement not terminable on thirty (30) days or less notice involving the payment of more than $20,000 per annum, in the case of any such agreement;

(iii) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

(iv) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $25,000;

(v) agreement or plan, including any stock option plan, stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

(vii) agreement, contract or understanding, other than this Agreement, and the Warrant Agreement, regarding the capital stock of Somerset and/or Somerset Bank or committing to dispose of some or all of the capital stock or substantially all of the assets of Somerset and/or Somerset Bank;

(viii) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization;

(ix) deferred compensation plan or arrangement; or

(x) joint venture agreements.

Section 3.13 Litigation and Governmental Directives. Except as disclosed in Schedule 3.13, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge (as that term is defined below) of Somerset or the Somerset Subsidiaries, threatened, that involves Somerset or the Somerset Subsidiaries or any of their properties and that, if determined adversely, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business or operations or future prospects of Somerset or the Somerset Subsidiaries taken as a whole; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental agency or authority or arbitration tribunal issued against or with the consent of Somerset or the Somerset Subsidiaries that materially and adversely affect the condition (financial or otherwise), assets, liabilities, business operations or future prospects of Somerset or the Somerset Subsidiaries taken as a whole or that in any material manner restrict the right of Somerset or the Somerset Subsidiaries to carry on their businesses as presently conducted taken as a whole; and (iii) neither Somerset nor the Somerset Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Somerset or the Somerset Subsidiaries, would materially and adversely affect the consolidated condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Somerset or the Somerset Subsidiaries or would restrict in any material manner the right of Somerset or the Somerset Subsidiaries to carry on their businesses as presently conducted taken as a whole. All litigation (except for bankruptcy proceedings in which Somerset or the Somerset Subsidiaries have filed proofs of claim) in which Somerset or the Somerset Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $50,000 is identified in Schedule 3.13. In this Agreement, the terms “Knowledge of Somerset or Somerset Bank” and “Knowledge of Somerset and the Somerset Subsidiaries” shall mean the actual knowledge of the Contract Employees (as defined in Section 3.17).

Section 3.14 Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 3.14 or where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Somerset or the Somerset Subsidiaries taken as a whole: (i) Somerset and the Somerset Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to Somerset or the Somerset Subsidiaries or to any of their properties; and (ii) all material permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the business of Somerset or the Somerset Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or, to the Knowledge of Somerset threatened, which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

Section 3.15 Insurance. All policies of insurance relating to Somerset’s and Somerset Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Somerset or the Somerset Subsidiaries are listed in Schedule 3.15. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.

Section 3.16 Financial Institutions Bonds. Since January 1, 2000, Somerset Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.16 insuring Somerset Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Somerset Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Somerset Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

Section 3.17 Labor Relations and Employment Agreements. Neither Somerset nor any of the Somerset Subsidiaries is a party to or bound by any collective bargaining agreement. To their Knowledge, Somerset and the Somerset Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of Somerset or Somerset Bank threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Somerset or the Somerset Subsidiaries. Except as disclosed in Schedule 3.17, neither Somerset nor any of the Somerset Subsidiaries has any employment contract, change of control agreement or policy, severance agreement, deferred compensation agreement, consulting agreement or similar obligation (including the amendments referred to, an “Employment Obligation”) with any director, officer, employee, agent or consultant; provided however, that, (i) as of the date of this Agreement (and effective as of the Effective Time), each of Robert P. Corcoran and Arthur E. Brattlof has executed employment agreements (the “Employment Agreements”) with Fulton and Somerset Bank so as to, among other things, (A) consent to certain changes in their respective duties, powers and functions following the Merger, such agreements to be substantially in the form of Exhibit D attached hereto and (B) provide for the payment of the “change of control” payments due under the existing employment agreements of Messrs. Corcoran and Brattlof with Somerset and (ii) at the Closing, Keith B. McCarthy shall be paid the “change in control” payments provided for under his existing employment agreement and his existing deferred compensation agreement with Somerset as a result of the Merger. For the purposes of this Agreement, Messrs. Corcoran, McCarthy and Brattlof, shall be referred to herein as the “Contract Employees”. Except with respect to Mr. McCarthy and as disclosed in Schedule 3.17, as of the Effective Time (as defined in Section 9.2 herein), neither Somerset nor the Somerset Subsidiaries will have any liability for employee termination rights arising out of any Employment Obligation and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of Somerset or the Somerset Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 3.17, no payment that is owed or may become due to any director, officer, employee, or agent of Somerset or any Somerset Subsidiary as a result of the consummation of the Merger will be non-deductible to Somerset or any Somerset Subsidiary or subject to tax under IRC § 280G or § 4999; nor, except as set forth on Schedule 3.17, will Somerset or any Somerset Subsidiary be required to “gross up”

or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

Section 3.18 Employee Benefit Plans. All employee benefit plans, contracts or arrangements to which Somerset or the Somerset Subsidiaries are a party or by which Somerset or the Somerset Subsidiaries are bound, including without limitation all pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements (collectively the “Somerset Benefit Plans”), but not including the Employment Obligations described in Section 3.17, are identified in Schedule 3.18. Each of the Somerset Benefit Plans which is an “employee pension benefit plan” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”; each such Plan being herein called a “Somerset Pension Plan”) is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or in ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the Somerset Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the Somerset Pension Plans or any other Somerset Benefit Plan which is an employee welfare benefit plan as defined in ERISA, and no claim is pending or, to the Knowledge of Somerset, threatened with respect to any Somerset Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Somerset nor the Somerset Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the Somerset Pension Plans or any other Somerset Benefit Plan. Within the past five years, there has not been any audit of any Somerset Benefit Plan by the U.S. Department of Labor or the IRS.

Section 3.19 Related Party Transactions.

(a) Except as disclosed in Schedule 3.19, neither Somerset nor any of the Somerset Subsidiaries has any contract, extension of credit, or business arrangement of any kind with any of the following persons: (i) any executive officer or director (including any person who has served in such capacity since January 1, 2000) of Somerset or any of the Somerset Subsidiaries; (ii) any shareholder owning five percent (5%) or more of the outstanding Somerset Common Stock; and (iii) any “associate” (as defined in Rule 405 under the 1933 Act) of the foregoing persons or any business in which any of the foregoing persons is an officer, director, employee or five percent (5%) or greater equity owner. Each such contract or extension of credit disclosed in Schedule 3.19, except as otherwise specifically described therein, has been made in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arms’ length transactions with other persons that do not involve more than a normal risk of collectability or present other unfavorable features.

(b) Somerset has not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of

Somerset. Schedule 3.19 identifies any loan or extension of credit maintained by Somerset to which the second sentence of Section 13(k)(l) of the 1934 Act applies.

Section 3.20 No Finder. Except as disclosed in Schedule 3.20, neither Somerset nor any of the Somerset Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.

Section 3.21 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Somerset, the Somerset Subsidiaries, the Somerset Common Stock, the Somerset Subsidiaries’ Common Equity, and the involvement of Somerset and the Somerset Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Somerset to Fulton pursuant to Section 3.6 contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading.

Section 3.22 Environmental Matters. Except as disclosed in Schedule 3.22, neither Somerset nor any of the Somerset Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Somerset or any of the Somerset Subsidiaries and which is required to be reflected, noted or adequately reserved against in Somerset’s consolidated financial statements under United States generally accepted accounting principles. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality standard therein, except as disclosed in Schedule 3.22, neither Somerset nor any of the Somerset Subsidiaries have used or incorporated: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Somerset or any of the Somerset Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Somerset or any of the Somerset Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Somerset or any of the Somerset Subsidiaries.

Section 3.23 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus (as defined in Section 6.1(b) herein) is mailed to the shareholders of Somerset and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to Somerset, the Somerset Subsidiaries, Somerset Common Stock, the Somerset Subsidiaries Common Equity and all actions taken and statements made by Somerset and the Somerset Subsidiaries in connection with the transactions contemplated herein (except for information provided by Fulton to Somerset or the Somerset Subsidiaries) will: (i) comply in all material respects with applicable provisions of the 1933 Act, and the 1934 Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

Section 3.24 SEC Filings. No registration statement, offering circular, proxy statement, schedule or report filed and not withdrawn by Somerset or Somerset Bank with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.25 Reports. Somerset and Somerset Bank have filed all material reports, registrations and statements that are required to be filed with the Federal Reserve Board (the “FRB”), the Federal Deposit Insurance Company (“FDIC”), the Department of Banking and Insurance of the State of New Jersey (the “Department”) and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 3.25 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration, or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Somerset and the Somerset Subsidiaries on a consolidated basis. Somerset has furnished Fulton with, or made available to Fulton, copies of all such filings made in the last three fiscal years and in the period from January 1, 2004 through the date of this Agreement. Somerset is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and, Somerset has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that the failure to make any such filing shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Somerset and the Somerset Subsidiaries on a consolidated basis. The Somerset Common Stock is traded on NASDAQ under the symbol “SVBF”.

Section 3.26 Loan Portfolio of Somerset Bank.

(a) Attached hereto as Schedule 3.26 is a list of (i) all outstanding commercial loans, commercial loan commitments and commercial letters of credit, of Somerset Bank in excess of $1,500,000, (ii) all loans of Somerset Bank classified by Somerset Bank or any regulatory authority as “Monitor,” “Substandard,” “Doubtful” or “Loss,” (iii) all commercial and mortgage loans of Somerset Bank classified as “non-accrual,” and (iv) all commercial loans of Somerset Bank classified as “in substance foreclosed.”

(b) Somerset Bank has adequately reserved for or charged off loans in accordance with applicable regulatory requirements, United States generally accepted accounting principles and current written policies of Somerset Bank.

(c) Except as set forth on Schedule 3.26, Somerset Bank does not engage in so-called “subprime Section 32 lending.” For the purposes of this representation, “subprime lending” shall be deemed to refer to programs that target borrowers with weakened credit histories typically characterized by payment delinquencies, previous charge-offs, judgments or bankruptcies, or that target borrowers with questionable repayment capacity evidenced by low credit scores or high debt-burden ratios.

Section 3.27 Investment Portfolio. Attached hereto as Schedule 3.27 is a list of all securities held by Somerset and the Somerset Subsidiaries for investment, showing the holder, principal amount, book value and market value of each security as of a recent date, and of all short-term investments held by them as of September 30, 2004. These securities are free and clear of all liens, pledges and encumbrances, except as shown on Schedule 3.27. Except as set forth on Schedule 3.27, the investment portfolio of Somerset or the Somerset Subsidiaries does not include any financial derivatives.

Section 3.28 Regulatory Examinations.

(a) Except for normal examinations conducted by a regulatory agency in the Ordinary Course of Business, no regulatory agency has initiated any proceeding or investigation into the business or operations of Somerset or any of the Somerset Subsidiaries within the past ten (10) years. Except as otherwise disclosed in Schedule 3.28, neither Somerset nor any of the Somerset Subsidiaries have received any objection from any regulatory agency to Somerset’s or any of the Somerset Subsidiaries’ response to any violation, criticism or exception with respect to any report or statement relating to any examinations of Somerset and any of the Somerset Subsidiaries which would have a materially adverse effect on Somerset and any of the Somerset Subsidiaries on a consolidated basis.

(b) Neither Somerset nor any of the Somerset Subsidiaries are required to divest any assets currently held by it or discontinue any activity currently conducted as a result of the Federal Deposit Insurance Corporation Improvement Act of 1991, any regulations promulgated thereunder, or otherwise which would have a materially adverse effect on Somerset and any of the Somerset Subsidiaries on a consolidated basis.

Section 3.29 Regulatory Agreements and Matters.

(a) Except as set forth on Schedule 3.29, on the date hereof, neither Somerset nor Somerset Bank is a party to any assistance agreement, directive, commitment letter,

supervisory agreement or letter, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order, decree or similar directive with or by the FDIC, the FRB, the Department or any other financial services regulatory agency having jurisdiction over Somerset or Somerset Bank that relates to the conduct of the business of Somerset or Somerset Bank, nor has Somerset or Somerset Bank been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

(b) Schedule 3.29 lists, and Somerset has delivered to Fulton copies of, all reports made by any attorney to Somerset’s chief legal officer, chief executive officer, board of directors (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

(c) Somerset is, or will timely be in all material respects, in compliance with all current and proposed listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects, and will continue to remain in compliance following the Effective Time, with all rules, regulations, and requirements of the SOX Act and the SEC.

(d) Each of Somerset, its directors and its senior financial officers has had the opportunity to consult with Somerset’s independent auditors and with Somerset’s outside counsel with respect to, and (to the extent applicable to the Company) is familiar in all material respects, with all of the requirements of the SOX Act. The Company is in compliance with the provisions of the SOX Act applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of Somerset’s independent auditors and outside counsel, respectively, to ensure Somerset’s future compliance (not later than the relevant statutory and regulatory deadlines therefore) and all provisions of the SOX Act which shall become applicable to Somerset after the date hereof.

Section 3.30 Beneficial Ownership of Fulton Common Stock. Somerset and the Somerset Subsidiaries do not, and prior to the Effective Time, Somerset and the Somerset Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of Fulton Common Stock.

Section 3.31 Fairness Opinion. Somerset’s Board of Directors has received a written opinion from Danielson Associates, Inc. to be updated in writing prior to the publication of the Proxy Statement/Prospectus (a copy of such updated written opinion being provided simultaneously to Fulton at the time of receipt), to the effect that the Conversion Ratio and the Cash Consideration, at the time of execution of this Agreement and the mailing of the Proxy Statement/Prospectus, is fair to Somerset’s shareholders from a financial point of view.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF FULTON

Fulton represents and warrants to Somerset, as of the date of this Agreement and as of the date of the Closing, as follows:

Section 4.1 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been authorized by the Board of

Directors of Fulton, and no other corporate action on the part of Fulton is necessary to authorize this Agreement or the consummation by Fulton of the transactions contemplated herein. This Agreement has been duly executed and delivered by Fulton and, assuming due authorization, execution and delivery by Somerset, constitutes a valid and binding obligation of Fulton. The execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or Bylaws of Fulton or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which Fulton is a party or by which Fulton or any of its properties are bound.

Section 4.2 Organization and Standing. Fulton is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Fulton is a registered financial holding company under the BHC Act and has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

Section 4.3 Capitalization. The authorized capital of Fulton consists exclusively of 400,000,000 shares of Fulton Common Stock and 10,000,000 shares of preferred stock without par value (the “Fulton Preferred Stock”). As of December 31, 2004, there were 134,241,577 shares of Fulton Common Stock validly issued, fully paid and non-assessable and 8,521,456 shares are held as treasury shares. No shares of Fulton Preferred Stock have been issued as of the date of this Agreement, and Fulton has no present intention to issue any shares of Fulton Preferred Stock. As of the date of this Agreement, there are no outstanding obligations, options or rights of any kind entitling other persons to acquire shares of Fulton Common Stock or shares of Fulton Preferred Stock and there are no outstanding securities or other instruments of any kind convertible into shares of Fulton Common Stock or into shares of Fulton Preferred Stock, except as follows: (i) 5,225,274 shares of Fulton Common Stock were issuable upon the exercise of outstanding stock options granted under the Fulton Incentive Stock Option Plan and the Fulton Employee Stock Purchase Plan and (ii) there were outstanding 139,466,851 Rights representing the right under certain circumstances to purchase shares of Fulton Common Stock pursuant to the terms of a Fulton Rights Agreement and (iii) 12,651,481 shares of Fulton Common Stock reserved from time to time for issuance pursuant to Fulton’s Employee Stock Purchase and Dividend Reinvestment Plans. All shares of Fulton Common Stock that are issued in the Merger shall include purchase Rights under the Fulton Rights Agreement unless, prior to the Effective Date, all Rights issued under said Agreement shall have been redeemed by Fulton without a Distribution Date having occurred under such Agreement.

Section 4.4 Articles of Incorporation and Bylaws. The copies of the Articles of Incorporation, as amended, and of the Bylaws, as amended, of Fulton that have been delivered to Somerset are true, correct and complete.

Section 4.5 Subsidiaries. Schedule 4.5 contains a list of all subsidiaries (“Fulton Subsidiaries”) which Fulton owns, directly or indirectly. Except as otherwise disclosed on Schedule 4.5: (i) Fulton owns, directly or indirectly, all of the outstanding shares of capital stock of each Subsidiary, and (ii) as of the date of this Agreement: (A) there are no outstanding obligations, options or rights of any kind entitling persons (other than Fulton or any Subsidiary) to acquire shares of capital stock of any Subsidiary, and (B) there are no outstanding securities or other instruments of any kind held by persons (other than Fulton or any Subsidiary) that are convertible into shares of capital stock of any Subsidiary. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction pursuant to which it is incorporated. Each Subsidiary has full power and lawful authority to own and hold its properties and to carry on its business as presently conducted. Each Subsidiary which is a banking institution is an insured bank under the provisions of the FDI Act.

Section 4.6 Financial Statements.

(a) Fulton has delivered to Somerset the following financial statements: Consolidated Balance Sheets at December 31, 2003 and 2002 and Consolidated Statements of Income, Consolidated Statements of Shareholders’ Equity, and Consolidated Statements of Cash Flows for the years ended December 31, 2003, 2002 and 2001, (audited by Arthur Andersen LLP for the year 2002 and KPMG LLP for the years 2002 and 2003) and set forth in the Annual Report to the shareholders of Fulton for the year ended December 31, 2003, and unaudited Consolidated Balance Sheets as of September 30, 2004, unaudited Consolidated Statements of Income for the nine-month periods ended September 30, 2004 and 2003, and unaudited Consolidated Statements of Cash Flows for the nine-months ended September 30, 2004 and 2003 as filed with the SEC in a Quarterly Report on Form 10-Q (the Consolidated Balance Sheet as of September 30, 2004 being hereinafter referred to as the “Fulton Balance Sheet”). Each of the foregoing financial statements fairly presents the consolidated financial position, assets, liabilities and results of operations of Fulton at their respective dates and for the respective periods then ended and has been prepared in accordance with generally accepted accounting principles consistently applied, except as otherwise noted in a footnote thereto.

(b) Except (A) as reflected in Fulton’s unaudited balance sheet at September 30, 2004 or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to GAAP) or (B) for liabilities incurred in the ordinary course of business since September 30, 2004 consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, neither Fulton nor any of its subsidiaries has any material liabilities or obligations of any nature. Schedule 4.6 lists and Fulton has delivered to Somerset copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K of the SEC) effected by Fulton or its subsidiaries since KPMG LLP expressed its opinion with respect to the financial statements of Fulton and its subsidiaries included in Fulton’s SEC Documents (including the related notes).

(c) KPMG LLP is and has been (x) since September 24, 2003, a registered public accounting firm (as defined in Section 2(a)(12) of the SOX Act), (y) throughout the periods covered by such financial statements, “independent” with respect to Fulton within the meaning of Regulation S-X, and (z) since May 6, 2003, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and the related Rules of the SEC and the Public Company Accounting Oversight Board. Schedule 4.6 lists all non-audit services performed by KPMG LLP for Fulton and its subsidiaries since January 1, 2002.

(d) Each of Fulton and its subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Fulton and to maintain accountability for Fulton’s consolidated assets; (iii) access to Fulton’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Fulton’s assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(e) Fulton has, on a timely basis, filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2002. Schedule 4.6 lists, and except to the extent available in full without redaction on the SEC’s website through EDGAR (“EDGAR”) has delivered to Somerset copies in the form filed with the SEC of (i) Fulton’s Annual Reports on Form 10-K for each fiscal year of Fulton’s beginning since January 1, 2002, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Fulton referred to in clause (i) above, (iii) all proxy statements relating to Fulton’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents since the beginning of the first fiscal year referred to in clause (i) above, (iv) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the 1934 Act (File No. 4-460), (y) 18 U.S.C. §1350 (Section 906 of the SOX Act) with respect to any report referred to in clause (i) or (iii) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Somerset pursuant to this Section 4.6) filed by Fulton with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above are, collectively, the “Fulton SEC Reports” and, to the extent available in full without redaction on the SEC’s website through EDGAR two days prior to the date of this Agreement, are, collectively, the “Filed Fulton SEC Reports”), and (vi) all comment letters received by Fulton from the Staff of the SEC since January 1, 2002 and all responses to such comment letters by or on behalf of Fulton. The Fulton SEC Reports (x) were or will be prepared in accordance with the requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of Fulton is or has been required to file any form, report, registration statement or other document with the SEC.

(f) Fulton maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the 1934 Act; such controls and procedures are effective to ensure that all material information concerning Fulton and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Fulton’s filings with the SEC and other public disclosure documents. Schedule 4.6 lists, and Fulton has delivered to Somerset copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. To Fulton’s knowledge, each director and executive officer of Fulton has filed with the SEC on a timely basis all statements required by Section 16(a) of the 1934 Act and the rules and regulations thereunder since January 1, 2002. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. To the extent required, Fulton has in place “disclosure controls and procedures” as defined in Rules 13a-15(e) and 15(d)-15(e) of the 1934 Act to allow Fulton’s management to make timely decisions regarding required disclosures and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Fulton required under the 1934 Act. Since September 30, 2004, there has not been any material change in the internal controls utilized by the Fulton to assure that its consolidated financial statements conform with GAAP. Without limiting the generality of the foregoing, Fulton’s disclosures and controls are designed and maintained to ensure that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) all information (both financial and non-financial) required to be disclosed by Fulton in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and (vi) all such information is accumulated and communicated to Fulton’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Fulton required under the 1934 Act with respect to such reports. None of Fulton’s or any Fulton’s Subsidiary’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Fulton or the Fulton Subsidiaries or their independent accountants.

(g) The Chief Executive Officer and the Chief Financial Officer of Fulton has signed, and Fulton has furnished to the SEC, all certifications required by Sections 302 and 906 of the SOX Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither Fulton nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(h) Fulton heretofore has provided to Somerset complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of the SOX Act and hereby reaffirms, represents and warrants to Somerset the matters and statements made in such certificates.

Section 4.7 Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.7 or as reflected, noted or adequately reserved against in the Fulton Balance Sheet, at September 30, 2004 Fulton had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Fulton Balance Sheet under generally accepted accounting principles. Except as described in Schedule 4.7, since September 30, 2004, Fulton has not incurred any such liability other than liabilities of the same nature as those set forth in the Fulton Balance Sheet, all of which have been reasonably incurred in the ordinary course of business.

Section 4.8 Absence of Changes; Dividends, Etc.. Since September 30, 2004 (a) there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton and the Fulton Subsidiaries on a consolidated basis and (b) except as disclosed in Schedule 4.8, Fulton has not declared, set aside, made or paid any dividend or other distribution in respect of the Fulton Common Stock, or purchased, issued or sold any shares of Fulton Common Stock or the Fulton Subsidiaries Common Stock.

Section 4.9 Litigation and Governmental Directives. Except as disclosed in Schedule 4.9: (i) there is no litigation, investigation or proceeding pending, or to the knowledge of Fulton threatened, that involves Fulton or any Fulton Subsidiary or its properties and that, if determined adversely to Fulton or the Fulton Subsidiary, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any federal, state or local court or governmental agency or authority or of any arbitration tribunal against Fulton which materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted; and (iii) Fulton has no knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to Fulton, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any material manner the right of Fulton to carry on its business as presently conducted.

Section 4.10 Compliance with Laws; Governmental Authorizations. Except as disclosed in Schedule 4.10 or where noncompliance would not have a material and adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton: (i) Fulton and each of its Subsidiaries are in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders, decrees, directives, consent agreements, memoranda of understanding, permits, concessions, grants, franchises, licenses, and other governmental authorizations or approvals applicable to their respective operations and properties; and (ii) all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals necessary for the conduct of the respective businesses of Fulton and each of its Subsidiaries as presently conducted have been duly obtained and are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension or materially adverse modification of any thereof.

Section 4.11 Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Fulton, Fulton Common Stock, and the involvement of Fulton in the transactions contemplated hereby) nor any financial statement, schedule (including, without limitation, its Schedules to this Agreement), certificate or other statement or document delivered by Fulton to Somerset in connection herewith contains any statement which, at the time and under the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by Fulton to Somerset in connection with the Registration Statement (as defined in Section 6.1(b)), both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order (i) to make the statements made not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

Section 4.12 Labor Relations. Neither Fulton nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement. To its knowledge, Fulton and each of its Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the knowledge of Fulton or any Subsidiary threatened, that might materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Fulton.

Section 4.13 Employee Benefits Plans. Fulton’s contributory profit-sharing plan, defined benefits pension plan and 401(k) plan (hereinafter collectively referred to as the “Fulton Pension Plans”) are exempt from tax under Sections 401 and 501 of the Code, have been maintained and operated in compliance with all applicable provisions of the Code and ERISA, are not subject to any accumulated funding deficiency within the meaning of ERISA and the regulations promulgated thereunder, and do not have any outstanding liability to the Pension Benefit Guaranty Corporation (the “PBGC”). No “prohibited transaction” or “reportable event” (as such terms are defined in the Code or ERISA) has occurred with respect to the Fulton Pension Plans or any other employee benefit plan to which Fulton or any of its subsidiaries are a party or by which Fulton or any of its subsidiaries are bound (each hereinafter called a “Fulton Benefit Plan”). There have been no breaches of fiduciary duty by any fiduciary under or with respect to the Fulton Pension Plans or any other Fulton Benefit Plan, and no claim is pending or threatened with respect to any Fulton Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Fulton or any of its subsidiaries have incurred any liability for any tax imposed by Section 4975 of the Code or for any penalty imposed by the Code or by ERISA with respect to the Fulton Pension Plans or any other Fulton Benefit Plan. There has not been any audit of any Fulton Benefit Plan by the U.S. Department of Labor, the IRS or the PBGC since 1990.

Section 4.14 Environmental Matters. Except as disclosed in Schedule 4.14, Fulton has no material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been used, generated, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation real estate acquired by means of foreclosure or other exercise of any creditor’s right) or leased by Fulton and which is required to be reflected, noted or adequately reserved against in Fulton’s consolidated financial statements under generally accepted accounting principles. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality standard therein, except as disclosed in Schedule 4.14, neither Fulton nor any of the Fulton Subsidiaries have used or incorporated: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Fulton or any of the Fulton Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB’s on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Fulton or any of the Fulton Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Fulton or any of the Fulton Subsidiaries.

Section 4.15 SEC Filings. No registration statement, offering circular, proxy statement, schedule or report filed and not withdrawn by Fulton with the SEC under the 1933 Act or the 1934 Act, on the date of effectiveness (in the case of any registration statement or offering circular) or on the date of filing (in the case of any report or schedule) or on the date of mailing (in the case of any proxy statement), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.16 Proxy Statement/Prospectus. At the time the Proxy Statement/Prospectus (as defined in Section 6.1(b)) is mailed to the shareholders of Somerset and at all times subsequent to such mailing, up to and including the Effective Time, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to Fulton, Fulton Common Stock, and actions taken and statements made by Fulton in connection with the transactions contemplated herein (other than information provided by Somerset or Somerset Bank to Fulton), will: (i) comply in all material respects with applicable provisions of the 1933 Act and 1934 Act and the pertinent rules and regulations thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

Section 4.17 Regulatory Approvals. Fulton is not aware of any reason why any of the required regulatory approvals to be obtained in connection with the Merger should not be granted by such regulatory authorities or why such regulatory approvals should be conditioned on any requirement which would be a significant impediment to Fulton’s ability to carry on its business.

Section 4.18 No Finder. Fulton has not paid or become obligated to pay any fee or commission of any kind whatsoever to any broker, finder, advisor or other intermediary for, on account of, or in connection with the transactions contemplated in this Agreement.

Section 4.19 Taxes. Fulton has filed, or has received extension for filing, all federal, state, county, municipal and foreign tax returns, reports and declarations which are required to be filed by it as of December 31, 2004. Except as disclosed in Schedule 4.19, (i) Fulton has paid all taxes, penalties and interest which have become due pursuant thereto or which became due pursuant to federal, state, county, municipal or foreign tax laws applicable to the periods covered by the foregoing tax returns, and (ii) Fulton has not received any notice of deficiency or assessment of additional taxes. Except as disclosed in Schedule 4.19, the accruals and reserves reflected in the Fulton Balance Sheet are adequate to cover all material taxes (including interest and penalties, if any, thereon) that are payable or accrued as a result of Fulton’s consolidated operations for all periods prior to the date of such Balance Sheet.

Section 4.20 Title to and Condition of Assets. Fulton has good and marketable title to all material consolidated real and personal properties and assets reflected in the Fulton Balance Sheet or acquired subsequent to September 30, 2004 (other than property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Fulton Balance Sheet; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of the properties and assets subject thereto.

Section 4.21 Contracts. All Fulton Material Contracts are enforceable against Fulton, and Fulton has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect. “Fulton Material Contracts” shall be defined as each written or oral contract entered into by Fulton or any Fulton Subsidiary (other than contracts with customers reasonably entered into by Fulton in the Ordinary Course of Business) which involves aggregate payments or receipts in excess of $100,000 per year, including without limitation every employment contract, employee benefit plan, agreement, lease, license, indenture, mortgage and other commitment to which either Fulton or Fulton Subsidiaries are a party or by which Fulton or any of the Fulton Subsidiaries or any of their properties may be bound.

Section 4.22 Insurance. All policies of insurance covering operations of Fulton which are, in the aggregate, material (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Fulton are in full force and effect, and no notices of cancellation have been received in connection therewith.

Section 4.23 Reports. Fulton and the Fulton Subsidiaries have filed all material reports, registrations and statements that are required to be filed with the FRB, the FDIC, the Pennsylvania Department of Banking, and any other applicable federal, state or local governmental or regulatory authorities and such reports, registrations and statements referred to in this Section 4.23 were, as of their respective dates, in compliance in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which they were filed; provided, however, that the failure to file any such report, registration or statement or the failure of any report, registration or statement to comply with the applicable regulatory standard shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Fulton and the Fulton Subsidiaries on a consolidated basis. Fulton has furnished Somerset with, or made available to Somerset, copies of all such filings made in the last three fiscal years and in the period from January 1, 2004 to the date of this Agreement. Fulton is required to file reports with the SEC pursuant to Section 12 of the 1934 Act, and Fulton has made all appropriate filings under the 1934 Act and the rules and regulations promulgated thereunder; provided, however, that the failure to make any such filing shall not be deemed to be a breach of the foregoing representation unless such failure has or may have a material adverse impact on Fulton and the Fulton subsidiaries. The Fulton Common Stock is traded on NASDAQ under the symbol “FULT.”

Section 4.24 Regulatory Agreements and Matters.

(a) Except as set forth on Schedule 4.24, on the date hereof, neither Fulton nor any Fulton Subsidiary is a party to any assistance agreement, directive, commitment letter, supervisory agreement or letter, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order, decree or similar directive with or by the FDIC, the FRB, the Department or any other financial services regulatory agency having jurisdiction over Fulton or any Fulton Subsidiary that relates to the conduct of the business of Fulton or any Fulton Subsidiary Bank, nor has Fulton or any Fulton Subsidiary been advised by any such regulatory agency or other governmental entity that it is considering issuing or requesting any such agreement, order or decree.

(b) Schedule 4.24 lists, and Fulton has delivered to Somerset copies of, all reports made by any attorney to Fulton’s chief legal officer, chief executive officer, board of directors (or committee thereof) or other representative pursuant to 17 CFR Part 205, and all responses thereto.

(c) Fulton is, or will timely be in all material respects, in compliance with all current and proposed listing and corporate governance requirements of NASDAQ, and is in compliance in all material respects, and will continue to remain in compliance following the Effective Time, with all rules, regulations, and requirements of the SOX Act and the SEC.

(d) Each of Fulton, its directors and its senior financial officers has had the opportunity to consult with Fulton’s independent auditors and with Fulton’s outside counsel with respect to, and (to the extent applicable to the Company) is familiar in all material respects with all of the requirements of the SOX Act. Fulton is in compliance with the provisions of, the SOX Act applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of Fulton’s independent auditors and outside counsel, respectively, to ensure Fulton’s future compliance (not later than the relevant statutory and regulatory deadlines therefore) and all provisions of the SOX Act which shall become applicable to Fulton after the date hereof.

ARTICLE V - COVENANTS OF SOMERSET

From the date of this Agreement until the Effective Time, Somerset covenants and agrees to do, and shall cause the Somerset Subsidiaries to do, the following:

Section 5.1 Conduct of Business. Except as otherwise consented to by Fulton in writing (such consent not to be unreasonably withheld) or as set forth on Schedule 5.1, Somerset and the Somerset Subsidiaries shall:

(i) use all reasonable efforts to carry on their respective businesses in, and only in, the Ordinary Course of Business;

(ii) use all reasonable efforts to preserve their present business organizations, to retain the services of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Somerset or any of the Somerset Subsidiaries;

(iii) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

(iv) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Somerset or any of the Somerset Subsidiaries;

(v) keep in full force and effect all insurance policies now carried by Somerset or any of the Somerset Subsidiaries;

(vi) perform in all material respects each of their obligations under all Material Contracts (as defined in Section 3.12 herein) to which Somerset or any of the Somerset Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(vii) maintain their books of account and other records in the Ordinary Course of Business;

(viii) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Somerset or any of the Somerset Subsidiaries and to the conduct of their businesses;

(ix) not amend Somerset’s or any of the Somerset Subsidiaries’ Certificate of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(x) not enter into or assume any Material Contract, incur any material liability or obligation, or make any material commitment, except in the Ordinary Course of Business;

(xi) not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.12 or which do not exceed, in any case, $50,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(xii) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;

(xiii) except for the September Split or as permitted in Section 5.10 herein, not declare, set aside or pay any dividend or make any other distribution in respect of Somerset Common Stock or of Somerset Preferred Stock;

(xiv) not authorize, purchase, redeem, issue (except upon the exercise of outstanding options under the Somerset Stock Option Plans) or sell (or grant options or rights to purchase or sell) any shares of Somerset Common Stock or any other equity or debt securities of Somerset (other than the Warrant or the Somerset Common Stock issuable under the Warrant);

(xv) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Somerset Benefit Plan (as defined in Section 3.18 herein), except as required by law, or enter into or amend any Employment Obligation (as defined in Section 3.17 herein), severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Somerset or any of the Somerset Subsidiaries, except that Somerset and the Somerset Subsidiaries may grant reasonable salary increases and bonuses to their officers and employees in the Ordinary Course of Business to the extent consistent with past practice or their current policy disclosed in writing to Fulton, and are consistent, in magnitude and otherwise, with the current policy disclosed in writing to Fulton of Somerset and the Somerset Subsidiaries (provided, however, that no Contract Employees shall receive a salary increase or bonus, except as set forth on Schedule 5.1);

(xvi) not enter into any related party transaction of the kind contemplated in Section 3.19 herein;

(xvii) in determining the additions to loan loss reserves and the loan write-offs, writedowns and other adjustments that reasonably should be made by Somerset Bank and classifying, valuing and retaining its investment portfolio, during the fiscal year ending December 31, 2004 and thereafter, Somerset and the Somerset Subsidiaries shall consult with Fulton and shall act in accordance with generally accepted accounting principles;

(xviii) file with appropriate federal, state, local and other governmental agencies all tax returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(xix) not renew any existing contract for services, goods, equipment or the like or enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving an amount in excess of $50,000 or for a term of one year or more;

(xx) except as permitted by (xi) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;

(xxi) not make application for the opening or closing of any, or open or close any, branches or automated banking facility other than branches in Hunterdon County and Middlesex County in June, 2005 and early 2006, respectively, or as disclosed on Schedule 5.1(xxi);

(xxii) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;

(xxiii) not take any other action which would cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code; and

(xxiv) following receipt of both shareholder and regulatory approval of the Merger and upon agreement as to the Effective Date by Fulton and Somerset, conform its practices to the standards used by Fulton, with respect to its investment and loan portfolios and loan loss reserve; provided, however, (A) in taking such actions, Somerset shall not be required to breach any existing contractual obligations and (B) any such actions taken at the request of Fulton shall be subject to the provisions of subparagraph (a) of Section 7.2(f) herein.

Section 5.2 Best Efforts. Somerset and the Somerset Subsidiaries shall cooperate with Fulton and shall use their best efforts to do or cause to be done all things necessary or appropriate on their part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, Somerset and the Somerset Subsidiaries shall: (i) cooperate with Fulton in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 6.1(b)); and (ii) cooperate with Fulton in making Somerset’s and the Somerset Subsidiaries’ employees reasonably available for training by Fulton at Somerset’s and the Somerset Subsidiaries’ facilities prior to the Effective Time, to the extent that such training is deemed reasonably necessary by Fulton to ensure that Somerset’s and the Somerset Subsidiaries’ facilities will be properly operated in accordance with Fulton’s policies after the Merger.

Section 5.3 Access to Properties and Records. Somerset and the Somerset Subsidiaries shall give to Fulton and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Somerset and the Somerset Subsidiaries as Fulton may reasonably request, subject to the obligation of Fulton and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Somerset and the Somerset Subsidiaries obtained by reason of such access and subject to applicable law.

Section 5.4 Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Somerset and the Somerset Subsidiaries shall promptly prepare and deliver to Fulton as soon as practicable all internal monthly and quarterly financial statements, all quarterly and annual reports to shareholders and all reports to regulatory authorities prepared by or for either Somerset or any of the Somerset Subsidiaries (including, without limitation, delivery of Somerset’s audited annual financial statements for 2003 as soon as they are available if the Effective Time has not occurred prior to the date Somerset’s Form 10-K for 2004 is due under the 1934 Act) (which additional financial statements and reports are hereinafter collectively referred to as the “Additional Somerset Financial Statements”). Somerset shall be deemed to make the representations and warranties set forth in Section 3.6, 3.7 and 3.8 to Fulton with respect to the Additional Somerset Financial Statements upon delivery thereof.

Section 5.5 Update Schedules. Somerset or any of the Somerset Subsidiaries shall promptly disclose to Fulton in writing any material change, addition, deletion or other modification to the information set forth in its Schedules hereto.

Section 5.6 Notice. Somerset or any of the Somerset Subsidiaries shall promptly notify Fulton in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Fulton in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Somerset or any of the Somerset Subsidiaries or restrict in any manner their ability to carry on their respective businesses as presently conducted.

Section 5.7 No Solicitation.

(a) Somerset and the Somerset Subsidiaries shall not, and shall not authorize or permit any of their officers, directors or employees or any investment banker, financial advisor or attorney to initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, provided, however, that if, at any time the Board of Directors of Somerset determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law, Somerset, in response to a written Acquisition Proposal that (i) was unsolicited or that did not otherwise result from a breach of this Section, and (ii) is reasonably likely to lead to a Superior Proposal, may (x) furnish non-public information with respect to Somerset or the Somerset Subsidiaries to the person who made such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or officer of Somerset or any of the Somerset Subsidiaries or any investment banker, financial advisor, attorney, accountant, or other representative of Somerset or any of the Somerset Subsidiaries, whether or not acting on behalf of Somerset or any of its subsidiaries, shall be deemed to be a breach of this Section by Somerset.

(b) Somerset shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and shall take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval of this Agreement by its shareholders at the meeting, including recommending the approval of this Agreement by Somerset’s shareholders; provided, however, that Somerset’s Board of Directors shall not be required to take any action otherwise required by this sentence that it has determined in good faith, after consultation with outside counsel, would be reasonably likely to constitute a breach of its fiduciary duties under applicable law.

(c) The Board of Directors of Somerset shall not (1) fail to recommend this Agreement, withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fulton, its approval or recommendation of this Agreement or the Merger unless there is an Acquisition Proposal outstanding, (2) approve or recommend, or propose to approve or recommend, an Acquisition Proposal or (3) cause Somerset to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement with respect to an Acquisition Proposal unless (x) the Board of Directors of Somerset shall have determined in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties under applicable law and (y) the applicable Acquisition Proposal is a Superior Proposal.

(d) Nothing contained in this Section shall prohibit Somerset from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act, as amended, provided, however, that neither Somerset nor its Board of Directors shall, except as permitted by paragraph (b) or (c) of this section, propose to approve or recommend, an Acquisition Proposal.

(e) Somerset shall promptly (but in any event within one day) advise Fulton orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making such request, Acquisition Proposal or inquiry. Somerset will, to the extent reasonably practicable, keep Fulton fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

(i) In the event the Board of Directors of Somerset takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.7(c) in compliance with the standards in (x) and (y) therein, such action shall allow termination of this Agreement by Fulton under Section 8.1(b)(iii) herein which shall be treated in the same manner as termination under Section 8.1(a) herein and shall allow exercise of the Warrant. In the event the Board of Directors of Somerset takes any of the actions set forth in clauses (1), (2) and/or (3) of Section 5.7(c) without compliance with the standards in (x) and (y) therein, such action shall constitute a breach allowing termination of this Agreement by Fulton under Section 8.1(b)(iii) herein which shall be treated in the same manner as termination by Fulton under Section 8.1(b)(i) herein and shall allow exercise of the Warrant.

(ii) This Agreement may be terminated by Somerset prior to the shareholders meeting of Somerset if (A) the Board of Directors of Somerset shall have determined in good faith after consultation with outside counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to Somerset’s shareholders under applicable law, (B) it is not in breach of its obligations under this Section 5.7 in any material respect and has complied with, and continues to comply with, all requirements and procedures of this Section 5.7 in all material respects and the Board of Directors of Somerset has authorized, subject to complying with the terms of this Agreement, Somerset to enter into a binding written agreement for a transaction that constitutes a Superior Proposal and Somerset notifies Fulton in writing that it intends to enter into such agreement, attaching the most current version of such agreement to such notice; (C) Fulton does not make, within five (5) business days after receipt of Somerset’s written notice of its intention to enter into a binding agreement for a Superior Proposal, any offer that the Board of Directors of Somerset reasonably and in good faith determines, after consultation with its financial and legal advisors, is at least as favorable to the shareholders of Somerset as the Superior Proposal and during such period Somerset reasonably considers and discusses in good faith all proposals submitted by Fulton and, without limiting the foregoing, meets with, and causes its financial and legal advisors to meet with, Fulton and its advisors from time to time as required by Fulton to consider and discuss in good faith Fulton’s proposals, and (D) prior to Somerset’s termination pursuant to this Section 5.7(e)(ii), Somerset confirms in writing that such termination allows exercise of the Warrant. Somerset agrees (x) that it will not enter into a binding agreement referred to in clause (B) above until at least the five (5) business days after Fulton has received the notice to Fulton required by clause (C) and (y) to notify Fulton promptly if its intention to enter into a binding agreement referred to in its notice to Fulton shall change at any time after giving such notice.

(f) For the purpose of this Section 5.7:

(i) “Acquisition Proposal” shall mean a written proposal or written offer (other than by another party hereto) for a tender or exchange offer for securities of Somerset or any of the Somerset Subsidiaries, or a merger, consolidation or other business combination involving an acquisition of Somerset or any of the Somerset Subsidiaries or any proposal to acquire in any manner a substantial equity interest in or a substantial portion of the assets of Somerset or any of the Somerset Subsidiaries.

(ii) A “Superior Proposal” shall be an Acquisition Proposal that the Board of Directors of Somerset believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant legal, financial, regulatory and other aspects of the Acquisition Proposal and the source of its financing, on the terms proposed and, believes in good faith (after consultation with its financial advisor), would, if consummated, result in a transaction more favorable to the shareholders of Somerset from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal.

Section 5.8 Affiliate Letters. Somerset shall use its best efforts to deliver or cause to be delivered to Fulton, at or before the Closing, a letter from each of the officers and directors of

Somerset and shall use its best efforts to obtain and deliver such a letter from each shareholder of Somerset who may be deemed to be an “affiliate” (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Somerset, in form and substance satisfactory to Fulton and Somerset, under the terms of which each such officer, director or shareholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder by the SEC with respect to the sale or other disposition of the shares of Fulton Common Stock to be received by such person pursuant to this Agreement.

Section 5.9 No Purchases or Sales of Fulton Common Stock During Price Determination Period. Somerset and the Somerset Subsidiaries shall not, and shall use their best efforts to ensure that their executive officers and directors do not, and shall use their best efforts to ensure that each shareholder of Somerset who may be deemed an “affiliate” (as defined in SEC Rules 145 and 405) of Somerset does not, purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Fulton Common Stock or any options, rights or other securities convertible into shares of Fulton Common Stock during the Price Determination Period.

Section 5.10 Dividends. Between the date of this Agreement and the Effective Date, Somerset shall not declare or pay cash dividends on the Somerset Common Stock.

Section 5.11 Internal Controls. Between the date of this Agreement and the Closing Date, Somerset shall permit Fulton senior officers to meet with the Chief Financial Officer of Somerset and other officers responsible for the Somerset Financial Statements, the internal controls of Somerset and the disclosure controls and procedures of Somerset to discuss such matters as Fulton may deem reasonably necessary or appropriate for Fulton to satisfy its obligations under Sections 302, 404 and 906 of the SOX Act and any rules and regulations relating thereto. Fulton shall have continuing access through the Effective Time to both the Somerset books and records and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding Somerset’s internal control to Fulton and cause its auditors to be available for discussions with Fulton’s representatives regarding Somerset’s systems of internal controls.

Section 5.12 Certain Matters, Certain Revaluations, Changes and Adjustments.

Notwithstanding that Somerset believes that it and the Somserset Subsidiaries have established all reserves and taken all provisions for possible loan losses required by GAAP and applicable laws, rules and regulations, Somerset recognizes that Fulton may have adopted different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). At or before the Effective Time, upon the request of Fulton and Fulton’s written confirmation that all conditions precedent under Article VII (other than the delivery of customary closing documents) have been satisfied or waived, and in order to formulate the plan of integration for the Merger, Somerset shall, consistent with GAAP, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of Fulton and establish such accruals and reserves as shall be necessary to reflect

Merger-related expenses and costs incurred by Somerset and its Subsidiaries, provided, however, that Somerset shall not be required to take such action prior to receipt of shareholder and regulatory approvals; and provided further, however, that no accrual or reserve made by Somerset or any Somerset Subsidiary pursuant to this Section 5.12 or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

Section 5.13 Other Policies. Between the date of this Agreement and the Effective Time, Somerset shall cooperate with Fulton to reasonably conform the policies and procedures of Somerset and its Subsidiaries regarding applicable regulatory matters to those of Fulton and its Subsidiaries, as Fulton may reasonably identify to Somerset from time to time, provided, however, that implementation of such conforming actions may at Somerset’s discretion be delayed until the time period following satisfaction of the conditions set forth in Section 5.12.

Section 5.14 Other Transactions. Somerset acknowledges that Fulton may be in the process of acquiring other banks and financial institutions or in offering securities to the public and that in connection with such transactions, information concerning Somerset and its Subsidiaries may be required to be included in the registration statements, if any, for the sale of securities of Fulton or in SEC reports in connection with such transactions. Fulton shall provide Somerset and its counsel with copies of such registration statements at the time of filing. Somerset agrees to provide Fulton with any information, certificates, documents or other materials about Somerset and its Subsidiaries as are reasonably necessary to be included in such SEC reports or registration statements, including registration statements which may be filed by Fulton prior to the Effective Time. Somerset shall use its reasonable efforts to cause its attorneys and accountants to provide Fulton and any underwriters for Fulton with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications for any such acquisition or issuance of securities. Fulton shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding Somerset unless Somerset shall have consented in writing to such filing, which consent shall not be unreasonably delayed or withheld.

Section 5.15 Transaction Expenses of the Company.

(a) Somerset shall cause its and its Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. Somerset shall advise Fulton monthly of all out-of-pocket expenses which Somerset and its Subsidiaries have incurred in connection with the transactions contemplated hereby. Somerset shall not, and shall cause each of its Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

(b) Somerset, in reasonable consultation with Fulton and at Fulton’s expense, shall make all arrangements with respect to the printing and mailing of the Prospectus/Proxy Statement.

ARTICLE VI - COVENANTS OF FULTON

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, Fulton covenants and agrees to do the following:

Section 6.1 Best Efforts. Fulton shall cooperate with Somerset and the Somerset Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger. In particular, without limiting the generality of the foregoing sentence, Fulton agrees to do the following:

(a) Applications for Regulatory Approval. Fulton shall promptly prepare and file, with the cooperation and assistance of (and after review by) Somerset and its counsel and accountants, all required applications for regulatory approval of the transactions contemplated by this Agreement, including without limitation applications for approval under the BHC Act and the New Jersey Banking Act of 1948, as amended.

(b) Registration Statement. Fulton shall promptly prepare, with the cooperation and assistance of (and after review by) Somerset and its counsel and accountants, and file with the SEC a registration statement (the “Registration Statement”) for the purpose of registering under the 1933 Act the shares of Fulton Common Stock to be issued to shareholders of Somerset under the provisions of this Agreement and a proxy statement and prospectus which is prepared as a part thereof (the “Proxy Statement/Prospectus”) for the purpose of registering under the 1933 Act the shares of Fulton Common Stock to be issued to the shareholders of Somerset, and the soliciting of the proxies of Somerset’s shareholders in favor of the Merger, under the provisions of this Agreement. Fulton may rely upon all information provided to it by Somerset and Somerset Bank in this connection and Fulton shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by Fulton in reliance upon any information provided to Fulton by Somerset or the Somerset Subsidiaries or by any of their officers, agents or representatives. Fulton shall provide a draft of the Registration Statement to Somerset and its counsel for comment and review at least ten (10) business days in advance of the anticipated filing date.

(c) State Securities Laws. Fulton, with the cooperation and assistance of Somerset and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement.

(d) Stock Listing. Fulton, with the cooperation and assistance of Somerset and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of Fulton Common Stock to be issued in the Merger on NASDAQ.

(e) Adopt Amendments. Fulton shall not adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of Fulton’s Common Stock or could reasonably be expected to have a material adverse effect on the ability of Fulton to perform its obligations under this Agreement.

(f) Tax Treatment. Fulton shall take no action which would have the effect of causing the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

Section 6.2 Access to Properties and Records. Fulton shall give to Somerset and to its authorized employees and representatives (including without limitation Somerset’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Fulton as Somerset may reasonably request, subject to the obligation of Somerset and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Fulton obtained by reason of such access.

Section 6.3 Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Fulton shall promptly prepare and deliver to Somerset as soon as practicable each Quarterly Report to Fulton’s shareholders and any Annual Report to Fulton’s shareholders normally prepared by Fulton. Fulton shall be deemed to make the representations and warranties set forth in Sections 4.6, 4.7 and 4.8 herein to Somerset with respect to the financial statements (hereinafter collectively referred to as the “Additional Fulton Financial Statements”) set forth in the foregoing Quarterly Reports and any Annual Report to Fulton’s shareholders upon delivery thereof.

Section 6.4 Update Schedules. Fulton shall promptly disclose to Somerset in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement.

Section 6.5 Notice. Fulton shall promptly notify Somerset in writing of any actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Somerset in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Fulton or restrict in any manner the right of Fulton to carry on its business as presently conducted.

Section 6.6 No Purchase or Sales of Fulton Common Stock During Price Determination Period. Neither Fulton nor any Subsidiary of Fulton, nor any executive officer or director of Fulton or any Subsidiary of Fulton, nor any shareholder of Fulton who may be deemed to be an “affiliate” (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Fulton, shall purchase or sell on NASDAQ, or submit a bid to purchase or an offer to sell on NASDAQ, directly or indirectly, any shares of Fulton Common Stock or Somerset Common Stock or any options, rights or other securities convertible into shares of Fulton Common Stock or Somerset Common Stock during the Price

Determination Period; provided, however, that Fulton may purchase shares of Fulton Common Stock in the ordinary course of business during the Price Determination Period for the benefit of Fulton’s Benefit Plans or Fulton’s Dividend Reinvestment Plan.

Section 6.7 Assumption of Somerset Debentures. Fulton agrees that, effective with the Effective Date, it shall assume Somerset’s Floating Rate Junior Subordinated Deferrable Interest Debentures due 2031 and Subordinated Debentures Floating Rate Junior Subordinated Deferrable Interest Debentures due 2032, and all of Somerset’s obligations under the related Indentures, and shall take all actions necessary or appropriate in accordance therewith, including, if requested by the trustee, execution of a supplemental indenture and other appropriate documents or certificates.

Section 6.8 Employment Arrangements.

(a) In arriving at the Merger Consideration, Fulton anticipated that there will be substantial consolidation of Somerset Bank’s “back room” operations. Subject to that caveat, from and after the Effective Time, (i) Fulton, Somerset Bank or another subsidiary of Fulton (any such parties employing employees of Somerset or a Somerset Subsidiary, the “Fulton Employers”) shall: (A) satisfy each of the Employment Obligations (as defined in Section 3.17 herein), and (B) use its good faith efforts to retain each present employee of Somerset and the Somerset Subsidiaries in such employee’s current position and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Fulton Employers at a compensation commensurate with the position), (ii) in the event that the Fulton Employers shall continue to employ officers or employees of Somerset and the Somerset Subsidiaries as of the Effective Time, the Fulton Employers shall employ such persons on the Effective Time who are not Contract Employees (as defined in Section 3.17 herein) as “at-will” employees, and (iii) in the event the Fulton Employers are not willing to employ, or terminate the employment (other than as a result of unsatisfactory performance of their respective duties) of, any officers or employees of Somerset or the Somerset Subsidiaries who are not Contract Employees, the Fulton Employers shall pay severance benefits to such employees (other than Contract Employees) as follows: (A) in the event employment is terminated on or prior to the date which is one year after the Effective Date, one week’s salary and one week’s salary for each year of service with Somerset or a Somerset Subsidiary, thereafter, up to a maximum of 26 weeks’ salary; or (B) in the event employment is terminated thereafter, in accordance with the then existing severance policy of Fulton or its successor.

(b) The Fulton Employers shall be obligated to provide employee benefits to each person who is an employee of Somerset or a Somerset Subsidiary, on the Effective Time and continues to be employed that are substantially equivalent, in the aggregate, to the benefits under the Somerset Benefit Plans prior to the Effective Time, until the earlier of: (A) at least three (3) years after the Effective Date, or (B) the date that the Fulton Employers can no longer satisfy the applicable qualified retirement plan discrimination testing under the Code. For vesting and eligibility purposes for employee benefits, under each Fulton Benefit Plan and/or any employee benefit plan established by Fulton after the

Effective Date, employees of Somerset and the Somerset Subsidiaries shall receive credit for years of service with Somerset and the Somerset Subsidiaries.

Section 6.9 Insurance; Indemnification.

(a) For four (4) years after the Effective Date, Fulton shall (and Somerset Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to Somerset’s existing directors and officers liability insurance policy (provided that such insurance shall be in such amount and with terms and conditions no less favorable than the director and officer liability policy of Somerset as of the date of this Agreement and carry such premium (not to exceed the greater of (i) 150% of the current premium for Somerset’s existing directors and officers liability insurance policy or (ii) the applicable percentage increase payable by Fulton during such period for its directors and officers liability insurance policy) and that Fulton may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Date.

(b) From and after the Effective Date, Fulton shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of Somerset or a Somerset Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Fulton, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of Somerset or a Somerset Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of Somerset or a Somerset Subsidiary as in effect as of the date hereof (and Fulton shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law (including the SOX Act) and Fulton’s Certificate of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any claim, shall notify Fulton (but the failure to so notify Fulton shall not relieve Fulton from any liability which Fulton may have under this section except to the extent Fulton is materially prejudiced thereby). In the defense of any action covered by this Section 6.9(b), Fulton shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Fulton and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Fulton shall have an obligation to advance funds to satisfy an obligation of Fulton or any successor to Fulton under this Section 6.9(b) to the same extent that Fulton would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

Section 6.10 Appointment of Fulton Director. Fulton shall, on or promptly after the Effective Date (but no later than Fulton’s next Board of Directors meeting following the Effective Date), appoint to Fulton’s Board of Directors one of Somerset’s current directors designated, subject to the reasonable approval of Fulton, by vote of Somerset’s Board of Directors prior to the Effective Date, to serve as a director of Fulton. Fulton has a mandatory retirement policy for directors who attain age 70; however, Fulton would “grandfather” the present director of Somerset appointed as set forth above from the application of such policy for a three year period after the Effective Date unless such director would have otherwise been obligated to retire from the Board of Somerset under any policy it currently has in effect.

ARTICLE VII - CONDITIONS PRECEDENT

Section 7.1 Common Conditions. The obligations of the parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

(a) Shareholder Approval: This Agreement shall have been duly authorized, approved and adopted by the shareholders of Somerset in accordance with applicable law, NASDAQ rules and regulations, the BCA and the Certificate of Incorporation of Somerset.

(b) Regulatory Approvals: The approval of each federal and state regulatory authority having jurisdiction over the transactions contemplated by this Agreement (including the Merger), including without limitation, the Federal Reserve Board and the Department, shall have been obtained and all applicable waiting and notice periods shall have expired, subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by Fulton of a portion of the business of Fulton, or any subsidiary of Fulton or (B) any divestiture by Somerset or the Somerset Subsidiaries of a portion of their businesses which Fulton in its good faith judgment believes will have a significant and material adverse impact on the business or prospects of Somerset or the Somerset Subsidiaries, as the case may be, or (ii) impose any condition upon Fulton or Somerset Bank, or their other subsidiaries, taken as a whole, which in Fulton’s good faith judgment (x) would be materially burdensome to

Fulton and its subsidiaries taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by Fulton as a result of consummating the Merger or (z) would prevent Fulton from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c) Stock Listing. The shares of Fulton Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ.

(d) Tax Opinion. Each of Fulton and Somerset shall have received an opinion of Fulton’s counsel, Barley, Snyder, Senft & Cohen, LLC, reasonably acceptable to Fulton and Somerset, addressed to Fulton and Somerset, with respect to federal tax laws or regulations, to the effect that:

(i) The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Fulton and Somerset will each be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code;

(ii) No gain or loss will be recognized by Fulton or Somerset by reason of the Merger;

(iii) The bases of the assets of Somerset in the hands of Fulton will be the same as the bases of such assets in the hands of Somerset immediately prior to the Merger;

(iv) The holding period of the assets of Somerset in the hands of Fulton will include the period during which such assets were held by Somerset prior to the Merger;

(v) A holder of Somerset Common Stock who receives shares of Fulton Common Stock in exchange for his Somerset Common Stock pursuant to the reorganization (except with respect to cash received in lieu of fractional shares of Fulton Common Stock deemed issued as described below) will not recognize any gain or loss upon the exchange.

(vi) A holder of Somerset Common Stock who receives cash in lieu of a fractional share of Fulton Common Stock will be treated as if he received a fractional share of Fulton Common Stock pursuant to the reorganization which Fulton then redeemed for cash. The holder of Somerset Common Stock will recognize gain or loss on the constructive redemption of the fractional share in an amount equal to the difference between the cash received and the adjusted basis of the fractional share.

(vii) The tax basis of the Fulton Common Stock to be received by the shareholders of Somerset pursuant to the terms of this Agreement will include the holding period of the Somerset Common Stock surrendered in exchange therefor, provided that such Somerset Common Stock is held as a capital asset at the Effective Time.

(viii) The holding period of the shares of Fulton Common Stock to be received by the shareholders of Somerset will include the period during which they held the shares of Somerset Common Stock surrendered, provided the shares of Somerset Common Stock are held as a capital asset on the date of the exchange.

(ix) A holder of Somerset Common Stock who receives Cash Consideration and Fulton Common Stock in exchange for his Somerset Common Stock pursuant to the reorganization will recognize gain equal to the lesser of (a) the amount of gain realized upon the exchange or (b) the amount of Cash Consideration received.

(x) A holder of Somerset Common Stock who receives Cash Consideration in exchange for his Somerset Common Stock will recognized gain or less on exchange based on the difference between the Cash Consideration received and the adjusted basis of his Somerset Common Stock.

(e) Registration Statement: The Registration Statement (as defined in Section 6.1(b), including any amendments thereto) shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus (as defined in Section 6.1(b)) to the shareholders of Somerset; regulatory clearance for the offering contemplated by the Registration Statement (the “Offering”) shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

(f) No Suits: No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if Fulton agrees to defend and indemnify Somerset and Somerset Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to Somerset and Fulton, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of Somerset to consummate this Agreement.

(g) Federal and State Securities and Antitrust Laws: All applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

Section 7.2 Conditions Precedent to Obligations of Fulton. The obligations of Fulton to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Fulton in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties: All of the representations and warranties of Somerset as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b) Covenants Performed: Somerset shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

(c) Opinion of Counsel for Somerset: Fulton shall have received an opinion, dated the Effective Time, from Norris, McLaughlin & Marcus, special counsel to Somerset, in substantially the form of Exhibit E hereto. In rendering any such opinion, such special counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Somerset, Fulton, affiliates of the foregoing, and others.

(d) Affiliate Agreements: Shareholders of Somerset who are or will be affiliates of Somerset or Fulton for the purposes of the 1933 Act shall have entered into agreements with Fulton, in form and substance satisfactory to Fulton, reasonably necessary to assure compliance with Rule 145 under the 1933 Act.

(e) Somerset Options: As may be required by Section 2.3 herein, all holders of Somerset Options who have not exercised such options shall have delivered documentation reasonably satisfactory to Fulton with respect to the assumption by Fulton of the Somerset Options and the payment of cash in cancellation of the Somerset Options as set forth in Section 2.3.

(f) No Material Adverse Change: Fulton (together with its accountants, if the advice of such accountants is deemed necessary or desirable by Fulton) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects of Somerset and the Somerset Subsidiaries on a consolidated basis taken as a whole. In particular, without limiting the generality of the foregoing sentence, the Additional Somerset Financial Statements (as defined in Section 5.4) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Somerset as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Somerset Balance Sheet. For purposes of this Section 7.2(f), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, results of operations or future prospects of Somerset or (ii) the ability of

Somerset to perform its obligations under this Agreement, provided that “material and adverse change” shall not be deemed to include the impact of any of the following (nor will any of the following be taken into account in determining whether there has been a material adverse change): (a) changes in law, rules, regulations, orders or other binding directives by any governmental entity, including without limitation, changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of Somerset taken at the direction or behest of Fulton with the prior written consent of Fulton, including any action or actions, individually or in the aggregate, taken by Somerset or the Somerset Subsidiaries, (d) changes in economic conditions generally affecting financial institutions or residential mortgage businesses, including, without limitation, changes in the general level of interest rates, (e) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of Somerset, including reasonable expenses incurred by Somerset in consummating the transactions contemplated by the Agreement, (f) changes in the relative percentages of Somerset’s net income generated by Somerset Bank’s commercial lending activities and residential mortgage lending activities, (g) national or international political or social conditions, including without limitation the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (h) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index), and (i) any existing fact, event, occurrence, or circumstance with respect to which Fulton has knowledge as of the date hereof. At the Closing, Somerset shall deliver to Fulton a certificate confirming the absence of a material adverse change described herein and a certificate (from appropriate officers of Somerset or Somerset’s transfer agent) as to the issued and outstanding shares of Somerset Common Stock and Somerset Preferred Stock, shares issuable under outstanding stock options granted under Somerset’s Stock Option Plans and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Somerset Common Stock or Somerset Preferred Stock and any outstanding securities or other instruments of any kind that are convertible into such shares.

(g) Accountants’ Letter. Subject to the requirements of Statement of Auditing Standards No. 72 of the American Institute of Certified Public Accountants, Grant Thornton LLP, or any other accounting firm reasonably acceptable to Fulton and Somerset, shall have furnished to Fulton an “agreed upon procedures” letter, dated the Effective Date, in form and substance satisfactory to Fulton to the effect that:

(i) In their opinion, the consolidated financial statements of Somerset examined by them and included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the 1933 Act and the published rules and regulations thereunder; and

(ii) On the basis of limited procedures, not constituting an audit, including a limited review of the unaudited financial statements referred to below, a limited review of the latest available unaudited consolidated interim financial statements of Somerset, inspection of the minute books of Somerset and the Somerset Subsidiaries since December 31, 2004, inquiries of officials of Somerset and the Somerset Subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

(A) any unaudited Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Shareholders’ Equity and Consolidated Statements of Cash Flows of Somerset included in the Registration Statement are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements covered by their report included in the Registration Statement;

(B) as of a specified date not more than five days prior to the date of delivery of such letter, there have been any changes in the consolidated shareholders’ equity of Somerset as compared with amounts shown in the balance sheet as of December 31, 2004 included in the Registration Statement, except in each case for such changes, increases or decreases which the Registration Statement discloses have occurred or may occur and except for such changes, decreases or increases as aforesaid which are immaterial; and

(C) for the period from January 1, 2005 to such specified date, there were any decreases in the consolidated total net interest income, consolidated net interest income after provision for loan losses, consolidated other income, consolidated net income or net income per share amounts of Somerset as compared with the comparable period of the preceding year, except in each case for decreases which the Registration Statement discloses have occurred or may occur, and except for such decreases which are immaterial.

(h) Employment Agreements. The Employment Agreement shall remain in full force and effect.

(i) Closing Documents: Somerset shall have delivered to Fulton: (i) a certificate signed by Somerset’s President and Chief Executive Officer and by its Chief Operating Officer (or other officers reasonably acceptable to Fulton) verifying that, to their knowledge, all of the representations and warranties of Somerset set forth in this Agreement are true and correct in all material respects as of the Closing and that Somerset has performed in all material respects each of the covenants required to be performed by it under this Agreement; and (ii) such other certificates and documents as

Fulton and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “Somerset Closing Documents”).

Section 7.3 Conditions Precedent to the Obligations of Somerset. The obligation of Somerset to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Somerset in accordance with the provisions of Section 8.4 herein:

(a) Accuracy of Representations and Warranties: All of the representations and warranties of Fulton as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b) Covenants Performed: Fulton shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by Fulton.

(c) Opinion of Counsel for Fulton: Somerset shall have received an opinion from Barley, Snyder, Senft & Cohen, LLC, counsel to Fulton, dated the Effective Time, in substantially the form of Exhibit F hereto. In rendering any such opinion, such counsel may require and, to the extent they deem necessary or appropriate may rely upon, opinions of other counsel and upon representations made in certificates of officers of Fulton, Somerset, affiliates of the foregoing, and others.

(d) Fulton Options: Fulton Stock Options or cash, as applicable, shall have been substituted for the Somerset Options which have not been exercised pursuant to Section 2.3 herein. Agreements evidencing the assumption of the Somerset Options pursuant to Section 2.3 shall have been delivered and the Registration Statement for the purpose of registering the shares necessary to satisfy Fulton’s obligation with respect to the issuance of Fulton Common Stock pursuant to the exercise of the Fulton Stock Options shall have been declared effective.

(e) No Material Adverse Change: Somerset (together with its accountants, if the advice of such accountants is deemed necessary or desirable by Somerset) shall have established to its reasonable satisfaction that, since the date of this Agreement, there shall not have been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, or results of operations or future prospects of Fulton. In particular, without limiting the generality of the foregoing sentence, the Additional Fulton Financial Statements (as defined in Section 6.3) shall indicate that the consolidated financial condition, assets, liabilities and results of operations of Fulton as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in the Fulton Balance Sheet. For purposes of this Section 7.3(e), a material and adverse change shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, results of operations or future prospects of Fulton or (ii) the ability of

Fulton to perform its obligations under this Agreement, provided that “material and adverse change” shall not be deemed to include the impact of any of the following (nor will any of the following be taken into account in determining whether there has been a material adverse change): (a) changes in law, rules, regulations, orders or other binding directives by any governmental entity, including without limitation, changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) changes in economic conditions generally affecting financial institutions or residential mortgage businesses, including, without limitation, changes in the general level of interest rates, and (d) the direct effects of compliance with this Agreement and of satisfying or causing to be satisfied the conditions set forth in this Article VII on the operating performance of Fulton, including reasonable expenses incurred by Fulton in consummating the transactions contemplated by the Agreement, (e) changes in the relative percentages of Fulton’s net income generated by Fulton’s commercial lending activities and residential mortgage lending activities, (f) national or international political or social conditions, including without limitation the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (g) changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index), and (h) any existing fact, event, occurrence, or circumstance with respect to which Somerset has Knowledge as of the date hereof. At the Closing, Fulton shall deliver to Somerset a certificate confirming the absence of a material adverse change described herein and a certificate (from appropriate officers of Fulton and/or Fulton’s transfer agent) as to the issued and outstanding shares of Fulton Common Stock, shares of Fulton Common Stock reserved for issuance upon the exercise of stock options, under Fulton’s Employee Stock Purchase Plan, under Fulton’s Dividend Reinvestment Plan and under Fulton’s Shareholders Rights Plan, any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Fulton’s Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares.

(f) Fairness Opinion: Somerset shall have obtained from Danielson Associates, Inc. or from another independent financial advisor selected by the Board of Directors of Somerset, an opinion dated within five (5) days of the Proxy Statement/Prospectus to be furnished to the Board of Directors of Somerset stating that the Conversion Ratio and Cash Consideration contemplated by this Agreement is fair to the shareholders of Somerset from a financial point of view.

(g) Employment Agreements. The Employment Agreements shall remain in full force and effect.

(h) Closing Documents: Fulton shall have delivered to Somerset: (i) a certificate signed by Fulton’s Chairman and Chief Executive Officer (or other officer reasonably acceptable to Somerset) verifying that, to their knowledge, all of the representations and warranties of Fulton set forth in this Agreement are true and correct in all material respects as of the Closing and that Fulton has performed in all material respects each of the covenants required to be performed by Fulton; and (ii) such other certificates and documents as Somerset and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “Fulton Closing Documents”).

ARTICLE VIII - TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Somerset) as follows:

(a) Mutual Consent: This Agreement may be terminated by mutual consent of the parties upon the affirmative vote of a majority of each of the Boards of Directors of Somerset and Fulton, followed by written notices given to the other party.

(b) Unilateral Action by Fulton: This Agreement may be terminated unilaterally by the affirmative vote of the Board of Directors of Fulton, followed by written notice given promptly to Somerset, if: (i) there has been a material breach by Somerset of any material representation or warranty or material failure by Somerset to comply with any material covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by Fulton to Somerset; (ii) any condition precedent to Fulton’s obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of Fulton or unless any such condition remains unsatisfied primarily as a result of Fulton breaching any of its representations, warranties or covenants in this Agreement, on December 31, 2005; provided, that such date may be extended until March 31, 2006 by Somerset by written notice to Fulton (given not later than December 31, 2005) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; or (iii) Fulton’s Board of Directors makes an election provided for in Section 5.7(e)(i) herein.

(c) Unilateral Action By Somerset: This Agreement may be terminated unilaterally by the affirmative vote of a majority of the Board of Directors of Somerset, followed by written notice given promptly to Fulton, if: (i) there has been a material breach by Fulton of any material representation, or warranty or material failure by Fulton to comply with any covenant set forth in this Agreement and such breach has not been cured within thirty (30) days after written notice of such breach has been given by Somerset to Fulton; (ii) any condition precedent to Somerset’s obligations as set forth in Article VII of this Agreement remains unsatisfied, through no fault of Somerset or unless any such condition remains unsatisfied primarily as a result of Somerset breaching any of its representations, warranties or covenants in this Agreement, on December 31, 2005; provided, that such date may be extended until March 31, 2006 by Fulton by written notice to Somerset (given not later than December 31, 2005) if the Closing shall not have occurred because of failure to obtain approval from one or more regulatory authorities whose approval is required in connection with this Agreement; (iii) Somerset’s Board of Directors makes an election provided for in, and subject to the conditions of, Section 5.7(e)(ii) herein, (iv) the fairness opinion described in Section 7.3(f) is withdrawn; (v) the shareholders of Somerset do not approve the Merger at a shareholders meeting called for such purpose or (vi) based on the Closing Market Price as follows:

(A) Subject to the provisions of subparagraph (B) below, Somerset shall have the right to terminate this Agreement, through a resolution adopted by its Board of Directors, if the Closing Market Price is less than both (I) $17.65, i.e., eighty percent (80%) of the Starting Price (the “Floor Price”) and (II) the amount per share equal to (x) the Starting Price multiplied by (y) .80 multiplied by (z) the quotient of the Average NASDAQ Bank Index for the Price Determination Period (the numerator) over the NASDAQ Bank Index on the Pre-Announcement Date (the denominator).

(B) In the event the conditions in (A) above allowing Somerset to terminate the Agreement are satisfied and Somerset makes such election, Fulton, through a resolution adopted by its Board of Directors, shall have the option to cause Somerset to amend this Agreement (and, upon such amendment, Somerset shall not have the right to terminate this Agreement) to increase the Conversion Ratio to a level, calculated to four decimal places, equal to the Conversion Ratio multiplied by the quotient of the Floor Price (the numerator) over the Closing Market Price (the denominator). For example, if the Closing Market Price is $17.00 and the Floor Price is $17.65, Parent would have the option to increase the Exchange Ratio to .9883 (.9519 x $17.65/$17.00) in lieu of terminating this Agreement.

(C) For purposes of this Section 8.1(c), (I) “Pre-Announcement Date” shall mean January 10, 2005, i.e., the trading day immediately preceding the date of this Agreement, and (II) “Starting Price” shall mean $22.06.

(D) The Starting Price, the Closing Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for an event described in the definition of “Fulton Stock Consideration” in Section 2.1 (b) herein.

Section 8.2 Effect of Termination.

(a) Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that the provisions relating to limited liability and confidentiality set forth in Sections 8.2(b) and 8.2(c) herein shall survive such termination.

(b) Limited Liability. Subject to the terms of the Warrant Agreement and the Warrant, the termination of this Agreement in accordance with the terms of Section 8.1 herein shall create no liability on the part of either party, or on the part of either party’s directors, officers, shareholders, agents or representatives, except that if this Agreement is terminated by Fulton by reason of a material breach by Somerset, or if this Agreement is terminated by Somerset by reason of a material breach by Fulton, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party (i.e., Fulton or Somerset) shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the reasonable fees of its counsel, accountants, consultants and other advisors and representatives. In no event shall either party’s directors, officers, shareholders, agents or representatives have any personal liability for any misrepresentation or breach in connection with this Agreement.

(c) Confidentiality. In the event of a termination of this Agreement, neither Fulton nor Somerset nor Somerset Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

Section 8.3 Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Somerset), but only by a written instrument duly authorized, executed and delivered by Fulton and by Somerset; provided, however, that any amendment to the provisions of Section 2.1 herein relating to the consideration to be received by the former shareholders of Somerset in exchange for their shares of Somerset Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Somerset in accordance with applicable provisions of the BCA.

Section 8.4 Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Somerset) by a written instrument duly authorized, executed and delivered by such party or parties.

ARTICLE IX - CLOSING AND EFFECTIVE TIME

Section 9.1 Closing. Provided that all conditions precedent set forth in Article VII of this Agreement shall have been satisfied or shall have been waived in accordance with Section 8.4 of this Agreement, the parties shall hold a closing (the “Closing”) at the offices of Fulton at One Penn Square, Lancaster, Pennsylvania, no later than thirty (30) days after the receipt of all required regulatory and shareholder approvals and after the expiration of all applicable waiting periods on a specific date to be agreed upon by the parties, at which time the parties shall deliver the Somerset Closing Documents, the Fulton Closing Documents, the opinions of counsel required by Sections 7.1(d), 7.2(c) and 7.3(c) herein, and such other documents and instruments as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 9.2 Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, Fulton and Somerset will cause Articles of Merger (the “Articles of Merger”) to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the “Department of State”) and the Department of the Treasury of the State of New Jersey (the “Department of Treasury” and, with the Department of State, the “Filing Offices”). The Merger shall become effective on 11:59 p.m. on the day on which the Closing occurs and Articles of Merger are filed with the Filing Offices or such later date and time as may be specified in the Articles of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

ARTICLE X - NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 10.1 No Survival. The representations and warranties of Somerset and of Fulton set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach of such agreements.

ARTICLE XI - GENERAL PROVISIONS

Section 11.1 Expenses. Except as provided in Section 8.2(b) herein, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein. For purposes of this Section 11.1 herein, the cost of printing the Proxy Statement/Prospectus shall be deemed to be an expense of Fulton.

Section 11.2 Other Mergers and Acquisitions. Subject to the right of Somerset to refuse to consummate this Agreement pursuant to Section 8.1(c)(i) herein by reason of a material breach by Fulton of the warranty and representation set forth in Section 4.7 herein, nothing set forth in this Agreement shall be construed: (i) to preclude Fulton from acquiring, or to limit in any way the right of Fulton to acquire, prior to or following the Effective Time, the stock or assets of any other financial services institution or other corporation or entity, whether by issuance or exchange of Fulton Common Stock or otherwise; (ii) to preclude Fulton from issuing, or to limit in any way the right of Fulton to issue, prior to or following the Effective Time, Fulton Common Stock, Fulton Preferred Stock or any other equity or debt securities; or (iii) to preclude Fulton from taking, or to limit in any way the right of Fulton to take, any other action not expressly and specifically prohibited by the terms of this Agreement.

Section 11.3 Notices. All notices, claims, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly delivered if delivered in person, transmitted by telegraph or facsimile machine (but only if receipt is acknowledged in writing), or mailed by registered or certified mail, return receipt requested, as follows:

(a)	If to Fulton, to:

Rufus A. Fulton, Jr., Chairman and Chief Executive Officer

Fulton Financial Corporation

One Penn Square, P.O. Box 4887

Lancaster, Pennsylvania 17604

With a copy to:

Paul G. Mattaini, Esquire

Barley, Snyder, Senft & Cohen, LLC

126 East King Street

Lancaster, Pennsylvania 17602

(b)	If to Somerset, to:

Robert P. Corcoran, President and Chief Executive Officer

SVB Financial Services, Inc.

70 East Main Street

Somerville, New Jersey 08876

With a copy to:

Peter D. Hutcheon, Esquire

Norris, McLaughlin & Marcus, P.A.

P.O. Box 1018

Somerville, New Jersey 08876-1018

Section 11.4 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.

Section 11.5 Governing Law. This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the BCA or federal law specifically applies to the Merger and the transactions contemplated thereby.

Section 11.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party (which consent may be withheld in such other party’s sole and absolute discretion). Other than the right to receive the consideration payable as a result of the Merger pursuant to Article II hereof and the provisions of Section 3.17 with respect to the Contract Employees, this Agreement is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.7 Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.

Section 11.8 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), together with the Warrant Agreement and the Warrant being executed by the parties on the date hereof, sets forth the entire understanding and agreement of the parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

Section 11.9 Definitions

Definitions of the following capitalized terms used in this Agreement are set forth in the following sections:

1933 Act	Section 2.3(c)
1934 Act	Section 2.9
Acquisition Proposal	Section 5.7(f)(i)
Additional Fulton Financial Statements	Section 6.3
Additional Somerset Financial Statements	Section 5.4
Aggregate Cash Election Percentage	Section 2.2(b)(iii)(C)
Aggregate Cash Elections	Section 2.2(b)(iii)
Aggregate Stock Election Percentage	Section 2.2(b)(iv)
Aggregate Stock Elections	Section 2.2(b)(iii)
Articles of Merger	Section 9.2
BCA	Section 1.1
BCL	Section 1.1
BHC Act	Background
Cash Consideration	Section 2.1(b)
Cash Election	Section 2.2(a)(i)
Cash/Stock Election	Section 2.2(a)(i)
Claim	Section 6.9(b)
Closing	Section 9.1
Closing Market Price	Section 2.1(e)
Code	Section 2.3(b)
Contract Employees	Section 3.17
Conversion Ratio	Section 2.1(b)

Department	Section 3.25
Department of State	Section 9.2
Department of Treasury	Section 9.2
EDGAR	Section 3.6(e)
Effective Date	Section 9.2
Effective Time	Section 9.2
Employment Agreement	Section 3.17
Employment Obligation	Section 3.17
Election	Section 2.2(a)(i)
Election Deadline	Section 2.2(a)(iv)
ERISA	Section 3.18
Exchange Agent	Section 2.2(a)(iv)
FDI Act	Section 2.3
FDIC	Section 3.25
Filed Fulton SEC Reports	Section 4.6(e)
Filed Somerset SEC Reports	Section 3.6(e)
Filing Offices	Section 9.2
Floor Price	Section 8.1(c)(i)
Form of Election	Section 2.2(a)(ii)
FRB	Section 3.25
Fulton	Introduction
Fulton Balance Sheet	Section 4.6(a)
Fulton Benefit Plan	Section 4.13
Fulton Closing Documents	Section 7.3(g)
Fulton Common Stock	Background
Fulton Employers	Section 6.8
Fulton Material Contracts	Section 4.21
Fulton Pension Plans	Section 4.13
Fulton Preferred Stock	Section 4.3
Fulton Rights	Section 2.1(b)
Fulton Rights Agreement	Section 2.1(b)
Fulton SEC Reports	Section 4.6(e)
Fulton Stock Option	Section 2.3(a)
Indemnified Liabilities	Section 6.9(b)
Indemnified Parties	Section 6.9(b)
IRS	Section 3.10
Knowledge of Somerset or Somerset Bank, Knowledge of Somerset and the Somerset Subsidiaries	Section 3.13
Knowledge of Somerset or Somerset Bank	Section 3.13
Letter of Transmittal	Section 2.2(e)
Material Contracts	Section 3.12(a)
Maximum Cash Percentage	Section 2.2(b)(i)
Merger	Background

Merger Consideration	Section 2.1(a)
Minimum Cash Percentage	Section 2.2(b)(i)
NASDAQ	Section 2.1(e)
Non-Electing Shares	Section 2.2(b)(vi)
Offering	Section 7.1(e)
Ordinary Course of Business	Section 3.7
PBGC	Section 4.13
Pre-Announcement Date	Section 8.1(c)(iii)
Price Determination Period	Section 2.1(e)
Pro-rated Cash Percentage	Section 2.2(b)(iii)(C)
Pro-rated Stock Percentage	Section 2.2(b)(iv)(c)
Proxy Statement/Prospectus	Section 6.1(b)
Registration Statement	Section 6.1(b)
Remaining Cash Percentage	Section 2.2(b)(iv)(c)
Remaining Stock Percentage	Section 2.2(b)(iii)(C)
SEC	Section 2.2(a)(iv)
Somerset	Introduction
Somerset Balance Sheet	Section 3.6
Somerset Bank	Background
Somerset Bank Common Stock	Section 3.4
Somerset Bank Preferred Stock	Section 3.4
Somerset Benefit Plans	Section 3.18
Somerset Closing Documents	Section 7.2(h)
Somerset Common Stock	Background
Somserset Options	Section 2.3(a)
Somerset Pension Plan	Section 3.18
Somerset SEC Reports	Section 3.6(e)
Somerset Share	Section 2.1(a)
Somerset Stock Option Plans	Section 2.3(a)
Somerset Subsidiaries	Background
Somerset Subsidiaries Common Equity	Section 3.4
SOX Act	Section 3.6(c)
Starting Price	Section 8.1(c)(iii)
Stock Election	Section 2.2(a)(i)
Superior Proposal	Section 5.7(f)(ii)
Surviving Corporation	Section 1.1
Unclaimed Shares	Section 2.2(f)(iii)
Voting Agreements	Background
Warrant	Background
Warrant Agreement	Background

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

FULTON FINANCIAL CORPORATION

By:	/s/ Rufus A. Fulton, Jr.
Rufus A. Fulton, Jr.
Chairman and Chief Executive Officer

Attest:	/s/ George R. Barr, Jr.
George R. Barr, Jr.
Secretary

SVB FINANCIAL SERVICES, INC.

By:	/s/ Robert P. Corcoran
Robert P. Corcoran
President and Chief Executive Officer

Attest:	/s/ Elizabeth J. Balunis
Elizabeth J. Balunis
Secretary

Exhibit “B”

Warrant Agreement

and

Warrant

WARRANT AGREEMENT

THIS WARRANT AGREEMENT is made as of January 12, 2005, by and between Fulton Financial Corporation, a Pennsylvania corporation (“Fulton”) and SVB Financial Services, Inc., a New Jersey corporation (“Somerset”).

W I T N E S S E T H:

WHEREAS, Fulton and Somerset have entered into an Agreement and Plan of Merger, dated January 11, 2005 (the “Merger Agreement”); and

WHEREAS, in connection with Fulton’s entry into the Merger Agreement and in consideration of such entry, SOMERSET has agreed to issue to Fulton, on the terms and conditions set forth herein, a warrant entitling Fulton to purchase up to an aggregate of 1,008,775 shares of Somerset’s common stock, $2.09 par value (the “Common Stock”);

NOW, THEREFORE, in consideration of the execution of the Merger Agreement and the premises herein contained, and intending to be legally bound, Fulton and Somerset agree as follows:

1. Issuance of Warrant. Concurrently with the execution this Agreement, Somerset shall issue to Fulton a warrant in the form attached as Exhibit A hereto (the “Warrant”, which term as used herein shall include any warrant or warrants issued upon transfer or exchange of the original Warrant) to purchase up to 1,008,775 shares of Common Stock, subject to adjustment as provided in this Agreement and in the Warrant. The Warrant shall be exercisable at a purchase price of $22.00 per share, subject to adjustment as provided in the Warrant (the “Exercise Price”). So long as the Warrant is outstanding and unexercised, Somerset shall at all times maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that the Warrant may be exercised, without any additional authorization of Common Stock, after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock. Somerset represents and warrants that it has duly authorized the execution and delivery of the Warrant and this Agreement and the issuance of Common Stock upon exercise of the Warrant. Somerset covenants that the shares of Common Stock issuable upon exercise of the Warrant shall be, when so issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights. The Warrant and the shares of Common Stock to be issued upon exercise of the Warrant are hereinafter collectively referred to, from time to time, as the “Securities.” So long as the Warrant is owned by Fulton, the Warrant will in no event be exercised for more than that number of shares of Common Stock equal to 1,008,775 (subject to adjustment as provided in the Warrant) less the number of shares of Common Stock at the time owned by Fulton.

2. Assignment, Transfer, or Exercise of Warrant. Fulton will not sell, assign, transfer or exercise the Warrant, in whole or in part, without the prior written consent of Somerset except upon or after the occurrence of any of the following: (i) a breach of any representation, warranty, or covenant set forth in the Merger Agreement by Somerset which would permit a termination of the Merger Agreement by Fulton pursuant to Section 8.1(b)(i) thereof following: (A) the occurrence of an event described in subparagraphs (iii) or (iv) below or (B) an offer or filing described in subparagraph (v) below; (ii) the failure of Somerset’s shareholders to approve the Merger Agreement at a meeting called for such purpose if at the time of such meeting there has been an announcement by any Person (other than Fulton) of an offer or proposal to acquire 25% or more of the Common Stock (before giving effect to any exercise of the Warrant), or to acquire, merge or consolidate with Somerset, or to purchase all or substantially all of Somerset’s assets (including, without limitation, any shares of any subsidiary of Somerset or all or substantially all of any such subsidiary’s assets) and, within ten business days after such announcement, the Board of Directors of Somerset either fails to recommend against acceptance of such offer by Somerset’s shareholders or takes no position with respect thereto; (iii) the acquisition by any Person of Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant); (iv) any Person (other than Fulton) shall have commenced a tender or exchange offer, or shall have filed an application with an appropriate bank regulatory authority with respect to a publicly announced offer, to purchase or acquire securities of Somerset such that, upon consummation of such offer, such Person would have Beneficial Ownership of 25% or more of the Common Stock (before giving effect to any exercise of the Warrant) and, within 12 months from such offer or filing, such person consummates an acquisition described in subparagraph (iii) above; (v) Somerset shall have entered into an agreement, letter of intent, or other understanding with any Person (other than Fulton) providing for such Person (A) to acquire, merge, consolidate or enter into a statutory share exchange with Somerset or to purchase all or substantially all of Somerset’s assets (including without limitation any shares of any subsidiary of Somerset or all or substantially all of any such subsidiary’s assets), or (B) to negotiate with Somerset with respect to any of the events or transactions mentioned in the preceding clause (A); or (vi) termination, or attempted termination, of the Merger Agreement by Somerset under Section 8.1(c)(iii) of the Merger Agreement. As used in this Paragraph 2, the terms “Beneficial Ownership” and “Person” shall have the respective meanings set forth in Paragraph 7(f). The Warrant shall terminate in accordance with its terms.

3. Registration Rights. If, at any time within two years after the Warrant may be exercised or sold, Somerset shall receive a written request therefor from Fulton, Somerset shall prepare and file a shelf registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the Warrant (provided that no such registration shall be required with respect to the Warrant following the termination of the Warrant in accordance with its terms) and/or the Common Stock issued or issuable upon exercise of the Warrant (the “Securities”), and shall use its best efforts to cause the Registration Statement to become effective and remain current for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to affect such sale or other disposition. Without the prior written consent of Fulton, neither Somerset nor any other holder of securities of Somerset may include such securities in the Registration Statement.

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4. Duties of Somerset upon Registration. If and whenever Somerset is required by the provisions of Paragraph 3 of this Agreement to effect the registration of any of the Securities under the Securities Act, Somerset shall:

(a) prepare and file with the Securities and Exchange Commission (the “SEC”) such amendments to the Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the Registration Statement effective and current;

(b) furnish to Fulton and to the underwriters of the Securities being registered such reasonable number of copies of the Registration Statement, the preliminary prospectus and final prospectus contained therein, and such other documents as Fulton or such underwriters may reasonably request in order to facilitate the public offering of the Securities;

(c) use its best efforts to register or qualify the Securities covered by the Registration Statement under the state securities or blue sky laws of such jurisdictions as Fulton or such underwriters may reasonably request;

(d) notify Fulton, promptly after Somerset shall receive notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment to any prospectus forming a part of the Registration Statement has been filed;

(e) notify Fulton promptly of any request by the SEC for the amending or supplementing of the Registration Statement or the prospectus contained therein, or for additional information;

(f) prepare and file with the SEC, promptly upon the request of Fulton, any amendments or supplements to the Registration Statement or the prospectus contained therein which, in the opinion of counsel for Fulton, are required under the Securities Act or the rules and regulations promulgated by the SEC thereunder in connection with the public offering of the Securities;

(g) prepare and promptly file with the SEC such amendments of or supplements to the Registration Statement or the prospectus contained therein as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such Securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which such prospectus as then in effect would include an untrue statement of a material fact or would omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h) advise Fulton, promptly after Somerset shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement, or the initiation or threatening of any proceeding for that purpose, and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

(i) at the request of Fulton, furnish on the date or dates provided for in the underwriting agreement: (i) an opinion or opinions of counsel for Somerset for the purposes of such registration, addressed to the underwriters and to Fulton, covering such matters as such underwriters and Fulton may reasonably request and as are customarily

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covered by issuer’s counsel at that time; and (ii) a letter or letters from the independent accountants for Somerset, addressed to the underwriters and to Fulton, covering such matters as such underwriters or Fulton may reasonably request, in which letters such accountants shall state (without limiting the generality of the foregoing) that they are independent accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of Somerset included in the Registration Statement or any amendment or supplement thereto comply in all material respects with the applicable accounting requirements of the Securities Act.

5. Expenses of Registration. With respect to the registration requested pursuant to Paragraph 3 of this Agreement, (a) Somerset shall bear all registration, filing and NASD fees, printing and engraving expenses, fees and disbursements of its counsel and accountants and all legal fees and disbursements and other expenses of Somerset to comply with state securities or blue sky laws of any jurisdictions in which the Securities to be offered are to be registered or qualified; and (b) Fulton shall bear all fees and disbursements of its counsel and accountants, underwriting discounts and commissions, transfer taxes for Fulton and any other expenses incurred by Fulton.

6. Indemnification. In connection with any Registration Statement or any amendment or supplement thereto:

(a) Somerset shall indemnify and hold harmless Fulton, any underwriter (as defined in the Securities Act) for Fulton, and each person, if any, who controls Fulton or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which Fulton or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Somerset will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by Fulton, such underwriter or such controlling person in writing specifically for use in the preparation thereof.

(b) Fulton shall indemnify and hold harmless Somerset, any underwriter (as defined in the Securities Act), and each person, if any, who controls Somerset or such underwriter (within the meaning of the Securities Act) from and against any and all loss, damage, liability, cost or expense to which Somerset or any such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such loss, damage, liability, cost or expense arises out of or is caused by any untrue or alleged untrue statement of any material fact contained in the Registration Statement, any prospectus or preliminary prospectus contained therein or any amendment or supplement thereto, or arises out of or is based upon the omission or the alleged omission to state

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therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by Fulton specifically for use in the preparation thereof.

(c) Promptly after receipt by any party which is entitled to be indemnified, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, of any claim in writing or of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, promptly notify the indemnifying party of the receipt of such claim or notice of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may otherwise have to any indemnified party hereunder. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party or parties and the indemnifying party and there is a conflict of interest which would prevent counsel for the indemnifying party from also representing any indemnified party, such indemnified party shall have the right to select separate counsel to participate in the defense of such indemnified party. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party, pursuant to the provisions of subparagraph (a) or (b) of this Paragraph 6, for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless (i) such indemnified party shall have employed separate counsel in accordance with the provisions of the preceding sentence, (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action, or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

(d) If recovery is not available under the foregoing indemnification provisions, for any reason other than as specified therein, any party entitled to indemnification by the terms thereof shall be entitled to obtain contribution with respect to its liabilities and expenses, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act. In determining the amount of contribution to which the respective parties are entitled there shall be considered the parties’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted, the opportunity to correct and/or prevent any statement or omission, and any other equitable considerations appropriate under the circumstances. Fulton and Somerset agree that it would not be equitable if the amount of such contribution were determined by pro rata or

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per capita allocation even if the underwriters and Fulton as a group were considered a single entity for such purpose.

7. Redemption and Repurchase Rights.

(a) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), who has exercised the Warrant in whole or in part shall have the right to require Somerset to redeem some or all of the shares of Common Stock for which the Warrant was exercised at a redemption price per share (the “Redemption Price”) equal to the highest of: (i) 110% of the Exercise Price, (ii) the highest price paid or agreed to be paid for any share of Common Stock by an Acquiring Person (as defined below) during the one year period immediately preceding the date of redemption, and (iii) in the event of a sale of all or substantially all of Somerset’s assets or all or substantially all of a subsidiary of Somerset’s assets: (x) the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Somerset as determined by a recognized investment banking firm selected by such Holder, divided by (y) the number of shares of Common Stock then outstanding. If the price paid consists in whole or in part of securities or assets other than cash, the value of such securities or assets shall be their then current market value as determined by a recognized investment banking firm selected by the Holder and reasonably acceptable to Somerset.

(b) From and after the date on which any event described in Paragraph 2 of this Agreement occurs, the Holder as defined in the Warrant (which shall include a former Holder), shall have the right to require Somerset to repurchase all or any portion of the Warrant at a price (the “Warrant Repurchase Price”) equal to the product obtained by multiplying: (i) the number of shares of Common Stock represented by the portion of the Warrant that the Holder is requiring Somerset to repurchase, times (ii) the excess of the Redemption Price over the Exercise Price.

(c) The Holder’s right, pursuant to this Paragraph 7, to require Somerset to repurchase a portion or all of the Warrant, and/or to require Somerset to redeem some or all of the shares of Common Stock for which the Warrant was exercised, shall expire on the close of business on the 60th day following the occurrence of any event described in Paragraph 2.

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(d) The Holder may exercise its right, pursuant to this Paragraph 7, to require Somerset to repurchase all or a portion of the Warrant, and/or to require Somerset to redeem some or all of the shares of Common Stock for which the Warrant was exercised, by surrendering for such purpose to Somerset, at its principal office within the time period specified in the preceding subparagraph, the Warrant and/or a certificate or certificates representing the number of shares to be redeemed accompanied by a written notice stating that it elects to require Somerset to repurchase the Warrant or a portion thereof and/or to redeem all or a specified number of such shares in accordance with the provisions of this Paragraph 7. As promptly as practicable, and in any event within five business days after the surrender of the Warrant and/or such certificates and the receipt of such notice relating thereto, Somerset shall deliver or cause to be delivered to the Holder:

(i) the applicable Redemption Price (in immediately available funds) for the shares of Common Stock which it is not then prohibited under applicable law or regulation from redeeming, and/or (ii) the applicable Warrant Repurchase Price, and/or (iii) if the Holder has given Somerset notice that less than the whole Warrant is to be repurchased and/or less than the full number of shares of Common Stock evidenced by the surrendered certificate or certificates are to be redeemed, a new certificate or certificates, of like tenor, for the number of shares of Common Stock evidenced by such surrendered certificate or certificates less the number shares of Common Stock redeemed and/or a new Warrant reflecting the fact that only a portion of the Warrant was repurchased.

(e) To the extent that Somerset is prohibited under applicable law or regulation, or as a result of administrative or judicial action, from repurchasing the Warrant and/or redeeming the Common Stock as to which the Holder has given notice of repurchase and/or redemption, Somerset shall immediately so notify the Holder and thereafter deliver or cause to be delivered, from time to time to the Holder, the portion of the Warrant Repurchase Price and/or the Redemption Price which it is no longer prohibited from delivering, within five business days after the date on which Somerset is no longer so prohibited; provided, however, that to the extent that Somerset is at the time and after the expiration of 25 months, so prohibited from delivering the Warrant Repurchase Price and/or the Redemption Price, in full (and Somerset hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals as promptly as practicable), Somerset shall deliver to the Holder a new Warrant (expiring one year after delivery) evidencing the right of the Holder to purchase that number of shares of Common Stock representing the portion of the Warrant which Somerset is then so prohibited from repurchasing, and/or Somerset shall deliver to the Holder a certificate for the shares of Common Stock which Somerset is then so prohibited from redeeming, and Somerset shall have no further obligation to repurchase such new Warrant or redeem such Common Stock; and provided further, that upon receipt of such notice and until five days thereafter the Holder may revoke its notice of repurchase of the Warrant and/or redemption of Common Stock by written notice to Somerset at its principal office stating that the Holder elects to revoke its election to exercise its right to require Somerset to repurchase the Warrant and/or redeem the Common Stock, whereupon Somerset will promptly redeliver to the Holder the Warrant and/or the certificates representing shares of Common Stock surrendered to Somerset for purposes of such repurchase and/or redemption, and Somerset shall have no further obligation to repurchase such Warrant and/or redeem such Common Stock.

(f) As used in this Agreement the following terms have the meanings indicated:

(1) “Acquiring Person” shall mean any “Person” (hereinafter defined) who or which is the “Beneficial Owner” (hereinafter defined) of 25% or more of the Common Stock;

(2) A “Person” shall mean any individual, firm, corporation or other entity and shall also include any syndicate or group deemed to be a “Person” by operation of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended;

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(3) A Person shall be a “Beneficial Owner”, and shall have “Beneficial Ownership,” of all securities:

(i) which such Person or any of its Affiliates (as hereinafter defined) beneficially owns, directly or indirectly; and

(ii) which such Person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time or otherwise) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (2) the right to vote pursuant to any proxy, power of attorney, voting trust, agreement, arrangement or understanding; and

(4) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the regulations promulgated by the SEC under the Securities and Exchange Act of 1934, as amended.

8. Remedies. Without limiting the foregoing or any remedies available to Fulton, it is specifically acknowledged that Fulton would not have an adequate remedy at law for any breach of this Warrant Agreement and shall be entitled to specific performance of Somerset’s obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person subject to, this Agreement.

9. Miscellaneous.

(a) The representations, warranties, and covenants of Somerset set forth in the Merger Agreement are hereby incorporated by reference in and made a part of this Agreement, as if set forth in full herein.

(b) This Agreement, the Warrant and the Merger Agreement set forth the entire understanding and agreement of the parties hereto and supersede any and all prior agreements, arrangements and understandings, whether written or oral, relating to the subject matter hereof and thereof. No amendment, supplement, modification, waiver, or termination of this Agreement shall be valid and binding unless executed in writing by both parties.

(c) This Agreement shall be deemed to have been made in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

FULTON FINANCIAL CORPORATION

By:	/s/ R. Scott Smith, Jr.
R. Scott Smith, Jr.
President and Chief Operating Officer

Attest:	/s/ George R. Barr
George R. Barr, Secretary

SVB FINANCIAL SERVICES, INC.

By:	/s/ Robert Corcoran
Robert Corcoran
President and Chief Executive Officer

Attest:	/s/ Elizabeth J. Balunis
Elizabeth J. Balunis
Secretary

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WARRANT

to Purchase up to 1,008,775 Shares of the

Common Stock, $2.09 Par Value,

of

SVB FINANCIAL SERVICES, INC.

This is to certify that, for value received, Fulton Financial Corporation (“Fulton”) or any permitted transferee (Fulton or such transferee being hereinafter called the “Holder”) is entitled to purchase, subject to the provisions of this Warrant, from SVB Financial Services, Inc., a New Jersey corporation (“Somerset”), at any time on or after the date hereof, an aggregate of up to 1,008,775 fully paid and non-assessable shares of common stock, $2.09 par value (the “Common Stock”), of Somerset at a price per share equal to $22.00, subject to adjustment as herein provided (the “Exercise Price”).

1. Exercise of Warrant. Subject to the provisions hereof and the limitations set forth in Paragraph 2 of a Warrant Agreement of even date herewith by and between Fulton and Somerset (the “Warrant Agreement”), which Warrant Agreement was entered pursuant to an Agreement and Plan of Merger dated January 11, 2005, between Fulton and Somerset (the “Merger Agreement”), this Warrant may be exercised in whole or in part or sold, assigned or transferred at any time or from time to time on or after the date hereof. This Warrant shall be exercised by presentation and surrender hereof to Somerset at the principal office of Somerset, accompanied by (i) a written notice of exercise, (ii) payment to Somerset, for the account of Somerset, of the Exercise Price for the number of shares of Common Stock specified in such notice, and (iii) a certificate of the Holder specifying the event or events which have occurred and entitle the Holder to exercise this Warrant. The Exercise Price for the number of shares of Common Stock specified in the notice shall be payable in immediately available funds.

Upon such presentation and surrender, Somerset shall issue promptly (and within one business day if requested by the Holder) to the Holder or its assignee, transferee or designee the number of shares of Common Stock to which the Holder is entitled hereunder. Somerset covenants and warrants that such shares of Common Stock, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, and free and clear of all liens and encumbrances.

If this Warrant should be exercised in part only, Somerset shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares of Common Stock issuable hereunder. Upon receipt by Somerset of this Warrant, in proper form for exercise, and subject to the limitations set forth in paragraph 2 of the Warrant Agreement, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Somerset may then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Somerset shall pay all expenses, and any and all United States federal, state and local taxes and other charges, that may be payable in connection with the preparation, issue and delivery of stock certificates pursuant to this Paragraph 1 in the name of the Holder or its assignee, transferee or designee.

2. Reservation of Shares; Preservation of Rights of Holder.

Somerset shall at all times while this Warrant is outstanding and unexercised, maintain and reserve, free from preemptive rights, such number of authorized but unissued shares of Common Stock as may be necessary so that this Warrant may be exercised without any additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to acquire shares of Common Stock at the time outstanding. Somerset further agrees that (i) it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act or omission, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder or under the Warrant Agreement by Somerset, (ii) it will promptly take all action (including (A) complying with all pre-merger notification, reporting and waiting period requirements specified in 15 U.S.C. §18a and the regulations promulgated thereunder and (B) in the event that, under Section 3 of the Bank Holding Company Act of 1956, as amended (12 U.S.C. §1842(a)(3)), or the Change in Bank Control Act of 1978, as amended (12 U.S.C. §1817(j)), prior approval of the Board of Governors of the Federal Reserve System (the “Board”) is necessary before this Warrant may be exercised, cooperating fully with the Holder in preparing any and all such applications and providing such information to the Board as the Board may require) in order to permit the Holder to exercise this Warrant and Somerset duly and effectively to issue shares of its Common Stock hereunder, and (iii) it will promptly take all action necessary to protect the rights of the Holder against dilution as provided herein.

3. Fractional Shares. Somerset shall not be required to issue fractional shares of Common Stock upon exercise of this Warrant but shall pay for any fractional shares in cash or by check at the Exercise Price.

4. Exchange or Loss of Warrant. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof at the principal office of Somerset for other warrants of different denominations entitling the Holder to purchase in the aggregate the same number of shares of Common Stock issuable hereunder. The term “Warrant” as used herein includes any warrants for which this Warrant may be exchanged. Upon receipt by Somerset of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, Somerset will execute and deliver a new Warrant of like tenor and date.

5. Repurchase. The Holder shall have the right to require Somerset to repurchase all or any portion of this Warrant under the terms and subject to the conditions of Paragraph 7 of the Warrant Agreement.

6. Adjustment. The number of shares of Common Stock issuable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as provided in this Paragraph 6.

(A) Stock Dividends, etc.

(1) Stock Dividends. In case Somerset shall pay or make a dividend or other distribution on any class of capital stock of Somerset in Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of shares and the total number of shares of Common Stock constituting such dividend or other distribution, such increase to become effective immediately after the opening of business on the day following such distribution.

(2) Subdivisions. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such increase or decrease, as the case may be, to become effective immediately after the opening of business on the day following the date upon which such subdivision or combination becomes effective.

(3) Reclassifications. The reclassification of Common Stock into securities (other than Common Stock) and/or cash and/or other consideration shall be deemed to involve a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number or amount of securities and/or cash and/or other consideration outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision becomes effective,” or “the day upon which such combination becomes effective,” as the case may be, within the meaning of clause (2) above.

(4) Optional Adjustments. Somerset may make such increases in the number of shares of Common Stock issuable upon exercise of this Warrant, in addition to those required by this subparagraph (A), as shall be determined by its Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for federal income tax purposes to the recipients.

(5) Adjustment to Exercise Price. Whenever the number of shares of Common Stock issuable upon exercise of this Warrant is adjusted as provided in this Paragraph 6(A), the Exercise Price shall be adjusted by a fraction in which the numerator is equal to the number of shares of Common Stock issuable prior to the adjustment and the denominator is equal to the number of shares of Common Stock issuable after the adjustment.

(B) Certain Sales of Common Stock.

(1) Adjustment to Shares Issuable. If and whenever Somerset sells or otherwise issues (other than under circumstances in which Paragraph 6(A) applies) any shares of Common Stock, the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased by multiplying such number of shares by a fraction, the denominator of which shall be the number shares of Common Stock outstanding at the close of business on the day immediately preceding the date of such sale or issuance and the numerator of which shall be the sum of such number of shares and the total number of shares constituting such sale or other issuance, such increase to become effective immediately after the opening of business on the day following such sale or issuance.

(2) Adjustment to Exercise Price. If and whenever Somerset sells or otherwise issues any shares of Common Stock (excluding any stock dividend or other issuance not for consideration to which Paragraph 6(A) applies) for a consideration per share which is less than the Exercise Price at the time of such sale or other issuance, then in each such case the Exercise Price shall be forthwith changed (but only if a reduction would result) to the price (calculated to the nearest cent) determined by dividing: (i) an amount equal to the sum of (aa) the number of shares of Common Stock outstanding immediately prior to such issue or sale, multiplied by the then effective Exercise Price, plus (bb) the total consideration, if any, received and deemed received by Somerset upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale.

(C) Definition. For purposes of this Paragraph 6, the term “Common Stock” shall include (1) any shares of Somerset of any class or series which has no preference or priority in the payment of dividends or in the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of Somerset and which is not subject to redemption by Somerset, and (2) any rights or options to subscribe for or to purchase shares of Common Stock or any stock or securities convertible into or exchangeable for shares of Common Stock (such convertible or exchangeable stock or securities being hereinafter called “Convertible Securities”), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable. For purposes of any adjustments made under Paragraph 6(A) or 6(B) as a result of the distribution, sale or other issuance of rights or options or Convertible Securities, the number of Shares of Common Stock outstanding after or as a result of the occurrence of events described in Paragraph 6(A)(1) or 6(B)(1) shall be calculated by assuming that all such rights, options or Convertible Securities have been exercised for the maximum number of shares issuable thereunder.

7. Notice.

(A) Whenever the number of shares of Common Stock for which this Warrant is exercisable is adjusted as provided in Paragraph 6, Somerset shall promptly compute such adjustment and mail to the Holder a certificate, signed by the principal financial officer of Somerset, setting forth the number of shares of Common Stock for which this Warrant is exercisable as a result of such adjustment having become effective.

(B) Upon the occurrence of any event which results in the Holder having the right to require Somerset to repurchase this Warrant, as provided in Paragraph 7 of the Warrant Agreement, Somerset shall promptly notify the Holder of such event; and Somerset shall promptly compute the Warrant Repurchase Price and furnish to the Holder a certificate, signed by the principal financial officer of Somerset, setting forth the Warrant Repurchase Price and the basis and computation thereof.

8. Rights of the Holder.

(A) Without limiting the foregoing or any remedies available to the Holder, it is specifically acknowledged that the Holder would not have an adequate remedy at law for any breach of the provisions of this Warrant and shall be entitled to specific performance of Somerset’s obligations under, and injunctive relief against any actual or threatened violation of the obligations of any Person (as defined in Paragraph 7 of the Warrant Agreement) subject to, this Warrant.

(B) The Holder shall not, by virtue of its status as Holder, be entitled to any rights of a shareholder in Somerset.

9. Termination. This Warrant and the rights conferred hereby shall terminate (i) upon the Effective Time of the Merger provided for in the Merger Agreement, (ii) upon a valid termination of the Merger Agreement (except a termination pursuant to Section 8.1(b)(iii) of the Merger Agreement) unless an event described in Paragraph 2 of the Warrant Agreement occurs prior to such termination in which case this Warrant and the rights conferred hereby, shall not terminate until 12 months after the occurrence of such event, or (iii) to the extent this Warrant has not previously been exercised, 12 months after the occurrence of an event described in Paragraph 2 of the Warrant Agreement (unless termination of the Merger Agreement in accordance with its terms (other than under Section 8.1(b)(iii) thereof occurs prior to the occurrence of such event, in which case (ii) above shall apply).

10. Governing Law. This Warrant shall be deemed to have been delivered in, and shall be governed by and interpreted in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that New Jersey law governs certain aspects of this Warrant as it relates to Somerset. In the event of any inconsistency between this Warrant and the terms of the Warrant Agreement, the terms of the Warrant Agreement shall govern.

[Signature Page Follows]

Dated: January 12, 2005

SVB FINANCIAL SERVICES, INC.

By:	/s/ Robert Corcoran
Robert Corcoran
President and Chief Executive Officer

Attest:	/s/ Elizabeth J. Balunis
Elizabeth J. Balunis
Secretary

Exhibit “C”

Opinion of Danielson Associates, Inc.

Danielson Associates Inc.

6001 Montrose Road, Suite 405

Rockville, Maryland 20852

(301) 468-4884 phone

(301) 468-0013 fax

April 11, 2005

Board of Directors

SVB Financial Services Inc.

70 East Main Street

Somerville, NJ 08876

Dear members of the Board,

Set forth herein is the updated opinion of Danielson Associates Inc. (“Danielson Associates”) as to the “fairness” of the offer by Fulton Financial Corporation (“Fulton”) of Lancaster, Pennsylvania to acquire all of the outstanding common stock and options to buy shares of common stock of SVB Financial Services, Inc. (“SVB”) of Somerville, New Jersey for $89.9 million. The “fair” sale value is defined at the price at which all of the shares of SVB’s common stock and options to buy common stock would change hands between a willing seller and a willing buyer with each having reasonable knowledge of the relevant facts. In opining as to the “fairness” of the offer, it also had to be determined if Fulton’s common stock that is to be exchanged for SVB’s common stock and options to buy common stock is “fairly” valued.

In preparing the original opinion, SVB’s and Fulton’s past performances and present financial conditions were analyzed and their businesses and future prospects were reviewed. Also conducted were other financial analyses as deemed appropriate such as comparable transactions and investment value calculations. Any unique considerations also were considered.

The original opinion was based partly on data supplied to Danielson Associates by SVB, but it relied on some public information all of which is believed to be reliable, but the completeness and the accuracy of such information cannot be guaranteed. In particular, the opinion assumed there were no major asset quality problems at SVB and Fulton beyond what was stated in recent reports to the regulatory agencies.

In determining the “fair” sale value of SVB, the primary emphasis was on prices paid relative to earnings for banking organizations that had similar market, structural and financial characteristics. These prices also were related to equity capital, commonly referred to as “book.”

In the original opinion, based on SVB’s recent performance, its future prospects and comparisons with similar transactions, it was determined that the “fair” sale value of SVB as of January 11, 2005 was between $82.3 and $89.3 million, or $19.60 and $21.16 per share. Thus, Fulton’s offer of $89.9 million, or $21.29 per share adjusted for options, through an exchange of Fulton’s common stock, which is “fairly” valued, and cash for all of SVB’s outstanding common stock and options to buy common stock is a “fair” offer for SVB and its shareholders from a financial point of view.

As of April 11, 2005, there have been no significant changes in either Fulton’s or SVB’s performance since the original opinion dated January 11, 2005. Therefore, the value of the offer is still “fair” from a financial point of view to SVB and its shareholders.

Respectfully submitted,

/s/ David G. Danielson
David G. Danielson
President
Danielson Associates Inc.

Exhibit “D”

Form of Election Form/Letter of Transmittal

THIS IS NOT A PROXY. PLEASE DO NOT SEND THIS FORM IN THE ENVELOPE WITH

YOUR PROXY CARD. INSTEAD, PLEASE RETURN THE COMPLETED FORM TO

FULTON FINANCIAL ADVISORS, N.A., THE EXCHANGE AGENT, IN THE ENCLOSED

ENVELOPE BEFORE THE ELECTION DEADLINE, WHICH IS JUNE         , 2005

(THE “ELECTION DEADLINE”).

SVB FINANCIAL SERVICES, INC.

70 EAST MAIN STREET

SOMERVILLE, NEW JERSEY

ELECTION FORM/LETTER OF TRANSMITTAL

Dear SVB Financial Services, Inc. Shareholder:

We are sending you this election form/letter of transmittal in connection with the merger transaction in which Fulton Financial Corporation proposes to acquire SVB Financial Services, Inc. You should carefully read the accompanying proxy statement/prospectus which discusses the merger in detail.

As more fully described in the accompanying proxy statement/prospectus, if the SVB shareholders adopt the merger agreement and all other merger conditions are satisfied or waived, SVB shareholders will receive merger consideration for each share of SVB common stock owned by them.

A completed election form/letter of transmittal must be received by the exchange agent no later than 5:00 p.m., New York City time, on June         , 2005 (the “Election Deadline”).

This form offers you an opportunity to indicate your preference to receive the following forms of merger consideration for your shares of SVB common stock:

•	with respect to all of your shares of SVB common stock, $21.00 in cash per share (a “Cash Election”),

•	with respect to all of your shares of SVB common stock, .9519 shares of Fulton common stock for each share of SVB common stock owned (a “Stock Election”),

•	with respect to 20% of your SVB common stock, $21.00 in cash per share, and with respect to 80% of your SVB common stock, .9519 shares of Fulton common stock for each share of SVB common stock owned (a “80% Cash/20% Stock Election”), or

•	with respect to 40% of your SVB common stock, $21.00 in cash per share, and with respect to 60% of your SVB common stock, .9519 shares of Fulton common stock for each share of SVB common stock owned (a “60% Cash/40% Stock Election”).

IF YOU DO NOT MAKE AN ELECTION, YOU WILL BE DEEMED TO HAVE MADE EITHER A CASH ELECTION OR A STOCK ELECTION, DEPENDING ON WHETHER PRORATION IS REQUIRED, AND IF PRORATION IS NOT REQUIRED, YOU WILL BE DEEMED TO HAVE MADE A STOCK ELECTION. See “THE MERGER — Proration” in the accompanying proxy statement/prospectus.

You should make an election on this form, but in certain circumstances, you will not receive the consideration you elect. For further information regarding potential adjustments to your election, see “THE MERGER — Proration “ in the accompanying proxy statement/prospectus.

You may revoke an election made by this form by providing notice to the Exchange Agent prior to the Election Deadline in accordance with the instructions included in Part A.2 of the “General Instructions” at the end of this form.

No fractional shares of Fulton common stock will be issued in the merger. Instead, each SVB shareholder who would otherwise be entitled to receive a fractional share will receive an amount in cash, rounded to the nearest whole cent, equal to the fractional interest multiplied by the volume weighted average sales price of Fulton common stock for the 10 trading days, during which trading in Fulton stock occurred, immediately preceding the second business day before we complete the merger.

Each SVB shareholder should complete this form and return it along with stock certificates, or a guarantee of delivery for the shares covered by this form:

•	by mail, overnight courier or hand delivery, to:

FULTON FINANCIAL ADVISORS, N.A.

Attn: Marylynn Darmstaetter

ONE PENN SQUARE

LANCASTER, PENNSYLVANIA 17604

IF THE EXCHANGE AGENT DOES NOT RECEIVE A PROPERLY COMPLETED AND SIGNED ELECTION FORM/LETTER OF TRANSMITTAL ALONG WITH THE APPLICABLE STOCK CERTIFICATES COVERED BY THIS FORM BY THE ELECTION DEADLINE, THEN THAT SHAREHOLDER WILL BE DEEMED NOT TO HAVE MADE A VALID ELECTION AND WILL BE TREATED AS IF THEY HAD MADE EITHER A CASH ELECTION OR A STOCK ELECTION, DEPENDING ON WHETHER PRORATION IS NECESSARY, WITH RESPECT TO ANY SHARES FOR WHICH THEY FAIL TO TIMELY MAKE AN ELECTION.

As a courtesy, the exchange agent may attempt to contact any SVB shareholder who fails to properly comply with these instructions (and who provides a phone number). However, there is no guarantee that any such contact will be made. In any event, each SVB shareholder is solely responsible for properly completing and timely returning the election form/letter of transmittal.

If the merger is not completed for any reason, this form will be void and of no effect. Certificate(s) for shares of SVB common stock previously delivered to the exchange agent will be promptly returned.

Under New Jersey law, SVB shareholders do not have the right to dissent from the merger. See “THE MERGER — No Dissenters’ Rights” in the accompanying proxy statement/prospectus.

Please read carefully the accompanying instructions to the election form and to the letter of transmittal, as well as the General Instructions for completing the election form/letter of transmittal. Then complete the information as required and return this form, along with all of your SVB stock certificates, or guarantee of delivery of shares in the enclosed envelope to the exchange agent no later than 5:00 p.m., New York City time, on the Election Deadline at the address listed above. Delivery of this form to an address other than as set forth above will not constitute a valid delivery. You must sign this form where requested.

The following are the required steps to properly complete this election form/letter of transmittal:

•	Step 1 — complete the election form;

•	Step 2A — locate all of your SVB stock certificates and complete the letter of transmittal;

•	Step 2B — if applicable, verify if your certificates are lost; and

•	Step 3 — complete the enclosed Form W-9. Instructions for each step are set forth in detail below.

INSTRUCTIONS FOR STEP 1

ELECTION FORM

SHARE IDENTIFICATION. You must identify the shares of SVB common stock that you own. In the spaces provided under the column titled “Name(s) and Address(es) of Registered Holder(s),” print the name(s) and address(es) of the registered holder(s). In the spaces provided under the column titled “Certificate Number,” insert the stock certificate number for each stock certificate you hold. In the spaces provided under the column titled “Number of Shares Represented By,” insert the number of shares represented by the corresponding stock certificate(s). At the bottom of the “Number of Shares Represented By” column, please insert the total number of shares of SVB common stock you own.

ELECTION. Indicate the consideration you would like to receive.

•	CASH ELECTION. You may choose to make a 100% cash election with respect to your shares of SVB common stock (a “Cash Election”). To make a Cash Election, you should check the appropriate box on the form.

•	STOCK ELECTION. You may choose to make a 100% stock election with respect to your shares of SVB common stock (a “Stock Election”). To make a Stock Election, you should check the appropriate box on the form.

•	CASH/STOCK ELECTION. You may choose to make a partial cash/ partial stock election with respect to your shares of SVB common stock (a “Cash/Stock Election”). To make a Cash/Stock Election, you should check the appropriate box and indicate one of two Cash/Stock Elections: 80% stock/20% cash OR 60% stock/40% cash.

NON-ELECTION. IF YOU FAIL TO MAKE AN AFFIRMATIVE ELECTION FOR YOUR SHARES, OR IF YOU FAIL TO PROPERLY SUBMIT THIS FORM, YOU WILL BE DEEMED TO HAVE MADE A CASH ELECTION OR STOCK ELECTION, DEPENDING ON WHETHER PRO-RATION IS NECESSARY.

PLEASE REVIEW CAREFULLY “THE MERGER — ELECTION” AND “— PRORATION” ON PAGE      OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS FOR AN EXPLANATION OF THE CONVERSION OF THE SHARES OF SVB COMMON STOCK. AS EXPLAINED IN THE PROXY STATEMENT/PROSPECTUS, YOU MAY NOT RECEIVE THE FORM OF CONSIDERATION THAT YOU ELECT.

Once you have completed Step 1, go to Step 2A

STEP 1

ELECTION FORM

IDENTIFY YOUR SHARES AND MAKE YOUR ELECTION

To be used to make an election to receive cash, shares of Fulton Financial Corporation or a combination of cash and Fulton shares in connection with the proposed acquisition of SVB Financial Services, Inc. by Fulton.

YOU SHOULD READ CAREFULLY THIS ELECTION FORM, INCLUDING THE ACCOMPANYING INSTRUCTIONS, BEFORE YOU COMPLETE IT.

1. About You and Your Shares—Indicate Address Changes as Necessary Below

Name and Address of Registered Holder(s) (If blank, please fill in exactly as name(s) appear(s) on certificate(s) or book-entry account)	Indicate Certificate Number(s)	Number of Shares Represented by the Certificate(s)
_________________________________________________________	________________	_______________
_________________________________________________________	________________	_______________
_________________________________________________________	________________	_______________
_________________________________________________________	________________	_______________
_________________________________________________________	________________	_______________

Total Number of Shares Delivered: _______________

2. Election options and required signatures. All SVB certificates must accompany this form (except as set forth in sections 2 and 5 of the instructions).

A. ELECTION OPTIONS — PLEASE CHOOSE ONE

☐ Exchange 100% of your SVB shares for CASH of $21.00 per share.

☐ Exchange 100% of your SVB shares for FULTON SHARES at the rate of

.9519 shares of Fulton for each share of SVB you own.

☐ Exchange 20% of your SVB shares for CASH of $21.00 per share

AND 80% of your SVB shares for FULTON SHARES at the

rate of .9519 shares of Fulton for each share of SVB you own.

☐ Exchange 40% of your SVB shares for CASH of $21.00 per share

AND 60% of your SVB shares for FULTON SHARES at the

rate of .9519 shares of Fulton for each share of SVB you own.

Note: all elections are subject to proration.

B. REQUIRED SIGNATURES — ALL SVB SHAREHOLDERS MUST SIGN BELOW.

Signature of Shareholder	Date	Daytime Telephone Number

Signature of Shareholder	Date	Daytime Telephone Number

INSTRUCTIONS FOR STEP 2A

LETTER OF TRANSMITTAL

Regardless of your election in Step 1, if you are a SVB shareholder, you must send all of your SVB common stock certificates to the exchange agent with the following letter of transmittal. See General Instruction A.1.

Please read and sign the letter of transmittal on the following page.

If you have all of the stock certificates representing your shares of SVB common stock as set forth below, sign the letter of transmittal and go to Step 3. See General Instruction D.2 regarding the proper form of signatures.

If you have lost any or all of the stock certificates representing your shares of SVB common stock, in addition to signing the letter of transmittal and sending it to the exchange agent together with any stock certificates you do have as described above, you must complete Step 2B with respect to any certificates you have lost.

The exchange agent will issue you a single check and/or a single book entry representing Fulton common stock. If you would prefer to receive a stock certificate, please check the box in the “Receipt of Certificates” section below. If you request a stock certificate, the exchange agent will issue a single certificate representing the Fulton common stock.

STEP 2A

LETTER OF TRANSMITTAL

Fulton Financial Advisors, N.A., Exchange Agent:

In connection with the merger, the undersigned hereby submits the stock certificate(s) representing the undersigned’s shares of SVB Financial Services, Inc. common stock to Fulton Financial Advisors, Inc., the exchange agent designated by SVB Financial Services, Inc. (“SVB”) and Fulton Financial Corporation (“Fulton”), or its replacement or successor, and instructs the exchange agent, following the effective time of the merger, to deliver to the undersigned, in exchange for the undersigned’s shares of SVB common stock, cash and/or shares of Fulton Common Stock pursuant to the undersigned’s election as set forth on the election form enclosed with this letter of transmittal. The undersigned understands that the undersigned’s election may be adjusted pursuant to the terms of the merger agreement.

The undersigned represents and warrants that the undersigned has full power and authority to surrender the stock certificate(s) surrendered herewith. The undersigned will, upon request, execute and deliver any additional documents reasonably deemed by the exchange agent or Fulton to be appropriate or necessary to complete the sale, assignment, or transfer of the shares of SVB common stock. All authority conferred or agreed to be conferred in this letter of transmittal shall be binding upon the successors, assigns, heirs, executors, administrators, and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

Please issue any certificate for shares of Fulton common stock and/or any check payable in exchange for the undersigned’s shares of SVB common stock in the name of the registered holder(s) of such shares of SVB common stock. Similarly, please mail any certificate for shares of Fulton common stock and/or any check payable in exchange for the undersigned’s shares of SVB common stock to the registered holder(s) of such shares of SVB common stock at the address or addresses shown below.

REGISTERED SVB SHAREHOLDER(S) SIGN HERE

Signature of Shareholder	Signature of Shareholder

Print Name:	Print Name:

Social Security or Tax ID Number	Social Security or Tax ID Number

Address:	Address:

Date:	, 2005	Date:	, 2005

INSTRUCTION FOR STEP 2B

CERTIFY IF CERTIFICATE(S) ARE LOST

If you are unable to locate some or all of the stock certificates representing your shares of SVB common stock, please contact the exchange agent at the following address:

Fulton Financial Advisors

Attn: Marylynn Darmstaetter

One Penn Square

Lancaster, PA 17602

Telephone: 800.626.0155

INSTRUCTION FOR STEP 3

COMPLETE ENCLOSED FORM W-9

SVB shareholders must complete the enclosed Form W-9 to avoid having 28% of any cash payment withheld for federal income tax purposes.

GENERAL INSTRUCTIONS

A. SPECIAL CONDITIONS.

1. TIME IN WHICH TO ELECT. To be effective, a completed election form/letter of transmittal and your SVB common stock certificate(s) must be received by the exchange agent at the address set forth on page 2 no later than the “Election Deadline.” If the merger is approved and thereafter completed, and if the exchange agent has not received a properly completed election form/letter of transmittal prior to the Election Deadline, you will be deemed to have made an election to receive cash or stock consideration, depending on whether proration is necessary.

2. REVOCATION OF ELECTION. An election may be revoked by the person who submitted the election form/letter of transmittal to the exchange agent by written notice to the exchange agent, or by withdrawal of the shares of SVB common stock deposited by such person with the exchange agent, prior to the Election Deadline. A holder may submit a new election form at the time it revokes an earlier election or at any time after revoking an earlier election, but the exchange agent MUST receive the revocation and the new election form before the Election Deadline for the revocation and new election to be effective. If the merger agreement is terminated, all election forms/letters of transmittal will automatically be revoked and the stock certificates tendered will be promptly returned to you.

B. ELECTION PROCEDURES.

A description of the election procedures is contained in the proxy statement/prospectus under “THE MERGER AGREEMENT — Procedures for Shareholder Elections” and is fully set forth in the merger agreement. All elections are subject to compliance with those procedures. Before making any election, you should read carefully, among other matters, the information contained in the proxy statement/prospectus under “THE MERGER — Material Federal Income Consequences.” See also “RISK FACTORS — Risks Related to the Merger.”

As a result of the election procedures, you may receive shares of Fulton common stock and/or cash in amounts that vary from your election in Step 1. You will not be able to change the number of shares or the amount of cash allocated to you by the exchange agent pursuant to the election procedures.

C. RECEIPT OF SHARES OR CASH.

As soon as practicable after the Closing Date, Fulton will instruct the exchange agent to mail physical certificate(s) (if you have so indicated) or effect a single book entry representing your shares of Fulton common stock and/or cash payments by check to you or as you otherwise instruct in this election form/letter of transmittal (if you complete the “Wiring Instructions” in Step 2A of this form and you are to receive at least $500,000, cash will be sent to you by wire transfer) as soon as is practicable. If you fail to submit a properly completed election form/letter of transmittal and stock certificates covered by the election form/letter of transmittal by the

Election Deadline as set forth above, you will be deemed to have made an election to receive cash consideration or Fulton common stock consideration, depending on whether proration is necessary. You will be entitled to receive the applicable merger consideration after the certificate(s) representing such shares of SVB common stock have been submitted.

No fractional shares of Fulton common stock will be issued in the merger. Instead, each SVB shareholder that otherwise would be entitled to receive a fractional share will receive an amount in cash equal to that fraction multiplied by the per share value of the Fulton common stock as determined in accordance with the terms of the merger agreement.

D. GENERAL.

1. EXECUTION AND DELIVERY. This election form/letter of transmittal must be properly filled in, dated, and signed in all applicable places, and must be delivered (together with all of the other required materials) to the exchange agent at the address as set forth on page 2. THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT YOUR OPTION AND RISK, BUT IF YOU CHOOSE TO RETURN YOUR MATERIALS BY MAIL, WE SUGGEST YOU SEND THEM BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, USING THE ENCLOSED ENVELOPE.

2. SIGNATURES. The signature (or signatures, in the case of certificates owned by two or more joint holders) on this form should correspond exactly with the name(s) as written on the face of the certificate(s) submitted.

If this form or any stock certificate(s) or stock power(s) is signed by a trustee, executor administrator, guardian, officer of a corporation, attorney-in-fact, or any other person acting in a representative or fiduciary capacity, the person signing must give the signing person’s full title in such capacity.

3. NEW CERTIFICATES AND CHECKS IN SAME NAME. If you are receiving any shares of Fulton common stock, the stock certificate(s) representing such shares of Fulton common stock and/or any check(s) in respect of shares of SVB common stock shall be registered in, or payable to the order of, exactly the same name(s) that appears on the certificate(s) Representing such shares of SVB common stock submitted with this form. No endorsement of certificate(s) or separate stock power(s) is required.

4. GUARANTEE OF SIGNATURE. No signature guarantee is required on this form if it is signed by the registered holder(s) of the shares of SVB common stock surrendered under this form, and the shares of Fulton common stock and/or the check are to be issued and/or payable to the record holder(s) without any change or correction in the name of the record holder(s). In all other cases, all signatures on this form must be guaranteed. All signatures required to be guaranteed must be guaranteed by a member firm of a registered national securities exchange or of the NASD, Inc., or a commercial bank or trust company in the United States. Public notaries cannot execute acceptable guarantees of signatures. Contact your broker to determine if they can provide such a guarantee.

5. MISCELLANEOUS. A single check, or wire transfer, and/or stock certificates or a single book entry representing shares of Fulton common stock to be received will be issued to you unless you have instructed us otherwise in this form.

All questions with respect to this form (including, without limitation, questions relating to the timeliness or effectiveness of any election or the revocation of any election, and computations as to any adjustments) will be determined by the exchange agent, which determination shall be conclusive and binding.

6. BACKUP FEDERAL INCOME TAX WITHHOLDING AND FORM W-9. Under the “backup withholding” provisions of U.S. federal income tax law, any payments made to you pursuant to the merger may be subject to backup withholding of 28%. To prevent backup withholding, SVB shareholders must complete and sign the Form W-9 included in Step 3 of this form and either (a) provide your correct taxpayer identification number (“TIN”) and certify, under penalties of perjury, that the TIN provided is correct (or that you are awaiting a TIN), and that (i) you have not been notified by the IRS that you have been subjected to backup withholding as a result of failure to report all interest or dividends or (ii) the IRS has notified you that you are no longer subject to backup withholding; or (b) provide an adequate basis for exemption. If the bottom portion of the Form W-9 is signed as indicating that you are awaiting a TIN, the exchange agent will retain 28% of cash payments made to you during the 60 day period after the date of the Form W-9. If you furnish the exchange agent with your TIN within 60 days of the date of the Form W-9, the exchange agent will remit those withheld amounts retained during this 60-day period to you. If, however, you have not provided the exchange agent with your TIN within this 60-day period, the exchange agent will remit these previously retained amounts to the IRS as backup withholding. In general, if you are an individual, the TIN is your social security-number. If the certificates for SVB common stock are registered in more than one name or are not in the name of the actual owner, consult the Guidelines for Certification of Taxpayer Identification Number on page 15 for additional guidance on which number to report. If the exchange agent is not provided with the correct TIN or an adequate basis for exemption, the holder may be subject to a $50 penalty imposed by the IRS and backup withholding at a rate of 28%. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the exchange agent that a foreign individual qualifies as an exempt recipient, such holder must submit a statement (generally, IRS Form W-8), signed under penalties of perjury, attesting to that individual’s exempt status. A form for this statement can be obtained from the exchange agent.

For further information concerning backup withholding and instructions for completing the Form W-9 (including how to obtain a TIN if you do not have one and how to complete the Form W-9 if stock is held in more than one name), consult the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 on page 15.

Failure to complete the Form W-9 will not, by itself, cause your shares of SVB common stock to be deemed invalidly tendered, but may require the exchange agent to withhold 28% of the amount of any payments made pursuant to the merger. Backup withholding is not an additional U.S. federal income tax. Rather the U.S. federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director’s liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The bylaws of Fulton Financial provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director’s liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Fulton Financial.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See Exhibit Index.

(b)	Financial Statement Schedules.

None required.

Item 22.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on March 15, 2005.

FULTON FINANCIAL CORPORATION

By:	/s/ RUFUS A. FULTON, JR.
Rufus A. Fulton, Jr., Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George R. Barr, Jr. and Charles J. Nugent and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacity, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	CAPACITY	DATE

/s/ JEFFREY G. ALBERTSON Jeffrey G. Albertson	Director	March 15, 2005

/s/ DONALD M. BOWMAN, JR. Donald M. Bowman, Jr.	Director	March 15, 2005

/s/ BETH ANN L. CHIVINSKI Beth Ann L. Chivinski	Executive Vice President and Controller (Principal Accounting Officer)	March 15, 2005

/s/ CRAIG A. DALLY Craig A. Dally	Director	March 15, 2005

/s/ CLARK S. FRAME Clark S. Frame	Director	March 15, 2005

/s/ PATRICK J. FREER Patrick J. Freer	Director	March 15, 2005

/s/ RUFUS A. FULTON, JR. Rufus A. Fulton, Jr.	Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer)	March 15, 2005

/s/ EUGENE H. GARDNER Eugene H. Gardner	Director	March 15, 2005

/s/ CHARLES V. HENRY III Charles V. Henry III	Director	March 15, 2005

/s/ GEORGE W. HODGES George W. Hodges	Director	March 15, 2005

/s/ CAROLYN R. HOLLERAN Carolyn R. Holleran	Director	March 15, 2005

/s/ CLYDE W. HORST Clyde W. Horst	Director	March 15, 2005

/s/ THOMAS W. HUNT Thomas W. Hunt	Director	March 15, 2005

/s/ DONALD W. LESHER, JR. Donald W. Lesher, Jr.	Director	March 15, 2005

/s/ JOSEPH J. MOWAD, M.D. Joseph J. Mowad, M.D.	Director	March 15, 2005

/s/ CHARLES J. NUGENT Charles J. Nugent	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	March 15, 2005

/s/ ABRAHAM S. OPATUT Abraham S. Opatut	Director	March 15, 2005

/s/ MARY ANN RUSSELL Mary Ann Russell	Director	March 15, 2005

/s/ JOHN O. SHIRK John O. Shirk	Director	March 15, 2005

/s/ R. SCOTT SMITH, JR. R. Scott Smith, Jr.	President, Chief Operating Officer and Director	March 15, 2005

/s/ GARY A. STEWART Gary A. Stewart	Director	March 15, 2005

II--6

Index of Exhibits

No.	Title	Page

2	Agreement and Plan of Merger, dated January 11, 2005, between Fulton Financial Corporation and SVB Financial Services, Inc. (Furnished as Exhibit A to the document which is included in Part I of the Registration Statement.)	A-1

3.1	Articles of Incorporation, as amended and restated, of Fulton Financial Corporation.

3.2	Bylaws of Fulton Financial Corporation, as amended.

4	Rights Agreement, dated April 27, 1999, between Fulton Financial Corporation and Fulton Bank (Incorporated by reference to Fulton Financial Corporation’s Form 8-K, Exhibit 4, filed May 6, 1999.)

5.1	Opinion of Barley Snyder LLC regarding legality

8	Opinion of Barley Snyder LLC regarding tax matters

13	Annual Report on Form 10-K for Fulton Financial Corporation for the year ending December 31, 2004 (Incorporated by reference to Fulton Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.)

21	Subsidiaries of Registrant (Incorporated by reference to Fulton Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004.)

23.1	Consent of Barley Snyder LLC (Included as part of Exhibit 5.1 and Exhibit 8.)

23.2	Consent of Danielson Associates, Inc.

23.3	Consent of KPMG LLP

23.4	Consent of Grant Thornton

24	Power of Attorney (Included in the signature page)

99.1	Form of Proxy

99.2	Letter to shareholders of SVB Financial Services, Inc.

99.3	Notice of Special Meeting of Shareholders of SVB Financial Services, Inc.

99.4	Form of Election Form/Letter of Transmittal (Furnished as Exhibit D to the document which is included in Part I of the Registration Statement)	D-1